As filed with the Securities and Exchange Commission on July 11, 2019.

Registration No. 333-[   ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S&T BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	6022	25-1434426
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mark Kochvar
Senior Executive Vice President and Chief Financial Officer
S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Gerald F. Sopp Executive Vice President and Chief Financial Officer DNB Financial Corporation 4 Brandywine Avenue Downingtown, PA 19335 (484) 359-3138	Christopher S. Connell, Esq. Thomas L. Hanley, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 (215) 564-8000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $2.50 per share	5,319,579(1)	N/A	$197,478,485.19(2)	$23,934.39(3)

(1)	Represents the estimated maximum number of shares of common stock, par value $2.50 per share, of the registrant (“S&T common stock”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “merger”), calculated as the product of (i) the sum of (x) 4,331,121 shares of common stock, par value $1.00 per share, of DNB Financial Corporation, a Pennsylvania corporation (“DNB common stock”), outstanding as of June 28, 2019 and (y) 29,190 shares of DNB common stock to be issued in respect of outstanding DNB restricted stock awards outstanding as of June 28, 2019 and that will vest in full upon completion of the merger, multiplied by (ii) 1.22, the exchange ratio under the merger agreement.
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is equal to the product of (x) $45.29 (the average of the high and low prices of DNB common stock as reported on the NASDAQ on July 9, 2019) and (y) 4,360,311, the estimated maximum number of shares of DNB common stock, including shares of DNB common stock to be issued in respect of outstanding DNB restricted stock awards that will vest in full upon completion of the merger, that may be exchanged for the merger consideration.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $23,934.94, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of $197,478,485.19.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 11, 2019

Proxy Statement of DNB Financial Corporation

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of DNB Financial Corporation:

On June 5, 2019, DNB Financial Corporation (which we refer to as “DNB”) and S&T Bancorp, Inc. (which we refer to as “S&T”) entered into an Agreement and Plan of Merger (which, as it may be amended, supplemented or modified from time to time, we refer to as the “merger agreement”), pursuant to which DNB will merge with and into S&T. Immediately following the completion of the merger, DNB First, National Association, a wholly owned bank subsidiary of DNB (which we refer to as “DNB Bank”), will merge with and into S&T Bank, S&T’s wholly owned bank subsidiary, with S&T Bank continuing as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of DNB common stock will be converted into the right to receive 1.22 shares of S&T common stock (which we refer to as the “merger consideration”). Based on S&T’s closing price of $38.15 per share on June 5, 2019, the last trading day before the announcement of the merger agreement, the merger consideration represented approximately $46.54 for each share of DNB common stock. Based on S&T’s closing price of $[      ] per share on [         ], the last practicable trading day before the date of the enclosed proxy statement/prospectus, the merger consideration represented approximately $[      ] for each share of DNB common stock. We encourage you to obtain current market quotations for the common stock of S&T and DNB before you vote. S&T common stock is currently quoted on the NASDAQ Stock Market (which we refer to as the “NASDAQ”) under the symbol “STBA.” DNB common stock is currently quoted on the NASDAQ under the symbol “DNBF.”

The maximum number of shares of S&T common stock to be delivered to holders of shares of DNB common stock upon completion of the merger is approximately [         ] shares, based on [         ] shares of DNB common stock and [         ] restricted stock awards in respect of DNB common stock, in each case outstanding as of [         ], 2019.

DNB will hold a special meeting of its shareholders in connection with the merger. DNB shareholders will be asked to vote to approve the merger agreement and approve related matters, as described in the attached proxy statement/prospectus.

The special meeting of DNB shareholders will be held will be held on [         ], [         ], 2019, at [         ] [a.m.] [p.m.] local time, at the Downingtown Country Club, located at 85 Country Club Drive, Downingtown, PA 19335.

Your vote is important. We cannot complete the merger unless DNB’s shareholders approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DNB common stock entitled to vote on the proposal. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed proxy statement/prospectus.

The DNB board of directors unanimously recommends that DNB shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the other matters to be considered at the DNB special meeting.

The enclosed proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 22, for a discussion of the risks relating to the proposed merger. You also can obtain information about S&T and DNB from documents that each has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, you should please contact Gerald F. Sopp, Executive Vice President and Chief Financial Officer, 4 Brandywine Avenue, Downingtown, PA 19335, or by telephone at (484) 359-3138. We look forward to seeing you at the meeting.

William J. Hieb President and Chief Executive Officer DNB Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if the enclosed proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbanking subsidiary of either S&T or DNB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the enclosed proxy statement/prospectus is [         ], and it is first being mailed or otherwise delivered to the shareholders of DNB on or about [         ].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of DNB Financial Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of DNB Financial Corporation (which we refer to as “DNB”) will be held on [         ], [         ], 2019, at [         ] [a.m.] [p.m.] local time, at the Downingtown Country Club, located at 85 Country Club Drive, Downingtown, PA 19335, to consider and vote upon the following matters:

•	A proposal to approve the Agreement and Plan of Merger, dated as of June 5, 2019, by and between DNB and S&T Bancorp, Inc. (which we refer to as “S&T”), pursuant to which DNB will merge with and into S&T, as more fully described in the enclosed proxy statement/prospectus (which we refer to as the “DNB merger proposal”);
•	A proposal to authorize the adjournment of the DNB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the DNB merger proposal (which we refer to as the “DNB adjournment proposal”); and
•	A proposal to adopt an advisory (non-binding) resolution approving the compensation that certain executive officers of DNB may receive in connection with the merger pursuant to agreements or arrangements with DNB (which we refer to as the “DNB compensation proposal”).

We have fixed the close of business on [         ], 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the DNB special meeting. Only holders of record of DNB’s common stock at the close of business on that date are entitled to notice of, and to vote at, the DNB special meeting or any adjournment or postponement thereof. Approval of the DNB merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of DNB’s common stock entitled to vote on the proposal. Approval of each of the DNB adjournment proposal and the DNB compensation proposal requires the votes cast by DNB shareholders in favor of such proposal to exceed the votes cast by DNB shareholders against such proposal at the DNB special meeting.

The DNB board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that DNB shareholders vote “FOR” the DNB merger proposal, “FOR” the DNB adjournment proposal and “FOR” the DNB compensation proposal.

Your vote is very important. We cannot complete the merger unless DNB’s shareholders approve the DNB merger proposal.

Whether or not you plan to attend the special meeting, we encourage you to execute and return the enclosed proxy card promptly in the enclosed self-addressed envelope or to vote your shares in advance of the DNB special meeting by Internet or phone, as described in the accompanying proxy statement/prospectus. If you decide to attend the meeting, then you may, if you desire, revoke the proxy and vote the shares in person. If you hold your stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of DNB common stock, please contact Gerald F. Sopp, Executive Vice President and Chief Financial Officer, 4 Brandywine Avenue, Downingtown, PA 19335, or by telephone at (484) 359-3138.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald F. Sopp Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about S&T Bancorp, Inc (which we refer to as “S&T”) and DNB Financial Corporation (which we refer to as “DNB”) from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by S&T and/or DNB at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

S&T Bancorp, Inc. 800 Philadelphia Street Indiana, Pennsylvania 15701 Attention: Investor Relations Telephone: (800) 325-2265	DNB Financial Corporation 4 Brandywine Avenue Downingtown, Pennsylvania 19335 Attention: Gerald F. Sopp, Executive Vice President and Chief Financial Officer Telephone: (484) 359-3138

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the DNB special meeting. This means that DNB shareholders requesting documents must do so by [         ] to receive them before the DNB special meeting.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [         ], 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to DNB shareholders nor the issuance by S&T of shares of S&T common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding DNB has been provided by DNB, and information contained in this document regarding S&T has been provided by S&T.

See “Where You Can Find More Information” for more details.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE DNB SPECIAL MEETING

The following are some questions that you may have about the merger and the DNB special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the DNB special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?
A:	S&T has entered into an Agreement and Plan of Merger, dated as of June 5, 2019, with DNB (which, as it may be amended, supplemented or modified from time to time, we refer to as the “merger agreement”). Under the merger agreement, DNB will be merged with and into S&T (which we refer to as the “merger”), with S&T continuing as the surviving corporation (which we refer to as the “surviving corporation”). Immediately following the merger, DNB First, National Association, a wholly owned bank subsidiary of DNB (which we refer to as “DNB Bank”), will merge with and into S&T Bank, S&T’s wholly owned bank subsidiary, with S&T Bank continuing as the surviving bank (which we refer to as the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, DNB shareholders approve the proposal to approve the merger agreement and the transactions contemplated by the merger agreement (which we refer to as the “DNB merger proposal”).

In addition, DNB is soliciting proxies from its shareholders with respect to two additional proposals, approvals of which are not conditions to the completion of the merger:

•	a proposal to adjourn the DNB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the DNB merger proposal (which we refer to as the “DNB adjournment proposal”); and
•	a proposal to adopt an advisory (non-binding) resolution approving the compensation that certain executive officers of DNB may receive in connection with the merger pursuant to agreements or arrangements with DNB (which we refer to as the “DNB compensation proposal”).

DNB will hold a special meeting of shareholders to obtain these approvals (which we refer to as the “DNB special meeting”). This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the DNB special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

This proxy statement/prospectus constitutes both a proxy statement of DNB and a prospectus of S&T. It is a proxy statement because the board of directors of DNB is soliciting proxies using this proxy statement/prospectus from DNB shareholders. It is a prospectus because S&T, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of DNB common stock in the merger.

Q:	What will I receive in the merger?
A:	DNB Shareholders: If the merger is completed, you will receive 1.22 shares of S&T common stock for each share of DNB common stock that you hold immediately prior to the merger (which we refer to as the “merger consideration”). S&T will not issue any fractional shares of S&T common stock in the merger. DNB shareholders who otherwise would be entitled to a fraction of a share of S&T common stock will receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction of a share of S&T common stock to which the holder would otherwise be entitled and (ii) the average closing price per share, rounded to the nearest cent, of S&T common stock on the NASDAQ Stock Market (which we refer to as the “NASDAQ”) for the consecutive 10 trading days immediately preceding (but not including) the closing date of the merger (which we refer to as the “S&T share value”).

As a result of the merger, based on the number of shares of S&T and DNB common stock outstanding as of [   ], the last practicable trading day before the date of this proxy statement/prospectus, approximately

[   ]% of the outstanding S&T common stock following the merger will be held by shareholders that were holders of S&T common stock immediately prior to the effectiveness of the merger, and approximately [   ]% of outstanding S&T common stock will be held by shareholders that were holders of DNB common stock immediately prior to the effectiveness of the merger (without giving effect to any shares of S&T common stock held by DNB shareholders prior to the merger).

Based on S&T’s closing price of $38.15 per share on June 5, 2019, the last trading day before the announcement of the merger agreement, the merger consideration represented approximately $46.54 for each share of DNB common stock. Based on S&T’s closing price of $[ ] per share on [ ], the last practicable trading day before the date of this proxy statement/prospectus, the merger consideration represented approximately $[ ] for each share of DNB common stock.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:	The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for S&T common stock. In the merger, DNB shareholders will receive 1.22 shares (which we refer to as the “exchange ratio”) of S&T common stock for each share of DNB common stock they hold. Any fluctuation in the market price of S&T common stock after the date of this proxy statement/prospectus and before the effective time of the merger (which we refer to as the “effective time”) will change the value of the shares of S&T common stock that DNB shareholders will receive.
Q:	How will the merger affect DNB equity awards?
A:	Each restricted stock award in respect of DNB common stock will vest in full and the restrictions thereon will lapse and will be converted into a right to receive the merger consideration (less applicable tax withholdings) with respect to each share of DNB common stock subject to the award.
Q:	How does DNB’s board of directors recommend that I vote at the DNB special meeting?
A:	DNB’s board of directors (which we refer to as the “DNB board of directors”) unanimously recommends that DNB’s shareholders vote “FOR” the DNB merger proposal, “FOR” the DNB adjournment proposal and “FOR” the DNB compensation proposal.
Q:	When and where is the special meeting?
A:	The DNB special meeting will be held on [ ], [ ], 2019, at [ ] [a.m.] [p.m.] local time, at the Downingtown Country Club, located at 85 Country Club Drive, Downingtown, PA 19335.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible or vote by Internet or phone, as described in this proxy statement/prospectus. If you hold your shares in “street name” through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee. “Street name” shareholders who wish to vote in person at the DNB special meeting will need to obtain a legal proxy from the institution that holds their shares.
Q:	What constitutes a quorum for the DNB special meeting?
A:	The presence at the DNB special meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each proposal will constitute a quorum for each respective proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal.

Q:	What is the vote required to approve each proposal?
A:	Approval of the DNB merger proposal requires the affirmative vote of a majority of the outstanding shares of DNB common stock entitled to vote on the proposal. If you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the DNB special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the DNB merger proposal, it will have the same effect as a vote “AGAINST” the DNB merger proposal.

Approval of each of the DNB adjournment proposal and the DNB compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting.

Q:	Will my vote affect the amounts that certain executive officers of DNB may receive in connection with the merger?
A:	Certain of DNB’s executive officers are entitled, pursuant to the terms of their existing compensation arrangements with DNB, to receive certain payments in connection with the merger. If the merger is completed, S&T, as successor to DNB, is contractually obligated to make these payments to these executives (under certain circumstances). Accordingly, even if the DNB shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements and the merger agreement. DNB is seeking your approval of these payments on an advisory (non-binding) basis in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.
Q:	Why is my vote important?
A:	If you do not return your proxy, it will be more difficult for DNB to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or your abstention will have the same effect as a vote “AGAINST” approval of the DNB merger proposal.

The DNB merger proposal must be approved by the affirmative vote of at least a majority of the outstanding shares of DNB common stock entitled to vote on the merger agreement.

The DNB board of directors unanimously recommend that you vote “FOR” the merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. Under stock exchange rules, banks, brokers and other nominees who hold shares of DNB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the DNB special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the bank, broker or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of DNB common stock in “street name,” your bank, broker or other nominee will vote your shares of DNB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus. We believe that the DNB merger proposal, the DNB adjournment proposal and the DNB compensation proposal are “non-routine” proposals, and your bank, broker or other nominee can vote your shares of DNB common stock only with your specific voting instructions.
Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. All DNB shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. DNB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Can I change my vote?
A:	Yes. If you are a holder of record of DNB common stock, you may revoke any proxy at any time before it is voted at the DNB special meeting by (1) signing and returning a duly executed proxy card with a later date or re-voting by phone or over the Internet at a later time, (2) delivering a written revocation letter to Gerald F. Sopp, DNB’s Corporate Secretary, or (3) attending the DNB special meeting and voting in person. Attendance at the DNB special meeting by itself will not automatically revoke your proxy or change your vote – you must cast a new vote at the DNB special meeting in order to revoke your prior vote. A revocation or later-dated proxy received by DNB after the vote will not affect the vote. The mailing address of DNB’s Corporate Secretary is: DNB Financial Corporation, 4 Brandywine Avenue, Downingtown, Pennsylvania 19335, Attention: Gerald F. Sopp. If you hold your shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee to revoke your proxy or change your vote.
Q:	Will DNB be required to submit the proposal to approve the merger agreement and the transactions contemplated by the merger agreement to its shareholders even if the DNB board of directors has withdrawn, modified or qualified its recommendation?
A:	Yes. DNB is required to submit the proposal to approve the merger agreement and the transactions contemplated by the merger agreement to its shareholders even if the DNB board of directors has withdrawn, modified or qualified its recommendation.
Q:	What are the U.S. federal income tax consequences of the merger to DNB shareholders?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of S&T and DNB to complete the merger that each of S&T and DNB receives a legal opinion to that effect. Accordingly, holders of DNB common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of DNB common stock for shares of S&T common stock in the merger, except with respect to any cash received instead of fractional shares of S&T common stock.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of DNB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Are DNB shareholders entitled to appraisal or dissenters’ rights?
A:	No. Under Pennsylvania law, holders of DNB common stock are not entitled to exercise appraisal or dissenters’ rights with respect to the proposed merger or the other transactions contemplated by the merger agreement.
Q:	If I am a DNB shareholder, should I send in my DNB stock certificates now?
A:	No. Please do not return your DNB stock certificates with your proxy. After the completion of the merger, an exchange agent selected by S&T will send you instructions for exchanging DNB stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”
Q:	What should I do if I hold my shares of DNB common stock in book-entry form?
A:	You are not required to take any special additional actions if your shares of DNB common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book-entry shares into the merger consideration, including shares of S&T common stock in book-entry form and any cash to be paid instead of fractional shares in the merger.

Q:	What should I do if I receive more than one set of voting materials?
A:	DNB shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of DNB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of DNB common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of DNB common stock that you own.
Q:	Whom may I contact if I cannot locate my DNB stock certificate(s)?
A:	If you are unable to locate your original DNB stock certificate(s), you should contact DNB’s transfer agent, Computershare Shareholder Services, 211 Quality Circle, Suite 210, P.O. Box 30170, College Station, TX 77842-3170, or by telephone at (800) 368-5948.
Q:	When do you expect to complete the merger?
A:	S&T and DNB expect to complete the merger in the fourth quarter of 2019. However, neither S&T nor DNB can assure you of when or if the merger will be completed. S&T and DNB must first satisfy certain closing conditions, including obtaining the necessary DNB shareholder approval and regulatory approvals.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, DNB common shareholders will not receive any consideration for their shares of DNB common stock in connection with the merger. Instead, DNB will remain an independent, public company, and DNB common stock will continue to be traded on the NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, DNB may be required to pay a termination fee. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which a termination fee will be required to be paid.
Q:	Where can I find the voting results of the DNB special meeting?
A:	The preliminary voting results will be announced at the DNB special meeting. In addition, within four business days following certification of the final voting results, DNB will disclose the final voting results of its special meeting on a Current Report on Form 8-K filed with the SEC.
Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement and the transactions contemplated by the merger agreement?
A:	Yes. You should read and carefully consider the risk factors set forth in the “Risk Factors” section beginning on page 22 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of S&T and DNB contained in the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:	Whom should I call with questions?
A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of DNB common stock, you should contact Gerald F. Sopp, Executive Vice President and Chief Financial Officer, at 4 Brandywine Avenue, Downingtown, PA 19335, or by telephone at (484) 359-3138.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Merger and the Merger Agreement (Page 33)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, DNB will merge with and into S&T, with S&T continuing as the surviving corporation. Immediately thereafter, DNB Bank, DNB’s wholly owned banking subsidiary, will merge with and into S&T’s wholly owned banking subsidiary, S&T Bank, with S&T Bank continuing as the surviving bank.

The Merger Consideration (Page 57)

If the merger is completed, DNB common shareholders will receive 1.22 shares of S&T common stock for each share of DNB common stock they hold immediately prior to the merger. S&T will not issue any fractional shares of S&T common stock in the merger. DNB shareholders who otherwise would be entitled to a fraction of a share of S&T common stock will receive an amount in cash (rounded to the nearest whole cent) equal to the product of (x) the fraction of a share of S&T common stock to which the holder would otherwise be entitled and (y) the average closing price per share, rounded to the nearest cent, of S&T common stock on the NASDAQ for the consecutive 10 trading days immediately preceding (but not including) the closing date of the merger.

For example, if you hold 125 shares of DNB common stock, you will receive 152 shares of S&T common stock and a cash payment instead of the 0.5 shares of S&T common stock that you otherwise would have received (125 shares × 1.22 = 152.5 shares).

The market value of the merger consideration will fluctuate with the market price of S&T common stock and will not be known at the time DNB shareholders vote on the merger. Any fluctuation in the market price of S&T common stock after the date of this proxy statement/prospectus will change the value of the shares of S&T common stock that DNB shareholders will receive.

Recommendation of DNB’s Board of Directors (Page 36)

The DNB board of directors unanimously recommends that DNB shareholders vote “FOR” the DNB merger proposal, “FOR” the DNB adjournment proposal and “FOR” the DNB compensation proposal.

The DNB board of directors has determined that the merger agreement and the merger are advisable and in the best interests of DNB and its shareholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. For the factors considered by the DNB board of directors in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors.”

Opinion of DNB’s Financial Advisor (Page 39 and 1Annex B)

In connection with the merger, DNB’s financial advisor, PNC FIG Advisory, Inc. (which we refer to as “PNC”), delivered its written opinion, dated June 5, 2019, to DNB’s board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the exchange ratio provided for in the merger was fair to the holders of DNB common stock from a financial point of view.

The full text of PNC’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus. The opinion was rendered for the benefit of DNB’s board of directors (in its capacity as such) in connection with its evaluation of the merger. The opinion is not intended to and does not constitute a recommendation to any DNB shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. The opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which DNB might engage or the merits of the underlying decision by DNB to engage in the merger.

Treatment of DNB Equity Awards (Page 58)

At the effective time, each restricted stock award in respect of DNB common stock will vest in full and the restrictions thereon will lapse, and will be converted into a right to receive the merger consideration (less applicable tax withholdings) with respect to each share of DNB common stock subject to the award.

Information about the DNB Special Meeting (Page 26)

The DNB special meeting to consider and vote upon the approval of the merger agreement and the transactions contemplated by the merger agreement will be held on [         ], [         ], 2019, at [         ] [a.m.] [p.m.] local time, at the Downingtown Country Club, located at 85 Country Club Drive, Downingtown, PA 19335. At the DNB special meeting, DNB shareholders will be asked to:

•	approve the DNB merger proposal;
•	approve the DNB adjournment proposal; and
•	approve the DNB compensation proposal.

Only holders of record at the close of business on [         ], 2019 will be entitled to vote at the DNB special meeting. Each share of DNB common stock is entitled to one vote on each proposal to be considered at the DNB special meeting. As of the record date, there were [         ] shares of DNB common stock entitled to vote at the DNB special meeting. As of the record date, S&T and its subsidiaries held [         ] shares of DNB common stock (other than shares held as fiduciary, custodian or agent).

As of the record date, the directors and executive officers of DNB and their affiliates beneficially owned and were entitled to vote approximately [         ] shares of DNB common stock representing approximately [         ]% of the shares of DNB common stock outstanding on that date.

Approval of the DNB merger proposal requires the affirmative vote of a majority of the outstanding shares of DNB common stock entitled to vote on the proposal. Therefore, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the DNB special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the DNB merger proposal, it will have the same effect as a vote “AGAINST” the DNB merger proposal.

The approval of each of the DNB adjournment proposal and the DNB compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting. Therefore, if you indicate “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the DNB special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the DNB adjournment proposal or the DNB compensation proposal, it will have no effect on such proposals.

Parties to the Merger (Pages 31 and 32)

S&T Bancorp, Inc.

S&T Bancorp, Inc. is incorporated under the laws of the Commonwealth of Pennsylvania and is a bank holding company and a financial holding company registered with the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”). S&T provides a wide range of banking services and products to its customers through its wholly owned bank subsidiary, S&T Bank, a Pennsylvania banking corporation. S&T Bank is a full service bank, providing services to its customers through locations in Pennsylvania, Ohio and New York. Through S&T Bank and S&T’s non-bank subsidiaries, S&T offers traditional banking services, which include accepting time and demand deposits and originating commercial and consumer loans, brokerage services and trust services, including serving as executor and trustee under wills and deeds and as guardian and custodian of employee benefits. S&T also manages private investment accounts for individuals and institutions through its registered investment advisor.

The principal executive offices of S&T are located at 800 Philadelphia Street, Indiana, PA 15701, and its telephone number is (800) 325-2265. S&T’s website can be accessed at http://www.stbancorp.com. Information contained in S&T’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. S&T common stock is quoted on the NASDAQ under the symbol “STBA.”

Additional information about S&T and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

DNB Financial Corporation

DNB Financial Corporation, is incorporated under the laws of the Commonwealth of Pennsylvania and is registered with and supervised by the Federal Reserve Board under the BHC Act as a bank holding company. DNB First, National Association, DNB’s bank subsidiary, is a national banking association that is a member of the Federal Reserve System. DNB First is a full service commercial bank that has 14 full service branches providing a wide range of services to individuals and small to medium sized businesses in the southeastern Pennsylvania market area. DNB First also has a full-service wealth management group known as “DNB First Wealth Management,” and its financial subsidiary, DNB Financial Services, Inc. (also known as “DNB Investments & Insurance”) is a Pennsylvania licensed insurance agency, which, through a third-party marketing agreement with Cetera Investment Services, LLC, sells a broad variety of insurance and investment products.

The principal executive offices of DNB are located at 4 Brandywine Avenue, Downingtown, PA 19335, and its telephone number is (610) 269-1040. DNB’s website can be accessed at http://www.dnbfirst.com. Information contained in DNB’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. DNB’s common stock is quoted on the NASDAQ under the symbol “DNBF.”

Additional information about DNB and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Interests of DNB’s Directors and Executive Officers in the Merger (Page 49)

DNB’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of DNB’s stockholders generally. Such interests include, among others, accelerated vesting of outstanding DNB restricted stock awards and the elimination of certain holding period requirements that would otherwise be applicable to the vested awards, payments payable under change in control agreements between DNB and certain executive officers and rights to ongoing insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests include S&T’s agreement to appoint two members of DNB’s board of directors to the S&T board of directors following the effective time of the merger. DNB’s board of directors was aware of and considered these interests, among other matters, when the board of directors approved the merger agreement and merger and recommended that DNB shareholders approve the DNB merger proposal.

For a more complete description of these interests, see “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of DNB Equity Awards.”

No Dissenters’ Rights (Page 54)

Under the Pennsylvania Business Corporation Law (which we refer to as the “PBCL”), holders of DNB common stock are not entitled to exercise appraisal or dissenters’ rights with respect to the proposed merger or the other transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Merger (Page 54)

Subject to the terms of the merger agreement, both S&T and DNB have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include, among others, approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Pennsylvania Department of Banking and Securities. S&T and DNB will file certain applications and notifications to obtain the required regulatory approvals and will file such additional applications and notifications as may be requested. DNB Bank will also file a notice with the Office of the Comptroller of the Currency (which we refer to as the “OCC”).

Although S&T and DNB currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to S&T after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in “The Merger—Regulatory Approvals Required for the Merger.”

Governance Matters (Page 66)

Board of Directors

Immediately following the effective time of the merger, S&T will appoint two current members of the board of directors of DNB to S&T’s board of directors (which we refer to as the “S&T board of directors”). Each DNB member appointed to serve on the S&T board of directors must be designated by the Nominating and Corporate Governance Committee of the S&T board of directors and must otherwise comply with applicable governmental and eligibility requirements for service on the S&T board of directors. Subject to the approval of the S&T board of directors, these two directors will also be nominated for election at the next annual meeting of shareholders of S&T.

Officers

The officers of S&T in office immediately prior to the effective time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of S&T.

No Solicitation (Page 67)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, DNB has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide nonpublic information or data to, or have or participate in any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, in certain circumstances, the merger agreement provides that the DNB board of directors may participate in discussions or negotiations regarding an acquisition proposal or furnish nonpublic information regarding DNB in response to an unsolicited bona fide written acquisition proposal if the DNB board of directors concludes in good faith (in accordance with the merger agreement and after consultation with DNB’s outside legal counsel) that the failure to take such actions would more likely than not result in a violation of the directors’ fiduciary duties under applicable law. For a more complete summary of DNB’s non-solicitation obligations, see “The Merger Agreement—Agreement Not to Solicit Other Offers.”

In connection with its agreement not to solicit other proposals, none of DNB, the DNB board of directors or any of its committees will (1) withhold, withdraw or modify in any manner adverse to S&T (or propose publicly to do so) its recommendation of the merger agreement and the transactions contemplated by the merger agreement, (2) approve or recommend to its shareholders (or resolve to or publicly propose or announce its intention to do so) any alternative acquisition proposal or (3) within 10 business days after an alternative acquisition proposal is made public or any request by S&T, fail to publicly, finally and without qualification recommend against any alternative acquisition proposal or reaffirm its recommendation for DNB shareholders to approve the merger agreement and the transactions contemplated by the merger agreement (each of which we refer to as a “change in company recommendation”).

Conditions to Completion of the Merger (Page 69)

Currently, S&T and DNB expect to complete the merger in the fourth quarter of 2019. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by the shareholders of DNB, effectiveness of the registration statement containing this proxy statement/prospectus, approval of the listing on the NASDAQ of the S&T common stock to be issued in the merger, the absence of any law or order prohibiting the merger, the bank merger or any of the transactions contemplated by the bank merger, the parties’ readiness to consummate the bank merger immediately after the completion of the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, receipt of certain required regulatory approvals and receipt of legal opinions by each company regarding the U.S. federal income tax treatment of the merger.

Neither S&T nor DNB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement (Page 70)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent or by either party in the following circumstances:

•	the merger has not been completed by June 5, 2020 (which we refer to as the “end date”), if the failure to complete the merger by the end date is not caused by the terminating party’s breach of the merger agreement;
•	any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and non-appealable, or a regulatory authority has issued a final, non-appealable injunction or order permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement; or
•	there is a breach by the other party that, if continuing on the closing date, would cause the failure of certain of the closing conditions described above to be satisfied, and such breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach.

In addition, S&T may terminate the merger agreement in the following circumstances:

•	the DNB board of directors (1) fails to recommend to the DNB shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement or (2) effects a change in company recommendation with respect to the merger agreement or the transactions contemplated thereby; or
•	the DNB board of directors fails to comply in any material respect with its non-solicitation obligations described in “The Merger Agreement—Agreement Not to Solicit Other Offers” or its obligations with respect to calling the DNB special meeting described in “The Merger Agreement—DNB Shareholder Meeting and Recommendation of the DNB Board of Directors.”

In addition, DNB may terminate the merger agreement at any time during the five-day period commencing with the later of the date the DNB shareholders approve the merger agreement and the transactions contemplated by the merger agreement and the date the last required regulatory approval is received (which date we refer to as the “determination date”), if both of the following conditions are satisfied:

•	the average closing price of S&T common stock as reported on the NASDAQ for the 20 consecutive trading days ending on the trading day prior to the determination date is less than 75% of the closing price of S&T common stock on the last trading day immediately before the public announcement of the merger agreement; and
•	S&T common stock underperforms the S&P 600 Bank Index by more than 25% during the same period, as determined by dividing the average closing prices of S&T common stock and the S&P 600 Bank Index, as applicable, for the 20 consecutive trading days ending on the trading day prior to the determination date by the closing price of S&T common stock and the S&P 600 Bank Index, as applicable, on the last trading day immediately before the public announcement of the merger agreement.

Termination Fee (Page 71)

If the merger agreement is terminated under certain circumstances, DNB may be required to pay to S&T a termination fee of $8 million. The termination fee could discourage other companies from seeking to acquire or merge with DNB.

For a more complete summary of the circumstances in which DNB may be required to pay to S&T a termination fee, see “The Merger Agreement—Termination Fee.”

Voting Agreements (Page 71)

The directors and certain executive officers of DNB have each entered into voting agreements with S&T, solely in his or her capacity as a shareholder of DNB, pursuant to which he or she has agreed, among other things, to vote in favor of the DNB merger proposal and the other proposals presented at the DNB special meeting and against any alternative acquisition proposal. For more information regarding the voting agreements, see “The Merger Agreement—Voting Agreements.” As of the record date, DNB shareholders who are parties to the voting agreements beneficially owned and were entitled to vote approximately [         ] shares of DNB common stock representing approximately [         ]% of the shares of DNB common stock outstanding on that date.

Accounting Treatment (Page 72)

S&T prepares its financial statements in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The merger will be accounted for using the acquisition method of accounting. S&T will be treated as the acquirer for accounting purposes.

Material U.S. Federal Income Tax Consequences (Page 73)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of S&T and DNB to complete the merger that each of S&T and DNB receives a legal opinion to that effect. Accordingly, holders of DNB common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of DNB common stock for shares of S&T common stock in the merger, except with respect to any cash received instead of fractional shares of S&T common stock.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of DNB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

The Rights of DNB Shareholders Will Change as a Result of the Merger (Page 76)

The rights of DNB shareholders will change as a result of the merger due to differences in S&T’s and DNB’s governing documents. While the rights of S&T and DNB shareholders are both governed by Pennsylvania law, differences in S&T’s and DNB’s articles of incorporation and bylaws, each as amended to date, affect those rights. Upon the completion of the merger, DNB shareholders will become shareholders of S&T, as the continuing legal entity in the merger, and the rights of DNB shareholders will therefore be governed by S&T’s articles of incorporation and bylaws, each as amended to date. For more detailed information regarding a comparison of your rights as a shareholder of S&T and DNB, see “Comparison of Shareholders’ Rights.”

Risk Factors (Page 22)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the “Risk Factors” section beginning on page 22 of this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF S&T

The following table summarizes selected historical consolidated financial data of S&T for the periods and as of the dates indicated. This information has been derived from S&T’s consolidated financial statements filed with the SEC. Historical financial data as of and for the three months ended March 31, 2019 and March 31, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of S&T. You should not assume the results of operations for past periods and for the three months ended March 31, 2019 and March 31, 2018 indicate results for any future period.

You should read this information in conjunction with S&T’s consolidated financial statements and related notes thereto included in S&T’s Annual Report on Form 10-K for the year ended December 31, 2018, and in S&T’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Consolidated Balance Sheets:
Total assets	$7,229,262	$7,005,329	$7,252,221	$7,060,255	$6,943,053	$6,318,354	$4,964,686
Securities, at fair value	680,420	687,650	684,872	698,291	693,487	660,963	640,273
Loans held for sale	2,706	3,283	2,371	4,485	3,793	35,321	2,970
Portfolio loans, net of unearned income	5,935,452	5,730,613	5,946,648	5,761,449	5,611,419	5,027,612	3,868,746
Goodwill	287,446	287,446	287,446	291,670	291,670	291,764	175,820
Total deposits	5,833,401	5,387,094	5,673,922	5,427,891	5,272,377	4,876,611	3,908,842
Securities sold under repurchase agreements	23,427	44,617	18,383	50,161	50,832	62,086	30,605
Short-term borrowings	235,000	525,000	470,000	540,000	660,000	356,000	290,000
Long-term borrowings	70,418	46,684	70,314	47,301	14,713	117,043	19,442
Junior subordinated debt securities	45,619	45,619	45,619	45,619	45,619	45,619	45,619
Total shareholders’ equity	943,156	895,407	935,761	884,031	841,956	792,237	608,389
Consolidated Statements of Net Income:
Interest income	$78,590	$68,029	$289,826	$260,642	$227,774	$203,548	$160,523
Interest expense	18,234	11,097	55,388	34,909	24,515	15,997	12,481
Provision for loan losses	5,649	2,472	14,995	13,883	17,965	10,388	1,715
Net Interest Income After Provision for Loan Losses	54,707	54,460	219,443	211,850	185,294	177,163	146,327
Noninterest income	11,362	13,792	49,181	55,462	54,635	51,033	46,338
Noninterest expense	38,919	36,082	145,445	147,907	143,232	136,717	117,240
Net Income Before Taxes	27,150	32,170	123,179	119,405	96,697	91,479	75,425
Provision for income taxes	4,222	6,007	17,845	46,437	25,305	24,398	17,515
Net Income	$22,928	$26,163	$105,334	$72,968	$71,392	$67,081	$57,910
Selected Per Share Data and Ratios Per Share Data:
Earnings per common share—basic	$0.67	$0.75	$3.03	$2.10	$2.06	$1.98	$1.95
Earnings per common share—diluted	$0.66	$0.75	$3.01	$2.09	$2.05	$1.98	$1.95
Dividends declared per common share	$0.27	$0.22	$0.99	$0.82	$0.77	$0.73	$0.68
Dividend payout ratio	2.73%	2.20%	32.79%	39.15%	37.52%	36.47%	34.89%
Common book value	$27.47	$25.58	$26.98	$25.28	$24.12	$22.76	$20.42
Common tangible book value (non-GAAP)(1)	$19.04	$17.30	$18.63	$16.87	$15.67	$14.26	$14.46
Profitability Ratios:
Common return on average assets	1.29%	1.51%	1.50%	1.03%	1.08%	1.13%	1.22%
Common return on average equity	9.84%	11.92%	11.60%	8.37%	8.67%	8.94%	9.71%
Common return on average tangible common equity (non-GAAP)(2)	14.27%	17.83%	17.14%	12.77%	13.71%	14.39%	14.02%

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Capital Ratios:
Common equity/assets	13.05%	12.78%	12.90%	12.52%	12.13%	12.54%	12.25%
Tangible common equity/tangible assets (non-GAAP)(3)	9.42%	9.02%	9.28%	8.72%	8.23%	8.24%	9.00%
Tier 1 leverage ratio	9.96%	9.72%	10.05%	9.17%	8.98%	8.96%	9.80%
Common equity tier 1	11.35%	11.02%	11.38%	10.71%	10.04%	9.77%	11.81%
Risk-based capital—tier 1	11.69%	11.36%	11.72%	11.06%	10.39%	10.15%	12.34%
Risk-based capital—total	13.19%	12.85%	13.21%	12.55%	11.86%	11.6%	14.27%
Asset Quality Ratios:
Nonaccrual loans/loans	0.81%	0.37%	0.77%	0.42%	0.76%	0.70%	0.32%
Nonperforming assets/loans plus OREO	0.85%	0.42%	0.83%	0.42%	0.77%	0.71%	0.33%
Allowance for loan losses/total portfolio loans	1.03%	1.03%	1.03%	0.98%	0.94%	0.96%	1.24%
Allowance for loan losses/nonperforming loans	128%	277%	132%	236%	124%	136%	385%
Net loan charge-offs (recoveries)/average loans	0.36%	(0.01)%	0.18%	0.18%	0.25%	0.22%	0.00%

Explanation of Use of Non-GAAP Financial Measures

In addition to traditional measures presented in accordance with GAAP, S&T management uses, and this proxy statement/prospectus contains or references, certain non-GAAP financial measures identified below. S&T management believes these non-GAAP financial measures provide information useful to investors in understanding S&T’s underlying operational performance and S&T’s business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Although S&T management believes that these non-GAAP financial measures enhance investors’ understanding of S&T’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with non-GAAP measures which may be presented by other companies.

Common tangible book value, common return on average tangible common equity and the ratio of tangible common equity to tangible assets exclude goodwill and other intangible assets in order to show the significance of the tangible elements of S&T’s assets and common equity. Total assets and total average assets are reconciled to total tangible assets and total tangible average assets. Total shareholders' equity and total average shareholders' equity are also reconciled to total tangible common equity and total tangible average common equity. These measures are consistent with industry practice.

RECONCILIATIONS OF GAAP TO NON-GAAP RATIOS

	March 31,		December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
(1) Common Tangible Book Value (non-GAAP)
Total shareholders’ equity	$943,156	$895,407	$935,761	$884,031	$841,956	$792,237	$608,389
Less: goodwill and other intangible assets	(289,864)	(290,572)	(290,047)	(295,347)	(296,580)	(298,289)	(178,451)
Tax effect of other intangible assets	508	656	546	1,287	1,719	2,284	921
Tangible common equity (non-GAAP)	653,800	605,491	646,260	589,971	547,095	496,232	430,859
Common shares outstanding	34,330	35,001	34,684	34,972	34,913	34,810	29,796
Common tangible book value (non-GAAP)	$19.04	$17.30	$18.63	$16.87	$15.67	$14.26	$14.46

(2) Common return on Average Tangible Common Shareholders’ Equity (non-GAAP)
Net income	$92,987	$106,105	$105,334	$72,968	$71,392	$67,081	$57,910
Plus: amortization of intangibles	739	1,037	861	1,233	1,615	1,818	1,129
Tax effect of amortization of intangibles	(155)	(218)	(181)	(432)	(565)	(636)	(395)
Net income before amortization of intangibles	93,571	106,924	106,014	73,769	72,442	68,263	58,644
Total average shareholders’ equity (GAAP Basis)	945,114	889,808	908,355	872,130	823,607	750,069	596,155
Less: average goodwill and average other intangible assets	(289,954)	(290,754)	(290,380)	(295,937)	(297,377)	(278,130)	(178,990)
Tax effect of other intangible assets	527	685	614	1,493	1,992	2,283	1,109
Tangible average common shareholders’ equity (non-GAAP)	$655,687	$599,739	$618,589	$577,686	$528,222	$474,222	$418,274
Common return on average tangible common shareholders’ equity (non-GAAP)	14.27%	17.83%	17.14%	12.77%	13.71%	14.39%	14.02%

(3) Tangible Common Equity / Tangible Assets (non-GAAP)
Total shareholders’ equity (GAAP basis)	$943,156	$895,407	$935,761	$884,031	$841,956	$792,237	$608,389
Less: goodwill and other intangible assets	(289,864)	(290,572)	(290,047)	(295,347)	(296,580)	(298,289)	(178,451)
Tax effect of other intangible assets	508	656	546	1,287	1,719	2,284	921
Tangible common equity (non-GAAP)	653,800	605,491	646,260	589,971	547,095	496,232	430,859
Total assets	$7,229,262	$7,005,329	$7,252,221	$7,060,255	$6,943,053	$6,318,354	$4,964,686
Less: goodwill and other intangible assets	(289,864)	(290,572)	(290,047)	(295,347)	(296,580)	(298,289)	(178,451)
Tax effect of other intangible assets	508	656	546	1,287	1,719	2,284	921
Tangible assets (non-GAAP)	$6,939,906	$6,715,413	$6,962,720	$6,766,195	$6,648,192	$6,022,349	$4,787,156
Tangible common shareholders’ equity to tangible assets (non-GAAP)	9.42%	9.02%	9.28%	8.72%	8.23%	8.24%	9.00%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DNB

The following table summarizes selected historical consolidated financial data of DNB for the periods and as of the dates indicated. This information has been derived from DNB’s consolidated financial statements filed with the SEC. Historical financial data as of and for the three months ended March 31, 2019 and March 31, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of DNB. You should not assume the results of operations for past periods and for the three months ended March 31, 2019 and March 31, 2018 indicate results for any future period.

You should read this information in conjunction with DNB’s consolidated financial statements and related notes thereto included in DNB’s Annual Report on Form 10-K for the year ended December 31, 2018, and in DNB’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

You should note that the selected historical consolidated financial data includes certain non-GAAP financial measures calculated using non-GAAP amounts. DNB management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, DNB management believes the use of non-GAAP measures provides additional clarity when assessing DNB's financial results and use of equity. Disclosures of this type should not be viewed as substitutes for results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

	Three Months ended
	March 31, 2019	March 31, 2018	At or For the Year Ended December 31
(Dollars in thousands, except share data)	(unaudited)	(unaudited)	2018	2017	2016	2015	2014
RESULTS OF OPERATIONS
Interest income	$12,360	$10,913	$46,175	$43,385	$29,179	$24,478	$23,596
Interest expense	2,962	1,886	9,371	5,720	3,324	2,712	2,311
Net interest income	9,398	9,027	36,804	37,665	25,855	21,766	21,285
Provision for credit losses	200	375	1,200	1,660	730	1,105	1,130
Non-interest income	1,274	1,273	5,245	5,418	6,364	5,009	4,958
Non-interest expense	7,278	6,730	27,875	28,021	24,641	19,029	18,632
Income before income taxes	3,194	3,195	12,974	13,402	6,848	6,641	6,481
Income tax expense	607	582	2,290	5,456	1,869	1,503	1,677
Net income	$2,587	$2,613	$10,684	$7,946	$4,979	$5,138	$4,804
Preferred stock dividends & accretion of discount	—	—	—	—	—	50	135
Net income available to common stockholders	$2,587	$2,613	$10,684	$7,946	$4,979	$5,088	$4,669
PER SHARE DATA
Basic earnings	$0.60	$0.61	$2.48	$1.87	$1.56	$1.82	$1.69
Diluted earnings	0.60	0.61	2.48	1.85	1.55	1.79	1.66
Cash dividends	0.07	0.07	0.28	0.28	0.28	0.28	0.28
Book value	26.57	24.15	25.88	23.78	22.36	19.65	18.33
Tangible book value (Non-GAAP)	22.91	20.44	22.21	20.06	18.56	19.63	18.29
Average common shares outstanding	4,327,226	4,290,971	4,303,410	4,260,137	3,186,079	2,801,881	2,766,723
Average diluted common shares outstanding	4,329,991	4,308,847	4,315,324	4,290,070	3,218,884	2,847,488	2,812,726
PERFORMANCE RATIOS
Return on average assets	0.91%	0.97%	0.96%	0.74%	0.59%	0.69%	0.71%
Return on average stockholders' equity	9.22	10.25	10.02	7.93	7.40	8.72	7.78
Return on average tangible equity (Non-GAAP)	10.71	12.12	11.78	9.44	9.74	8.73	7.79
Efficiency ratio	66.50	64.61	65.22	63.75	75.53	68.31	71.12
Wtd average yield on earning assets	4.51	4.24	4.32	4.28	3.72	3.51	3.67

	Three Months ended
	March 31, 2019	March 31, 2018	At or For the Year Ended December 31
(Dollars in thousands, except share data)	(unaudited)	(unaudited)	2018	2017	2016	2015	2014
FINANCIAL CONDITION
Total assets	$1,166,694	$1,100,030	$1,158,235	$1,081,915	$1,070,685	$748,818	$723,330
Total liabilities	1,051,708	996,360	1,046,389	979,973	975,845	693,330	659,422
Total stockholders' equity	114,986	103,670	111,846	101,942	94,840	55,488	63,908
Loans, gross	933,697	864,345	934,971	845,897	817,529	481,758	455,603
Allowance for credit losses	6,719	6,145	6,675	5,843	5,373	4,935	4,906
Investment securities	148,122	171,108	158,669	174,173	182,206	220,208	231,656
Goodwill	15,525	15,525	15,525	15,525	15,590	—	—
Intangible assets	322	411	343	435	537	66	82
Deposits	980,257	891,786	984,566	861,203	885,187	606,275	605,083
Borrowings	61,236	98,090	55,269	112,803	86,668	81,909	49,005
ASSET QUALITY RATIOS
Net charge-offs to average loans (annualized for quarters)	0.07%	0.04%	0.04%	0.15%	0.05%	0.23%	0.19%
Non-performing loans/total loans	0.49	0.97	0.62	0.89	1.04	1.06	1.50
Non-performing assets/total assets	0.69	1.22	0.94	1.16	1.05	1.02	1.07
Allowance for credit loss/total loans	0.72	0.71	0.71	0.69	0.66	1.02	1.08
Allowance for credit loss/non-performing loans	146.24	73.08	115.50	77.36	63.20	96.91	71.59
CAPITAL RATIOS
Total equity/total assets	9.86%	9.42%	9.66%	9.42%	8.86%	7.41%	8.84%
Tangible equity/tangible assets (Non-GAAP)	8.61	8.09	8.40	8.07	7.46	7.40	8.82
Tier 1 leverage	9.65	9.33	9.48	9.19	8.42	8.94	10.55
Common equity tier 1 risk based capital	11.00	10.63	10.79	10.71	9.60	10.44	10.50
Tier 1 risk based capital	11.97	11.67	11.77	11.80	10.67	12.08	14.90
Total risk based capital	13.80	13.56	13.61	13.73	12.50	14.78	15.92

Reconciliation of Book Value Per Common Share to Tangible Book Value Per Common Share (Non-GAAP)

(Dollars in thousands, except share and per share data)	March 31,		December 31,
	2019	2018	2018	2017	2016	2015	2014
Stockholders' Equity	$114,986	$103,670	$111,846	$101,942	$94,840	$55,488	$63,908
Preferred Stock	—	—	—	—	—	—	13,000
Goodwill	15,525	15,525	15,525	15,525	15,590	—	—
Other intangible assets	322	411	343	435	537	66	82
Tangible common equity (Non-GAAP)	$99,139	$87,734	$95,978	$85,982	$78,713	$55,422	$50,826
Outstanding shares	4,327,415	4,292,689	4,321,745	4,286,117	4,240,778	2,823,840	2,778,724
Book value per common share (GAAP)	$26.57	$24.15	$25.88	$23.78	$22.36	$19.65	$18.33
Tangible book value per common share (Non-GAAP)	22.91	20.44	22.21	20.06	18.56	19.63	18.29

Return on Average Tangible Equity (Non-GAAP)

	Three Months Ended		Year Ended December 31,
(Dollars in thousands)	March 31, 2019	March 31, 2018	2018	2017	2016	2015	2014
Average Stockholders' Equity	$113,814	$103,404	$106,628	$100,212	$67,100	$58,913	$61,763
Average goodwill	15,525	15,525	15,525	15,540	15,590	—	—
Average other intangible assets	333	423	388	485	537	74	93
Average tangible stockholders' equity (Non-GAAP)	$97,956	$87,456	$90,715	$84,187	$50,973	$58,829	$61,670
Net Income	$2,587	$2,613	$10,684	$7,946	$4,979	$5,138	$4,804
Return on average stockholders' equity (GAAP)	9.22%	10.25%	10.02%	7.93%	7.40%	8.72%	7.78%
Return on average tangible equity (Non-GAAP)	10.71	12.12	11.78	9.44	9.74	8.73	7.79

Tangible Equity /Tangible Assets (Non-GAAP)

	Three Months Ended		Year Ended December 31,
(Dollars in thousands)	March 31, 2019	March 31, 2018	2018	2017	2016	2015	2014
Stockholders' Equity	$114,986	$103,670	$111,846	$101,942	$94,840	$55,488	$63,908
Goodwill	15,525	15,525	15,525	15,525	15,590	—	—
Other intangible assets	322	411	343	435	537	66	82
Tangible common equity (Non-GAAP)	$99,139	$87,734	$95,978	$85,982	$78,713	$55,422	$63,826
Assets	$1,166,694	$1,100,030	$1,158,235	$1,081,915	$1,070,685	$748,818	$723,330
Goodwill	15,525	15,525	15,525	15,525	15,590	—	—
Other intangible assets	322	411	343	435	537	66	82
Tangible assets (Non-GAAP)	$1,150,847	$1,084,094	$1,142,367	$1,065,955	$1,054,558	$748,752	$723,248
Total equity/Total assets (GAAP)	9.86%	9.42%	9.66%	9.42%	8.86%	7.41%	8.84%
Tangible equity/Tangible assets (Non-GAAP)	8.61	8.09	8.40	8.07	7.46	7.40	8.82

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
(Unaudited)

Presented below for S&T and DNB is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2018 and as of and for the three months ended March 31, 2019. The information presented below should be read together with the historical consolidated financial statements of S&T and DNB, including the related notes, filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The unaudited pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2018 or March 31, 2019, in the case of the book value data, and as if the merger had been effective as of January 1, 2018, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of DNB into S&T’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on the dates indicated.

In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	S&T as Reported	DNB as Reported	Pro Forma Combined S&T(a)	Pro Forma Equivalent Per Share Information(b)
For the Three Months Ended March 31, 2019:
Basic earnings (loss) per share	$0.67	$0.60	$0.67	$0.66
Diluted earnings (loss) per share	0.66	0.60	0.67	0.65
Cash dividends(c)	0.27	0.07	0.27	0.27
Book value at March 31, 2019(d)	27.47	26.57	29.54	28.80

For the Year Ended December 31, 2018:
Basic earnings (loss) per share	$3.03	$2.48	$2.68	$2.62
Diluted earnings (loss) per share	3.01	2.48	2.67	2.61
Cash dividends(c)	0.99	0.28	0.99	0.99
Book value at December 31, 2018(d)	26.98	25.88	29.07	28.27
(a)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding at the end of the period.
(b)	Pro forma equivalent per share information is calculated based on pro forma combined multiplied by the applicable exchange ratio of 1.22.
(c)	Pro forma dividends per share represent S&T’s historical dividends per share.
(d)	Book value per common share is calculated based on pro forma combined common equity and pro forma combined common shares outstanding at the end of the period.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

S&T common stock is listed on the NASDAQ under the symbol “STBA,” and DNB common stock is listed on the NASDAQ under the symbol “DNBF.” The following table sets forth the high and low reported intra-day sales prices per share of S&T common stock and DNB common stock, and the cash dividends declared per share for the periods indicated.

	S&T Common Stock						DNB Common Stock
	High		Low		Dividend		High		Low		Dividend
2017
First Quarter	$39.84		$31.72		$0.20		$35.15		$27.10		$0.07
Second Quarter	37.94		32.48		0.20		35.85		30.05		0.07
Third Quarter	39.94		33.92		0.20		35.50		30.00		0.07
Fourth Quarter	43.17		38.16		0.22		35.45		32.23		0.07
2018
First Quarter	42.93		37.79		0.22		37.15		30.40		0.07
Second Quarter	46.44		38.80		0.25		36.70		32.15		0.07
Third Quarter	47.77		42.50		0.25		37.00		31.40		0.07
Fourth Quarter	44.59		35.60		0.27		38.30		25.84		0.07
2019
First Quarter	42.02		35.16		0.27		42.00		26.61		0.07
Second Quarter	41.03		35.60		0.27		46.86		36.81		0.07
Third Quarter (through [ ])	[	]	[	]	[	]	[	]	[	]	[	]

On June 5, 2019, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of S&T common stock as reported on the NASDAQ were $38.72 and $38.06, respectively. On [         ], 2019, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of S&T common stock as reported on the NASDAQ were $[         ] and $[         ], respectively.

On June 5, 2019, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of DNB common stock as reported on the NASDAQ were $42.37 and $41.25, respectively. On [         ], 2019, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of DNB common stock as reported on the NASDAQ were $[         ] and $[         ], respectively.

As of [         ], 2019, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for S&T and DNB, respectively, there were approximately [         ] registered holders of S&T common stock and approximately [         ] registered holders of DNB common stock.

Each DNB shareholder is advised to obtain current market quotations for S&T common stock and DNB common stock. The market price of S&T common stock and DNB common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of S&T common stock or DNB common stock before or after the effective date of the merger. Changes in the market price of S&T common stock prior to the completion of the merger will affect the market value of the merger consideration that DNB shareholders will receive upon completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of S&T, DNB and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to S&T, DNB, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between S&T and DNB; the outcome of any legal proceedings that may be instituted against S&T or DNB; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where S&T and DNB do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; S&T’s ability to complete the acquisition and integration of DNB successfully; diversion of management time to merger-related issues; sensitivity to the interest rate environment, including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and S&T and DNB in particular; the outcome of pending and future litigation and governmental proceedings; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices or ethical standards; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; deterioration of the housing market and reduced demand for mortgages; deterioration in the overall conditions of the state of the banking industry; re-emergence of turbulence in significant portions of the global financial and real estate markets that could directly or indirectly impact S&T’s and DNB’s performance; significant disruption in the technology platforms S&T and DNB rely on, including security failures, cyberattacks and other breaches of the systems used by S&T, DNB and their customers, partners or service providers; effects of changes in accounting policies and practices, as may be adopted by regulatory agencies and other accounting standard setters; and other factors that may affect future results of S&T and DNB. In addition, S&T’s and DNB’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described in this section and their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, S&T and DNB claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. S&T and DNB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to S&T, DNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement and the transactions contemplated by the merger agreement. Additional risks and uncertainties not presently known to S&T or DNB, if they materialize, also may adversely affect the merger and S&T as the surviving corporation in the merger.

In addition, S&T’s and DNB’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described in this section and their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Because the market price of S&T common stock will fluctuate, DNB shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of DNB common stock will be converted into 1.22 shares of S&T common stock. The market value of the merger consideration may vary from the closing price of S&T common stock on the date the parties announced the merger, on the date that this proxy statement/prospectus is mailed to DNB shareholders, on the date of the special meeting of the DNB shareholders and on the date the merger is completed. Any change in the market price of S&T common stock prior to the completion of the merger will affect the market value of the merger consideration that DNB shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of S&T common stock or shares of DNB common stock.

Stock price changes may result from a variety of factors that are beyond the control of S&T and DNB, including, but not limited to, general market and economic conditions, changes in the respective businesses of S&T and DNB, operations and prospects and regulatory considerations. Therefore, at the time of the DNB special meeting, holders of DNB common stock will not know the precise market value of the consideration they will receive at the effective time of the merger. Shareholders should obtain current market quotations for shares of S&T common stock and for shares of DNB common stock.

The market price of S&T common stock after the merger may be affected by factors different from those affecting the shares of DNB or S&T currently.

Upon completion of the merger, holders of DNB common stock will become holders of S&T common stock. S&T’s business differs in important respects from that of DNB, and, accordingly, the results of operations of the combined company and the market price of S&T common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of S&T and DNB.

Approvals required to complete the merger may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, S&T and DNB must obtain approvals from the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking and Securities, as well as from the shareholders of DNB. Other approvals, waivers or consents from regulators may also be required. If these approvals are not obtained or waived, to the extent permitted by law or stock exchange rules, the merger may not occur or may be delayed. Additionally, regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger.”

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

S&T and DNB have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on S&T’s ability to successfully combine the businesses of S&T and DNB. To realize these anticipated benefits and cost savings, after the completion of the merger, S&T expects to integrate DNB’s business into its own.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect S&T’s ability to successfully conduct its business in the markets in which DNB now operates, which could have an adverse effect on S&T’s financial results and the value of its common stock. If S&T experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

As with any merger of financial institutions, there also may be business disruptions that cause S&T and/or DNB to lose customers or cause customers to remove their accounts from S&T and/or DNB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of S&T and DNB during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinion received by the DNB board of directors from DNB’s financial advisor prior to the signing of the merger agreement does not reflect changes in circumstances since the date of such opinion.

The DNB board of directors received a fairness opinion dated June 5, 2019 from PNC, and such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of S&T or DNB, general market and economic conditions and other factors that may be beyond the control of S&T and DNB may alter the value of S&T or DNB or the prices of shares of S&T common stock or DNB common stock by the time the merger is completed.

The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinion. The fairness opinion that the DNB board of directors received from PNC is attached as Annex B to this proxy statement/prospectus.

For a description of the opinion, see “The Merger—Opinion of DNB’s Financial Advisor.” For a description of the other factors considered by the DNB board of directors in determining to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors.”

Certain of DNB’s directors and executive officers have interests in the merger that may differ from the interests of DNB’s shareholders, including, if the merger is completed, the receipt of financial and other benefits.

DNB shareholders should be aware that some of DNB’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of DNB shareholders generally. These interests and arrangements may create potential conflicts of interest. The DNB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and in recommending that DNB’s shareholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement.

These interests include:

•	at the effective time, each restricted stock award in respect of DNB common stock will vest in full and the restrictions thereon will lapse, and will be converted into a right to receive the merger consideration (less applicable tax withholdings) with respect to each share of DNB common stock subject to the award; and
•	each of the named executive officers of DNB is party to various agreements with DNB and its affiliates that entitle such officers to certain payments and benefits in the event that such named executive officer experiences a qualifying termination of employment following a change in control of DNB.

For a more complete description of these interests, see “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of DNB Equity Awards.”

The directors and certain executive officers of DNB have each entered into voting agreements with S&T, solely in his or her capacity as a shareholder of DNB, pursuant to which he or she has agreed, among other things, to vote in favor of the DNB merger proposal and the other proposals presented at the DNB special meeting and against any alternative acquisition proposal. For more information regarding the voting agreements, see “The Merger Agreement—Voting Agreements.” As of the record date, DNB shareholders who are parties to the voting agreements beneficially owned and were entitled to vote approximately [         ] shares of DNB common stock representing approximately [         ]% of the shares of DNB common stock outstanding on that date.

Termination of the merger agreement could negatively impact DNB or S&T.

There may be various negative consequences if the merger agreement is terminated. For example, DNB’s or S&T’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of DNB’s or S&T’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, DNB may be required to pay to S&T a termination fee of $8 million.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of S&T or DNB.

If the merger is not completed for any reason, including as a result of DNB shareholders declining to approve the merger agreement and the transactions contemplated by the merger agreement, the ongoing business of S&T or DNB may be adversely affected and, without realizing any of the benefits of having completed the merger, S&T or DNB would be subject to a number of risks, including the following:

•	S&T or DNB may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	S&T or DNB may experience negative reactions from its customers, vendors and employees;
•	The merger agreement places certain restrictions on the conduct of S&T’s and DNB’s respective businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (not to be unreasonably withheld or delayed), may prevent each company from taking certain specified actions during the pendency of the merger (see “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger”); and
•	Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by S&T and DNB management, which would otherwise have been devoted to other opportunities that may have been beneficial to S&T and DNB as independent companies.

DNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on DNB. These uncertainties may impair DNB’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with DNB to seek to change existing business relationships with DNB. Retention of certain employees by DNB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with DNB or S&T. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with DNB or S&T, DNB’s business or, following the merger, the combined business could be harmed. In addition, subject to certain exceptions, DNB has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” for a description of the restrictive covenants applicable to DNB.

If the merger is not completed, S&T and DNB will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of S&T and DNB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and fees to other regulators in connection with the merger. If the merger is not completed, S&T and DNB would have to recognize these and other expenses without realizing the expected benefits of the merger.

The merger agreement limits DNB’s ability to pursue an alternative acquisition proposal and requires it to pay a termination fee of $8 million under certain circumstances.

The merger agreement prohibits DNB from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Agreement Not to Solicit Other Offers.” The merger agreement also provides that DNB must pay to S&T a termination fee in the amount of $8 million in the event that the merger agreement is terminated for certain reasons, including circumstances involving a change in company recommendation by the DNB board of directors. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of DNB from considering or proposing such an acquisition. See “The Merger Agreement—Termination Fee.”

The shares of S&T common stock to be received by DNB shareholders as a result of the merger will have different rights from the shares of DNB common stock.

Upon completion of the merger, DNB shareholders will become S&T shareholders, and their rights as shareholders will be governed by S&T’s articles of incorporation and bylaws, each as amended to date, and will continue to be governed by Pennsylvania law. The rights associated with DNB common stock are different from the rights associated with S&T common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 76 for a discussion of the different rights associated with S&T common stock.

DNB’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Currently, DNB’s shareholders have the right to vote in the election of the DNB board of directors and the power to approve or reject any matters requiring shareholder approval under Pennsylvania law and DNB’s articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, each DNB shareholder will become a shareholder of S&T, with a percentage ownership of S&T that is smaller than the shareholder’s current percentage ownership of DNB.

After the merger, DNB shareholders in the aggregate are expected to become owners of approximately [         ]% of the outstanding shares of S&T common stock (without giving effect to any shares of S&T common stock held by DNB shareholders prior to the merger). Even if all former DNB shareholders voted together on all matters presented from time to time to S&T’s shareholders, the former DNB shareholders would exercise significantly less influence over S&T after the merger relative to their influence over DNB prior to the merger, and thus would have a less significant impact on the approval or rejection of future proposals submitted to a shareholder vote.

THE DNB SPECIAL MEETING

This section contains information for DNB shareholders about the special meeting that DNB has called to allow its shareholders to consider and vote on the merger agreement. DNB is mailing this proxy statement/prospectus to you, as a DNB shareholder, on or about [         ], 2019. Together with this proxy statement/prospectus, DNB is also sending to you a notice of the special meeting of DNB shareholders and a form of proxy card that DNB’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof.

This proxy statement/prospectus is also being furnished by S&T to DNB shareholders as a prospectus in connection with the issuance of shares of S&T common stock as merger consideration upon the consummation of the merger.

Date, Time and Place of Meeting

The special meeting will be held on [         ], [         ], 2019, at [         ] [a.m.] [p.m.] local time, at the Downingtown Country Club, located at 85 Country Club Drive, Downingtown, PA 19335.

Matters to Be Considered

At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

•	the DNB merger proposal;
•	the DNB adjournment proposal; and
•	the DNB compensation proposal.

Recommendation of the DNB Board of Directors

The DNB board of directors unanimously recommends that DNB shareholders vote “FOR” the DNB merger proposal, “FOR” the DNB adjournment proposal and “FOR” the DNB compensation proposal.

The DNB board of directors has determined that the merger agreement and the merger are advisable and in the best interests of DNB and its shareholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. See “The Merger—DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors” for a more detailed discussion of the recommendation of DNB’s board of directors.

Record Date and Quorum

Shareholders of record of DNB common stock as of the close of business on [         ], 2019, the record date established by DNB’s board of directors, are entitled to notice of and to vote at the DNB special meeting and any adjournments thereof, either in person or by proxy. Each share of DNB common stock is entitled to one vote on each proposal to be considered at the DNB special meeting. On the record date, there were [         ] shares of DNB common stock outstanding and entitled to vote at the DNB special meeting.

DNB shareholders may take action on a matter at the DNB special meeting only if a quorum exists with respect to that matter. The presence at the DNB special meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each proposal will constitute a quorum for each respective proposal.

Votes “FOR” and “AGAINST” and “ABSTAIN” will all be counted as present for purposes of determining whether a quorum exists. Broker non-votes are counted as present for purposes of determining whether a quorum exists only if instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment (unless a new record date is set for the adjourned meeting). If a quorum is not present at the opening of the DNB special meeting, the meeting may be adjourned from time to time by the vote of the holders of a majority of the votes cast on the motion to adjourn.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the DNB merger proposal requires the affirmative vote of a majority of the outstanding shares of DNB common stock entitled to vote on the proposal. Therefore, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to either submit a proxy or vote in person at the DNB special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the DNB merger proposal.

Approval of each of the DNB adjournment proposal and the DNB compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of DNB common stock entitled to vote at the DNB special meeting. Abstentions and broker non-votes, if any, will not be treated as a vote cast either for or against either of these matters. The DNB compensation proposal is an advisory vote that will not be binding on DNB’s board of directors.

Shares Held by DNB Officers and Directors

As of the record date, there were [         ] shares of DNB common stock entitled to vote at the special meeting.

As of the record date, S&T and its subsidiaries held [         ] shares of DNB common stock (other than shares held as fiduciary, custodian or agent).

As of the record date, the directors and executive officers of DNB and their affiliates beneficially owned and were entitled to vote approximately [         ] shares of DNB common stock representing approximately [         ]% of the shares of DNB common stock outstanding on that date. See “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger.”

The directors and certain executive officers of DNB have each entered into voting agreements with S&T, solely in his or her capacity as a shareholder of DNB, in which each such person agreed, among other things, to vote the shares of DNB common stock owned beneficially or of record by him or her in favor of the merger and against any proposal made in competition with the merger, as well as to certain other customary restrictions with respect to the voting and transfer of his or her shares of DNB common stock. As of the record date, DNB shareholders who are parties to the voting agreements beneficially owned and were entitled to vote approximately [         ] shares of DNB common stock representing approximately [         ]% of the shares of DNB common stock outstanding on that date. For more information regarding the voting agreements, see “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of DNB common stock is accompanied by a form of proxy card with instructions for voting. You may vote at the special meeting: (i) in person, (ii) by phone, (iii) by mail via your proxy card or (iv) on the Internet, in each case in accordance with the instructions on your proxy card. If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus or otherwise vote by phone or via the Internet, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

Do not send your DNB stock certificates with your proxy card. After the merger is completed, you will be mailed a transmittal form with instructions on how to exchange your DNB stock certificates for the merger consideration.

The form of proxy solicited by DNB’s board of directors permits you to specify a choice among “FOR,” “AGAINST” and “ABSTAIN” with respect to each of the matters to be acted upon at the DNB special meeting. All shares represented by valid proxies that DNB receives through this solicitation and that are not revoked will be voted according to your instructions on the proxy card or as instructed over the phone or via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of DNB’s board of directors, namely, “FOR” the DNB merger proposal, “FOR” the DNB adjournment proposal and “FOR” the DNB compensation proposal. If other matters properly come before the DNB special meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment.

Shares Held in “Street Name”; Broker Non-votes

A bank, broker or other nominee holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The bank, broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions from the beneficial owner. A “broker non-vote” occurs when your bank, broker or other nominee submits a proxy for your shares but does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power for that item and has not received instructions from you.

We believe that the DNB merger proposal, the DNB adjournment proposal and the DNB compensation proposal are “non-routine” proposals, and your bank, broker or other nominee can vote your shares of DNB common stock only with your specific voting instructions. Broker non-votes, if any, will be counted for purposes of determining a quorum (but only if instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal), but will not be treated as votes cast. Accordingly, because approval of the DNB merger proposal requires the affirmative vote of at least a majority of the outstanding shares of DNB common stock entitled to vote on the proposal, a broker non-vote will have the effect of a vote “AGAINST” the DNB merger proposal. Broker non-votes will have no effect on the outcome of the DNB merger proposal, the DNB adjournment proposal or the DNB compensation proposal.

Revocability of Proxies and Changes to a DNB Shareholder’s Vote

If you hold your DNB stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a duly executed proxy card with a later date or re-voting by phone or over the Internet at a later time, (2) delivering a written revocation letter to DNB’s Corporate Secretary or (3) attending the DNB special meeting and voting in person.

Any shareholder entitled to vote in person at the DNB special meeting may vote in person regardless of whether a proxy has been previously given, but attendance at the DNB special meeting by itself will not automatically revoke your proxy or change your vote– you must cast a new vote at the DNB special meeting in order to revoke your prior vote.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, Pennsylvania 19335
Attention: Gerald F. Sopp, Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

DNB’s board of directors is soliciting your proxy in conjunction with the merger. DNB will bear the entire cost of soliciting these proxies from you. In addition to the delivery of the proxy materials by mail, DNB may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the DNB common stock and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. DNB has engaged Georgeson to aid in the solicitation of proxies, for which DNB will pay a fee of approximately $[         ], plus reimbursement of expenses. The solicitation of proxies may also be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by DNB’s directors, officers, or employees, to whom no additional compensation will be paid for any such soliciting activities.

Attending the Meeting

All holders of DNB common stock, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. DNB reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of DNB common stock, please contact Gerald F. Sopp, Executive Vice President and Chief Financial Officer, at 4 Brandywine Avenue, Downingtown, Pennsylvania 19335, or by telephone at (484) 359-3138.

DNB PROPOSALS

PROPOSAL NO. 1: DNB MERGER PROPOSAL

DNB is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Holders of DNB common stock should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The DNB board of directors has determined that the merger agreement and the merger are advisable and in the best interests of DNB and its shareholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. See “The Merger—DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors” for a more detailed discussion of the recommendation of the DNB board of directors.

The DNB board of directors unanimously recommends a vote “FOR” the DNB merger proposal.

PROPOSAL NO. 2: DNB ADJOURNMENT PROPOSAL

The DNB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the DNB merger proposal.

If, at the DNB special meeting, the number of shares of DNB common stock present or represented and voting in favor of the DNB merger proposal is insufficient to approve such proposal, DNB intends to move to adjourn the DNB special meeting in order to solicit additional proxies for the approval of the DNB merger proposal.

In this proposal, DNB is asking its shareholders to authorize the holder of any proxy solicited by the DNB board of directors on a discretionary basis to vote in favor of adjourning the DNB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from DNB shareholders who have previously voted.

The DNB board of directors unanimously recommends a vote “FOR” the DNB adjournment proposal.

PROPOSAL NO. 3: DNB COMPENSATION PROPOSAL

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the DNB board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation payable to the named executive officers of DNB in connection with the merger. This proposal gives DNB shareholders the opportunity to express their views on the compensation that DNB’s named executive officers will be entitled to receive in connection with the proposed merger. This compensation is summarized in the table in the section titled “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger,” including the footnotes to the table.

As required by Section 14A of the Exchange Act, DNB is asking its shareholders to vote on the adoption of the following resolution:

RESOLVED, that the compensation that may be paid or become payable to DNB’s named executive officers in connection with the merger, as disclosed in the section titled “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger,” including the table, associated footnotes and narrative discussion related thereto, is hereby APPROVED.

The vote on the DNB compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the transactions contemplated by the merger agreement. You may vote for the DNB compensation proposal and against the DNB merger proposal, and vice versa. Because the vote on the DNB compensation proposal is advisory only, it will not be binding on either DNB or S&T. Accordingly, because DNB or S&T, as applicable, is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The DNB board of directors unanimously recommends a vote “FOR” the DNB compensation proposal.

INFORMATION ABOUT S&T

S&T Bancorp, Inc. was incorporated on March 17, 1983 under the laws of the Commonwealth of Pennsylvania as a bank holding company and is registered with the Federal Reserve Board under the BHC Act as a bank holding company and a financial holding company. S&T provides a wide range of banking services and products to its customers through its wholly owned bank subsidiary, S&T Bank, a Pennsylvania banking corporation. S&T Bancorp, Inc. has three direct wholly-owned subsidiaries, S&T Bank, 9th Street Holdings, Inc. and STBA Capital Trust I, and also owns a 50 percent interest in Commonwealth Trust Credit Life Insurance Company (which we refer to as “CTCLIC”). As of March 31, 2019, S&T had approximately $7.2 billion in assets, $5.9 billion in loans, $5.8 billion in deposits and $943.2 million in shareholders’ equity.

S&T Bank is a full-service bank, providing services to its customers through locations in Pennsylvania, Ohio and New York. S&T Bank deposits are insured by the FDIC to the maximum extent provided by law. S&T Bank has three wholly owned operating subsidiaries: S&T Insurance Group, LLC, S&T Bancholdings, Inc. and Stewart Capital Advisors, LLC.

Additionally, S&T engages in nonbanking activities through the following five entities:

•	9th Street Holdings, Inc. (which we refer to as “9th Street”), which was formed in June 1988 to hold and manage certain investments previously owned by S&T Bank. In this capacity, 9th Street creates additional latitude for S&T to purchase new investments;
•	S&T Bancholdings, Inc., which was formed in August 2002 for purposes similar to 9th Street;
•	CTCLIC, a joint venture with another financial institution, which serves as a reinsurer of credit life, accident and health insurance policies previously sold by S&T Bank and the other institution. S&T Bank and the other institution each possess a 50% ownership interest in CTCLIC;
•	S&T Insurance Group, LLC, which distributes life insurance and long-term disability income insurance products; and
•	Stewart Capital Advisors, LLC, which was formed in August 2005 and serves as a registered investment for private investment accounts.

Through S&T Bank and S&T’s non-bank subsidiaries, S&T offers traditional banking services, which include accepting time and demand deposits and originating commercial and consumer loans, brokerage services and trust services, including serving as executor and trustee under wills and deeds and as guardian and custodian of employee benefits. S&T also manages private investment accounts for individuals and institutions through its registered investment advisor.

The main office of both S&T Bancorp, Inc. and S&T Bank is located at 800 Philadelphia Street, Indiana, Pennsylvania, and its phone number is (800) 325-2265.

INFORMATION ABOUT DNB

DNB Financial Corporation is incorporated under the laws of the Commonwealth of Pennsylvania and is registered with and supervised by the Federal Reserve Board under the BHC Act as a bank holding company. DNB First, National Association, DNB’s bank subsidiary, was organized in 1860. DNB First is a national banking association that is a member of the Federal Reserve System, the deposits of which are insured by the FDIC. DNB First is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in the southeastern Pennsylvania market area, including accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. DNB First has 14 full service branches and a full-service wealth management group known as “DNB First Wealth Management.” DNB First’s financial subsidiary, DNB Financial Services, Inc., (also known as “DNB Investments & Insurance”) is a Pennsylvania licensed insurance agency, which, through a third party marketing agreement with Cetera Investment Services, LLC, sells a broad variety of insurance and investment products. DNB’s other subsidiaries are Downco, Inc. and DN Acquisition Company, Inc. which were incorporated in December 1995 and December 2008, respectively, for the purpose of acquiring and holding Other Real Estate Owned acquired through foreclosure or deed in-lieu-of foreclosure, as well as DNB First-occupied real estate.

As of March 31, 2019, DNB had total assets of $1.17 billion, total deposits of $980.3 million and total stockholders’ equity of $115.0 million. On December 31, 2018, the Bank had 156 full-time employees and 18 part-time employees.

The principal executive offices of DNB are located at 4 Brandywine Avenue, Downingtown, PA 19335, and its telephone number is (610) 269-1040.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the S&T board of directors and the DNB board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of DNB with and into S&T, with S&T continuing as the surviving entity. In the merger, each share of DNB common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of DNB common stock held by DNB or S&T, will be converted into the right to receive 1.22 shares of S&T common stock, par value $2.50 per share.

Immediately following the merger, DNB Bank, a wholly owned bank subsidiary of DNB, will merge with and into S&T Bank, with S&T Bank continuing as the surviving bank.

No fractional shares of S&T common stock will be issued in connection with the merger, and holders of DNB common stock will be entitled to receive, in lieu thereof, an amount in cash, rounded to the nearest whole cent, equal to (x) the fraction of a share of S&T common stock to which the holder would otherwise be entitled multiplied by (y) the S&T share value. For a discussion of the treatment of awards outstanding under DNB’s equity plans outstanding as of the effective time, see “The Merger Agreement—Treatment of DNB Equity Awards.”

DNB shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement. See “The Merger Agreement” for additional, detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its ongoing consideration and evaluation of DNB’s long-term prospects and strategies, the DNB board of directors and management regularly review and assess DNB’s business strategies, opportunities and challenges in light of developments in DNB’s business, in the industries in which it competes, in the economy generally and in the financial markets, with the goal of enhancing value for its shareholders.

The DNB board of directors and members of DNB’s senior management have regularly met with representatives of certain investment banking firms experienced in the banking industry, including representatives of Ambassador Financial Group, Inc. (which was subsequently acquired by PNC Bank, National Association and has been renamed PNC FIG Advisory, Inc. and which we refer to as “PNC”) to discuss market conditions, industry trends, DNB’s performance, developments in mergers and acquisitions and potential strategic opportunities. In addition, from time to time, DNB has had general discussions with other financial institutions regarding the possibility of a potential future strategic transaction.

In the early part of 2019, the DNB board of directors and management continued their discussions regarding DNB’s business strategies, opportunities and challenges, and began discussing exploring possibilities for enhancing value for shareholders by considering approaches to gain an understanding of the potential level of interest of third parties in acquiring DNB. At this time, the DNB board of directors and management also began regularly consulting with legal counsel at Stradley Ronon Stevens & Young, LLP (which we refer to as “Stradley”) regarding DNB’s process for considering various alternatives for enhancing shareholder value. On February 27, 2019, at a regularly scheduled meeting of the DNB board of directors that was attended by representatives of Stradley, members of the board discussed the future and strategic plans of DNB with DNB’s senior management and management’s views regarding DNB’s prospects as an independent community bank and the anticipated challenges to maintaining DNB’s competitive position and enhancing shareholder value. Based on those discussions, the DNB board of directors determined it advisable to retain an investment banking firm to serve as DNB’s financial advisor to provide additional assistance to the board as it considered these matters. In connection with its determination, the board authorized a sub-group of its members, consisting of James H. Thornton, the board’s Chairman, Gerald F. Griesser, James R. Biery and John F. McGill to meet with the investment banks to discuss current market conditions and developments in mergers and acquisitions, as well as a process for exploring the potential interest of third parties in acquiring DNB. Following those meetings, and upon the recommendation of the sub-group, the DNB board of directors approved the engagement of PNC to serve as DNB’s financial advisor.

The DNB board of directors authorized PNC to contact an approved group of financial institutions to solicit their potential interest in pursuing a strategic transaction and discuss their views regarding DNB’s valuation if they were interested in pursuing an acquisition of DNB. The financial institutions contacted by PNC were selected based on a variety of factors, including their expected level of potential interest in pursuing a strategic transaction with DNB, their apparent ability to complete a strategic transaction with DNB, and their perceived strategic fit. In mid-March 2019, with DNB’s approval, PNC contacted 19 financial institutions on a confidential basis. Of the 19 financial institutions contacted, 12 indicated sufficient interest that they were provided a form of non-disclosure agreement that, if executed and returned, would allow them to receive certain nonpublic information regarding DNB. Eight of those financial institutions, including S&T, expressed interest in receiving nonpublic information about DNB. Between March 19, 2019 and April 2, 2019, DNB entered into confidentiality agreements containing customary provisions with each of the eight financial institutions, including with S&T on March 19, 2019. The confidentiality agreements included a customary standstill provision that provided that such provision would terminate if DNB entered into an agreement providing for the sale or change in control of DNB. Thereafter, DNB provided limited high-level diligence information to each of the eight parties that entered into confidentiality agreements.

During the second half of April, four of the parties that entered into confidentiality agreements with DNB delivered to PNC preliminary indications of interest relating to a transaction with DNB. On April 22, 2019, S&T delivered to PNC a preliminary nonbinding proposal to acquire DNB at a price range of $46 and $48 per share of DNB common stock, with the consideration to be paid in S&T common stock using a fixed exchange ratio. S&T also proposed to appoint one member of the DNB board of directors to the S&T board of directors upon consummation of the proposed transaction. In connection with such indication of interest, S&T requested a period of exclusivity of 60 days in order to discuss and finalize a transaction.

On April 24, 2019, the DNB board of directors met at a regularly scheduled meeting. At this meeting, PNC provided the DNB board of directors with an update on the process, including a review of the four preliminary non-binding proposals that had been received. The DNB board of directors discussed the key features of the proposals, including the proposed purchase price, the structure of the merger consideration, each party’s perceived interest in negotiating and entering into a transaction and each party’s likely ability to obtain required transaction approvals from its respective banking regulators in a timely manner, as well as certain background information regarding each of the parties. Stradley provided an overview of legal and fiduciary matters. The DNB board of directors observed that S&T’s proposal represented the highest indicative price level received from any party, noting that the other proposals fell within a range of $41 to $43.50 per share of DNB common stock compared with the $46 to $48 range proposed by S&T, and discussed its belief that S&T’s proposal would provide significantly more value to DNB shareholders as compared to the proposals from the three other potential counterparties and DNB’s standalone alternatives. The DNB board of directors noted the 60-day exclusivity period requested by S&T in its proposal and expressed its belief that, under the circumstances, a 45-day exclusivity period would be appropriate and acceptable. The DNB board of directors then discussed with PNC the possibility that any of the three other potential counterparties would increase their proposed price ranges to be competitive with, or exceed, the price range indicated in the S&T proposal. The DNB board of directors concluded that, based on PNC’s discussions with the three other potential counterparties, it was highly unlikely that any of them would increase their proposed price ranges to be competitive with, or exceed, the price range indicated in the S&T proposal.

The DNB board of directors then approved a motion to authorize management to execute and return the S&T proposal, subject to S&T’s agreement to reduce the exclusivity period from 60 days to 45 days. The DNB board of directors also directed that a request be made to S&T to agree to appoint a second member of the DNB board of directors to the S&T board of directors upon consummation of the proposed transaction. In subsequent discussions between representatives of DNB and S&T, and prior to DNB’s delivery to S&T of a countersigned acceptance of S&T’s proposal, S&T indicated that it would be prepared to discuss and finalize at a future date the exchange ratio within the $46 to $48 price range it had proposed, based on discussions between the companies and its due diligence findings. S&T also indicated it would propose appointing two members of the DNB board of directors to the S&T board of directors upon consummation of the proposed transaction and agreed to a reduction in the exclusivity period from 60 days to 45 days.

On May 1, 2019, S&T and its representatives, including its financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”) and legal adviser, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell, Lipton”) obtained access to a virtual data room containing due diligence materials concerning DNB. Over the course of the following month, S&T and its representatives continued S&T’s due diligence investigation of DNB, and DNB continued to make due diligence materials available to S&T and its representatives.

On May 9, 2019, senior management of DNB met in person with senior management of S&T to discuss the potential transaction.

On May 15 and 16, 2019, S&T’s management and its representatives attended in-person due diligence discussions with DNB’s management and its representatives.

On May 17, 2019, Wachtell, Lipton, distributed a draft merger agreement for the proposed transaction to Stradley. Throughout the last two weeks of May and the first several days of June, Stradley and Wachtell, Lipton exchanged drafts of the merger agreement and negotiated the substantially final terms of the merger agreement. During this time, Stradley and Wachtell, Lipton also exchanged drafts of the form of voting agreements proposed to be entered into by S&T with each of the directors and certain executive officers of DNB.

On May 22, 2019, at a regularly scheduled meeting of the DNB board of directors, DNB senior management discussed with the board the status of negotiations with S&T, the status of S&T’s due diligence and DNB’s plans to proceed with reverse due diligence. Representatives of Stradley discussed with the board key terms of the draft of merger agreement and form of voting agreements, including terms that were the subject of ongoing negotiations between Stradley and Wachtell, Lipton. During the negotiation process, members of the DNB board of directors were regularly apprised of progress in the negotiations by Mr. Thornton, the board’s Chairman.

DNB also began a reverse due diligence investigation of S&T, and on May 23, 2019, DNB and its representatives obtained access to a virtual data room containing reverse due diligence materials concerning S&T. Over the course of the following weeks, DNB continued its reverse due diligence investigation of S&T, and S&T continued to make due diligence information available to DNB and its representatives.

During late May and continuing into early June 2019, representatives of S&T and DNB regularly met and continued to discuss the final terms of the proposed transaction, including the exchange ratio, which the parties agreed would be established within the range of S&T’s indication of interest. During these discussions, S&T proposed an exchange ratio of 1.20 shares of S&T common stock to be issued in exchange for each share of DNB common stock in the merger. Representatives of DNB proposed an exchange ratio of 1.24.

On the morning of June 1, 2019, the sub-group of DNB’s board of directors (which now included an additional director, G. Daniel O'Donnell) met with certain members of DNB’s senior management and PNC in attendance, to discuss certain open issues regarding the merger agreement, including the proposed exchange ratio and protective provisions that would give DNB a right to terminate the merger agreement in the event of a significant decline in S&T’s stock price after the signing of the merger agreement. Following the discussion, PNC was instructed to again discuss with S&T’s representatives the exchange ratio of 1.24 previously proposed by DNB and also discuss the inclusion of such termination rights in the merger agreement.

On the afternoon of June 3, 2019, a special meeting of the S&T board of directors was held. At this meeting, management gave a detailed review of the status of discussions, including with respect to the exchange ratio, with DNB and its due diligence findings. Representatives of KBW provided a financial analysis of the proposed transaction, and responded to questions from the board. Representatives of Wachtell, Lipton reviewed legal terms of the proposed transaction agreement and other legal matters, and responded to questions from the board. Following extensive discussion, the board authorized management to finalize the terms of the merger along the lines discussed at the meeting, and determined that it would meet again on June 5, 2019 to review and approve final terms of the proposed transaction.

Thereafter, representatives of DNB and S&T tentatively agreed to an exchange ratio of 1.22, subject to the approval of each of their respective boards of directors.

On the morning of June 5, 2019, a special meeting of the S&T board of directors was held. In the course of this meeting, management updated the S&T board of directors on the status of discussions and preparations of an announcement. KBW and Wachtell, Lipton provided updates on financial and legal matters, respectively. After additional discussion, the S&T board of directors unanimously determined that the merger with DNB was advisable and in the best interests of S&T and its shareholders and voted unanimously to adopt and approve the merger agreement.

On June 5, 2019, a special meeting of the DNB board of directors was held, which was attended by representatives of Stradley and PNC. Representatives of Stradley and PNC updated the DNB board of directors on the status of the negotiations with S&T and members of DNB senior management provided updates of the results of the reverse due diligence and summarized key aspects of their meetings with members of S&T senior management. Representatives of Stradley reviewed the final terms of the proposed transaction documents, including the merger agreement and form of voting agreement, and responded to questions from directors. Representatives of Stradley also reviewed with the DNB board of directors their fiduciary duties under Pennsylvania law in connection with a proposed business combination transaction and the process that the board of directors had conducted to date.

PNC presented its financial analyses with respect to the exchange ratio provided for in the proposed merger and verbally rendered an opinion to the DNB board of directors, which was subsequently confirmed by delivery of a written opinion, dated June 5, 2019, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of DNB common stock.

After careful consideration and discussion, and taking into consideration the matters discussed during that meeting and during prior meetings of the DNB board of directors, including the factors described under “—DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors,” the DNB board of directors unanimously determined that the merger with S&T was advisable and in the best interests of DNB and its shareholders and voted unanimously to adopt and approve the merger agreement and the transactions contemplated thereby and recommend that the shareholders of DNB approve the merger agreement and the transactions contemplated thereby.

On the afternoon of June 5, 2019, the merger agreement and the voting agreements were executed and delivered by the parties thereto, and DNB and S&T publicly announced their entry into the merger agreement via a press release.

DNB’s Reasons for the Merger; Recommendation of the DNB Board of Directors

After careful consideration, at a meeting held on June 5, 2019, the DNB board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of DNB and its shareholders and unanimously approved the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and recommend that DNB shareholders vote “FOR” the DNB merger proposal, the DNB board of directors evaluated the merger agreement and such other transactions in consultation with DNB’s management, as well as DNB’s financial and legal advisors, and considered a number of factors, both positive and negative, including the following material factors:

•	the financial terms of the merger, including the value of the consideration to be received by DNB’s shareholders relative to recent and historical trading prices for DNB’s common stock and DNB’s dividend history, book value and earnings per share;
•	the recent and historical performance of DNB’s and S&T’s common stock, the increased liquidity, in terms of its average daily trading volume, of S&T’s common stock relative to DNB’s common stock, the levels of anticipated future cash dividends DNB shareholders would receive as S&T shareholders, and the related potential benefits to DNB shareholders of receiving the merger consideration in the form of shares of S&T common stock;
•	the board’s consideration of DNB’s business, results of operations, financial and market position and expectations and challenges concerning DNB’s future earnings and prospects;

•	the current environment and anticipated future developments in the financial services industry, including national, regional and local economic and competitive conditions, interest rates, ongoing consolidation, increased regulatory burdens, increased costs of technology, and the current and expected future environment for community banks, particularly in the markets in which DNB operates, and the effect these and other factors could have on DNB’s prospects as an independent institution;
•	information about S&T, including, but not limited to, business and financial condition, results of operations, earnings and business prospects and management, and the belief that the merger offers DNB shareholders the opportunity to participate in and benefit from the potential future growth, financial position, business and other opportunities, and prospects of the combined company;
•	the prospects of the combined company relative to the prospects of DNB as an independent institution, in light of the factors described above, including the ability of the combined company to take advantage of the complementary strengths and market positions of each company;
•	the strategic benefits of the merger and expected synergies and cost savings to be achieved by the combined company upon completion of the merger, and the potential for DNB’s shareholders to benefit as shareholders of the combined company from the strategic benefits, expected synergies and costs savings;
•	the fact that, notwithstanding that the implied value of the merger consideration as of June 4, 2019, the day prior to the announcement of the merger agreement, of approximately $38.75 for each share of DNB common stock, based on S&T’s closing price of $47.28 per share on that date, represented a premium of approximately 13.8% over the closing price of DNB’s common stock on that date, the implied value of the merger consideration also represented a 52.4% premium over the closing price of DNB’s common stock of $31.03 on January 16, 2019, the last trading day prior to the filing of a Schedule 13D by an investor group indicating, among other things, its demand that the DNB board of directors engage advisors to review strategic alternatives, including a sale, after which the DNB board of directors believes that DNB’s common stock began trading at a higher price due to market perceptions about the likelihood of DNB undertaking a strategic transaction;
•	the results of the process conducted by DNB, with the assistance of its advisors, to gauge and elicit potential interest in DNB;
•	the financial terms of recent business combinations involving banks and bank holding companies, particularly in the mid-Atlantic region, and a comparison of the multiples of selected combinations with the terms of the proposed merger with S&T, as well as the other terms of the merger agreement and their comparability to those in other recent transactions;
•	consideration of the relative attractiveness of the merger with S&T as compared to other potential strategic alternatives;
•	the financial presentation, dated June 5, 2019, of PNC to the DNB board of directors and the opinion of PNC, dated June 5, 2019, to the DNB board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the merger to the holders of DNB common stock;
•	the fact that DNB shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger;
•	DNB’s ability to terminate the merger agreement if the trading price of S&T common stock declines under circumstances provided for in the merger agreement, as more fully described under the section entitled “The Merger Agreement—Termination of the Merger Agreement”;
•	the likelihood of successful execution of the proposed merger, in light of, among other things, the conditions to the closing of the merger and the likelihood of obtaining required regulatory approvals;
•	the terms of the merger agreement providing that DNB may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the DNB board of directors concludes in good faith (in accordance with the merger agreement and after consultation with its outside legal counsel) that the failure to take such actions would more likely than not result in a violation of the directors’ fiduciary duties under applicable law;

•	the tax-free nature of the transaction to most DNB shareholders, as further described under “Material U.S. Federal Income Tax Consequences”;
•	the continued representation of DNB on S&T’s board of directors after the effective time of the merger through the appointment of two directors currently serving as DNB directors to the S&T board of directors;
•	the protections and benefits expected to be provided by S&T to DNB employees, including those employees who will be adversely affected by the merger; and
•	the amendment to DNB’s bylaws to require that certain types of actions, including any derivative action and certain actions brought against DNB or its directors or officers, be brought in certain state or federal courts in Pennsylvania, and the DNB board of directors’ determination that such amendment could mitigate the costs, delays and diversion of management that could result if certain types of actions, including certain actions that might be brought related to the merger and the transactions contemplated thereby, were pursued in multiple jurisdictions and prevent inconsistent judgments.

In the course of its deliberations, the DNB board of directors also considered potential risks and potentially negative factors concerning the merger, including the following material factors:

•	the fact that, because the merger consideration is a fixed exchange ratio of 1.22 shares of S&T common stock for each share of DNB common stock, DNB shareholders could be adversely affected by a decrease in the trading price of S&T common stock prior to the completion of the merger;
•	the risks and costs associated with integrating DNB’s business and operations with those of S&T, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;
•	the risk that the merger may not be consummated or that the closing may be unduly delayed because certain conditions to DNB’s and S&T’s obligations to complete the merger agreement have not been satisfied, including the risk that necessary regulatory approvals or DNB shareholder approval might not be obtained or due to other factors or developments that may be outside of either party’s control;
•	the potential risk of diverting DNB management’s attention and resources from the operation of DNB’s business to consummation of the merger;
•	the restrictions on the conduct of DNB’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent DNB from realizing certain business opportunities or taking certain actions with respect to its operations that it would otherwise take absent the proposed merger;
•	the fact that the interests of certain of DNB’s directors and executive officers may be different from, or in addition to, the interests of DNB’s other shareholders;
•	the risk of potential employee attrition and possible adverse effects on business and customer relationships as a result of the pending merger and the anticipated merger-related costs;
•	the provisions of the merger agreement prohibiting DNB from soliciting alternative acquisition proposals; and
•	the possibility that the termination fee payable by DNB to S&T if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price offered in any such proposals.

While the DNB board of directors considered the foregoing potentially positive and potentially negative factors, the DNB board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the DNB board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of DNB and its shareholders.

The DNB board of directors based its determination and unanimous recommendation on the totality of the information presented to and factors considered by it, including in its discussions with DNB’s management and DNB’s financial and legal advisors. The foregoing discussion of the information and factors considered by the DNB board of directors is not intended to be exhaustive but includes the material factors considered by the DNB board of directors. In light of the many factors considered by the DNB board of directors and their complexity, the DNB board of directors did not rank, quantify or assign any relative or specific weights to the factors described above in reaching its determination to approve the merger agreement and the transactions contemplated thereby. In addition, individual members of the DNB board of directors may have given different weights to different factors.

In considering the recommendation of the DNB board of directors, DNB shareholders should be aware that certain directors and executive officers of DNB may have interests in the merger that are different from, or in addition to, interests of DNB shareholders generally, and these factors may create potential conflicts of interest. The DNB board of directors was aware of these interests and considered them when evaluating, negotiating and approving the merger agreement, and in recommending the merger to DNB shareholders. See “The Merger—Interests of DNB’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of DNB Equity Awards.”

DNB shareholders also should be aware that each member of the DNB board of directors has entered into a voting agreement with S&T, solely in his or her capacity as a shareholder of DNB, pursuant to which he or she has agreed, among other things, to vote in favor of the DNB merger proposal and the other proposals presented at the DNB special meeting and against any alternative acquisition proposal.

The foregoing explanation of the DNB board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section “Cautionary Statement Regarding Forward-Looking Statements.”

After its consideration of the various factors set forth above, the DNB board of directors unanimously recommends that DNB shareholders vote “FOR” the DNB merger proposal.

Opinion of DNB’s Financial Advisor

DNB retained PNC to act as DNB’s financial advisor in connection with DNB’s consideration of a possible business combination with another party. PNC is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, PNC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the June 5, 2019 meeting at which DNB’s board of directors considered the merger agreement and the merger, PNC delivered its oral opinion to DNB’s board of directors, which was subsequently confirmed in writing on June 5, 2019, to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the exchange ratio provided for in the merger was fair to the holders of DNB common stock from a financial point of view. PNC’s opinion was approved by PNC’s Fairness Opinion Committee. PNC has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of PNC’s written opinion to DNB, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of DNB common stock are encouraged to read the opinion carefully in its entirety. The following summary of PNC’s opinion is qualified in its entirety by reference to the full text of such opinion.

PNC’s opinion to DNB’s board of directors was rendered for the benefit of DNB’s board of directors (in its capacity as such) in connection with its evaluation of the merger. PNC’s opinion is not intended to and does not constitute a recommendation to any DNB shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. PNC’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which DNB might engage or the merits of the underlying decision by DNB to engage in the merger.

No limitations were imposed by DNB on the scope of PNC’s investigation or on the procedures followed by PNC in rendering its opinion.

In rendering the opinion, PNC:

•	Reviewed a draft dated June 5, 2019 of the merger agreement;
•	Reviewed DNB’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;
•	Reviewed DNB’s Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;
•	Reviewed S&T’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;
•	Reviewed S&T’s Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;
•	Reviewed DNB First, National Association’s and S&T Bank’s respective quarterly call reports for March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018;
•	Reviewed other publicly available information regarding DNB and S&T, including research analysts’ estimates for S&T discussed with PNC by the management of S&T;
•	Reviewed certain nonpublic information provided to PNC by or on behalf of DNB and S&T, regarding DNB and S&T (including financial projections and forecasts for DNB provided to PNC by the management of DNB and long-term growth rate and other assumptions for S&T provided to PNC by the management of S&T) and projected cost savings anticipated by the management of S&T to be realized from the merger;
•	Reviewed recently reported stock prices and trading activity of DNB common stock and S&T common stock;
•	Discussed the past and current operations, financial condition and future prospects of DNB and S&T with senior executives of DNB and S&T, respectively;
•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that PNC selected as relevant to its analysis of DNB and S&T;
•	Reviewed and analyzed certain publicly available financial data of transactions that PNC selected as relevant to its analysis of DNB;
•	Considered S&T’s financial and capital position and certain potential pro forma financial effects of the merger on S&T;
•	Considered the results of the process conducted by or on behalf of DNB, with PNC’s assistance, to solicit indications of interest from third parties with respect to a possible sale of DNB;
•	Conducted other analyses and reviewed other information PNC considered necessary or appropriate; and
•	Incorporated PNC’s assessment of the overall economic environment and market conditions, as well as PNC’s experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering PNC’s opinion, PNC also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to PNC by or on behalf of DNB and S&T, as well as publicly available information used in PNC’s analyses. PNC did not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials provided to PNC and publicly available information, or for the independent verification thereof. Further, PNC relied on the assurances of the respective managements of DNB and S&T that they were not aware of any facts or circumstances that would make any of the foregoing materials provided to PNC inaccurate or misleading. With respect to the financial projections and forecasts for DNB and research analysts’ estimates and long-term growth rate and other assumptions for S&T reviewed by PNC and other nonpublic information related to projected cost savings referred to above, PNC assumed, with DNB’s consent, that they were reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of DNB and S&T, as the case may be, as to the future financial performance of DNB and S&T and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings would be realized in the amounts and at the times projected. PNC assumed no responsibility for and expressed no view as to any of the foregoing information reviewed by PNC or the assumptions on which they were based.

PNC is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and PNC was not requested to, and PNC did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. PNC assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and PNC assumed that each of DNB and S&T had, and the pro forma combined company would have, appropriate reserves to cover any such losses. PNC did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of DNB, S&T or any other party, and PNC was not furnished with any such valuation or appraisal.

PNC’s opinion was based on conditions as they existed and the information that PNC had received as of the date of PNC’s opinion. PNC does not have any obligation to update, revise or reaffirm its opinion. PNC expressed no opinion as to the actual value of S&T common stock when issued in the merger or the prices at which DNB common stock or S&T common stock might trade at any time.

In rendering PNC’s opinion, PNC assumed, with DNB’s consent, that the merger and related transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. PNC also assumed, with DNB’s consent, that, in the course of obtaining the necessary governmental, regulatory and other third-party approvals, consents and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on DNB, S&T or the merger (including the contemplated benefits thereof). PNC also assumed, with DNB’s consent, that the final merger agreement would not differ from the draft reviewed by PNC in any respect material to PNC’s analyses or opinion. PNC further assumed, with DNB’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

PNC expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in PNC’s opinion) of the merger or any related transaction. PNC’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which DNB might engage or the merits of the underlying decision by DNB to engage in the merger. PNC expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the merger, or any class of such persons, relative to the exchange ratio or otherwise.

In performing its analyses, PNC made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are beyond the control of PNC, DNB and S&T. Any estimates contained in the analyses performed by PNC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, PNC’s opinion was among several factors taken into consideration by the DNB’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the DNB board of directors with respect to the fairness of the exchange ratio. The exchange ratio was determined through negotiation between DNB and S&T, and the decision of DNB to enter into the merger agreement was solely that of DNB’s board of directors.

Selected Implied Transaction Statistics for the Merger

Using financial information for DNB as of March 31, 2019, for the twelve months ended March 31, 2019 and for the three months ended March 31, 2019 (annualized) and the closing price of DNB common stock on June 4, 2019, PNC calculated the following implied transaction statistics for the merger based on the 1.22x exchange ratio and S&T’s closing stock price on June 4, 2019 of $38.75:

Transaction value per share of DNB common stock	$47.28
Transaction value / tangible book value	207%
Transaction value / last twelve months earnings	19.2	x
Transaction value / last three months earnings annualized	19.8	x
Core deposit premium[1]	12.0%
Market premium to most recent closing price	13.8%

The following is a summary of the material financial analysis presented by PNC to DNB’s board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by PNC in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, PNC did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, PNC believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in PNC’s analyses for comparative purposes is identical to DNB, S&T or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Selected Companies Analysis of DNB

PNC performed a selected companies analysis by comparing the financial and stock performance of DNB with those of the following 11 selected publicly traded financial institutions (which are referred to as the “DNB Comparable Institutions”) that were headquartered in Pennsylvania, whose employees were not unionized, that were not mutual institutions or merger or acquisition targets and that had assets between $1.0 billion and $1.5 billion, an average one-year daily trading volume greater than 100 shares, a tangible equity-to-tangible assets ratio less than 11%, and a nonperforming assets-to-assets ratio less than 2.0%:

Description of DNB Comparable Institutions

Institution	City, State	Ticker	Exchange
CB Financial Services, Inc.	Carmichaels, PA	CBFV	NASDAQ
Citizens Financial Services, Inc.	Mansfield, PA	CZFS	OTC Pink
Embassy Bancorp, Inc.	Bethlehem, PA	EMYB	OTCQX
ENB Financial Corp	Ephrata, PA	ENBP	OTCQX
FNCB Bancorp, Inc.	Dunmore, PA	FNCB	NASDAQ
Franklin Financial Services Corporation	Chambersburg, PA	FRAF	NASDAQ
Norwood Financial Corp.	Honesdale, PA	NWFL	NASDAQ
Prudential Bancorp, Inc.	Philadelphia, PA	PBIP	NASDAQ
QNB Corp.	Quakertown, PA	QNBC	OTC Pink
Riverview Financial Corporation	Harrisburg, PA	RIVE	NASDAQ
Somerset Trust Holding Company	Somerset, PA	SOME	OTC Pink

Source: S&P Global Market Intelligence.

[1]	Calculated as follows: (implied transaction value – tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

PNC compared the financial performance of DNB and the DNB Comparable Institutions as indicated in the following table:

Financial Performance of DNB and DNB Comparable Institutions2

	Assets in Millions	Tangible Equity/ Tang. Assets	Tangible Comm. Eq./ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity
High	$1,448	10.64%	10.64%	1.66%	1.28%	15.08%
75th Percentile	1,240	9.63	9.63	1.31	1.06	11.97
Median	1,204	9.17	9.17	0.81	0.90	10.68
25th Percentile	1,171	8.19	8.19	0.36	0.78	6.86
Low	1,112	7.69	7.69	0.16	0.49	5.05

DNB	$1,167	8.61%	8.61%	0.96%	0.94%	9.76%

Source: S&P Global Market Intelligence.

PNC then compared the stock performance of DNB and the DNB Comparable Institutions as indicated in the following table:

Stock Performance of DNB and DNB Comparable Institutions3

	Stock Price/						Dividend Yield	Shares Traded Daily[4]
	Earnings per Share				Tang. Book Per Share	Assets Per Share
	LTM		MRQ (annualized)
High	28.9	x	16.9	x	180%	17.0%	4.11%	19,071
75th Percentile	14.7		13.1		140	13.5	3.42	8,565
Median	11.7		11.7		123	10.9	3.15	3,329
25th Percentile	11.2		10.6		118	9.7	2.81	706
Low	9.1		9.6		99	8.1	1.07	348

DNB	16.9	x	17.3	x	181%	15.4%	0.67%	7,250

Source: S&P Global Market Intelligence.

[2]	Financial data was as of March 31, 2019, or the twelve months ended March 31, 2019, or if unavailable, December 31, 2018.
[3]	Financial data as of March 31, 2019, or for the twelve or three months ended March 31, 2019, or if unavailable, December 31, 2018. Market data is as of June 4, 2019.
[4]	Average volume of shares traded daily over the past year.

PNC also reviewed the historical stock price performance of DNB relative to the DNB Comparable Institutions and selected stock indices, as indicated in the following tables:

DNB Historical Stock Performance
Relative to DNB Comparable Institutions and Selected Indices

	One-Year Stock Performance
Date	DNB (DNBF)	DNB Comparable Institutions	S&P 500	NASDAQ Bank Index
June 4, 2019	115%	94%	102%	83%
June 4, 2018	100	100	100	100
	Three-Year Stock Performance
Date	DNB (DNBF)	DNB Comparable Institutions	S&P 500	NASDAQ Bank Index
June 4, 2019	159%	118%	134%	126%
June 3, 2016	100	100	100	100

Discounted Cash Flow Analysis of DNB

PNC performed a discounted cash flow analysis to estimate a range for the implied equity value of DNB common stock. In this analysis, PNC assumed discount rates of 9%, 12% and 15% and calculated terminal values of 11x and 15x estimated earnings at the end of seven years. PNC used financial projections and forecasts for DNB provided to PNC by the management of DNB. This analysis indicated an implied present value reference range of DNB common stock of $19.73 per share to $38.26 per share, which are 8.1x and 15.7x, respectively, DNB’s earnings for the 12 months ended March 31, 2019 and 87% and 168%, respectively, of DNB’s tangible book value as of March 31, 2019.

Selected Transactions Analysis of DNB

PNC performed a selected transactions analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the merger:

•	Publicly available acquisition metrics of selected transactions in the United States that were announced from January 1, 2015 through June 3, 2019 with announced deal values of $10 million or more and publicly announced transaction price to tangible common book, excluding mergers of equals (which are referred to as “National M&A Transactions”).
•	Publicly available acquisition metrics of selected transactions in which the selling bank was based in Pennsylvania, Ohio, New Jersey, Indiana, or West Virginia that were announced from January 1, 2014 through June 3, 2019 with seller assets between $750 million to $2.0 billion (which are referred to as “Regional Transactions”).

The results of the analysis for National M&A Transactions are set forth in the following table:

National M&A Transactions5

	Year[6]	Number of Deals	Median Price/Last 12 Months Earnings		Median Price/ Tangible Common Book (%)
Highest 3rd by Announced Price-to-Tangible Book	2019 (through June 3, 2019)	8	16.2	x	214%
	2018	46	24.4		216
	2017	47	21.9		209
	2016	38	20.3		179
	2015	47	23.7		181

Middle 3rd by Announced Price-to-Tangible Book	2019 (through June 3, 2019)	9	14.7	x	172%
	2018	46	24.4		173
	2017	47	22.9		167
	2016	39	20.0		141
	2015	46	22.8		143

Lowest 3rd by Announced Price-to-Tangible Book	2019 (through June 3, 2019)	9	18.1	x	135%
	2018	46	24.9		134
	2017	47	20.8		132
	2016	39	18.2		116
	2015	46	23.4		118

S&T/DNB			19.2	x	207%

Source: S&P Global Market Intelligence.

[5]	Median pricing data of the selected transactions in the sub-group indicated are shown.
[6]	Year-to-date 2019 through June 4, 2019.

The results of the analysis for the Regional Transactions are set forth in the following table with primary focus on the median values:

Regional Transactions

Acquirer/Seller	Deal Value (in mill.)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book
S&T Bancorp, Inc./Integrity Bancshares, Inc.	$163	16.1	x	268%
First Merchants Corporation/Independent Alliance Banks, Inc.	250	27.9		265
Bryn Mawr Bank Corporation/Royal Bancshares of Pennsylvania, Inc.	126	11.5		241
WesBanco, Inc./ESB Financial Corporation	358	20.4		207
Northwest Bancshares, Inc./LNB Bancorp, Inc.	181	24.3		195
WesBanco, Inc./Your Community Bankshares, Inc.	214	14.3		173
Horizon Bancorp, Inc./Salin Bancshares, Inc.	135	44.0		162
National Penn Bancshares, Inc./TF Financial Corporation	142	21.1		148
OceanFirst Financial Corp./Cape Bancorp, Inc.	206	16.9		140
Kearny Financial Corp./Clifton Bancorp Inc.	402	65.1		138
Univest Corporation of Pennsylvania/Fox Chase Bancorp, Inc.	248	25.1		134
OceanFirst Financial Corp./Ocean Shore Holding Co.	150	21.6		130
Berkshire Hills Bancorp, Inc./First Choice Bank	112	54.9		110

Median	$181	21.6	x	162%

S&T/DNB	$205	19.2	x	207%

Source: S&P Global Market Intelligence.

Selected Companies Analysis of S&T

PNC performed a selected companies analysis by comparing the financial and stock performance of S&T with those of the following 10 selected publicly traded financial institutions (which are referred to as the “S&T Comparable Institutions”) that were headquartered in Pennsylvania or New York, were not mutual institutions or merger or acquisition targets, have established branch networks, and had assets between $5.0 billion and $12.0 billion, an average one-year daily trading volume greater than 100, a tangible equity-to-tangible assets ratio less than 11.0% and a nonperforming assets-to-assets ratio less than 1.50%:

Overview of S&T and S&T Comparable Institutions

Institution	City, State	Ticker	Exchange
Community Bank System, Inc.	DeWitt, NY	CBU	NYSE
Customers Bancorp, Inc.	Wyomissing, PA	CUBI	NYSE
Dime Community Bancshares, Inc.	Brooklyn, NY	DCOM	NASDAQ
First Commonwealth Financial Corporation	Indiana, PA	FCF	NYSE
Flushing Financial Corporation	Uniondale, NY	FFIC	NASDAQ
NBT Bancorp Inc.	Norwich, NY	NBTB	NASDAQ
Northwest Bancshares, Inc.	Warren, PA	NWBI	NASDAQ
Tompkins Financial Corporation	Ithaca, NY	TMP	NYSEAM
TrustCo Bank Corp NY	Glenville, NY	TRST	NASDAQ
Univest Financial Corporation	Souderton, PA	UVSP	NASDAQ

Source: S&P Global Market Intelligence.

PNC compared the financial performance of S&T and the S&T Comparable Institutions as indicated in the following table:

Financial Performance of S&T and S&T Comparable Institutions7

	Assets in Millions	Tangible Equity/ Tang. Assets	Tangible Comm. Eq./ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity
High	$10,916	9.72%	9.72%	0.90%	1.60%	13.73%
75th Percentile	9,991	9.49	9.46	0.51	1.24	11.53
Median	7,420	9.34	8.92	0.42	1.17	9.77
25th Percentile	6,541	8.34	8.10	0.30	0.85	8.55
Low	5,036	7.93	7.35	0.15	0.61	6.62

S&T	$7,229	9.41%	9.41%	1.02%	1.44%	11.07%

Source: S&P Global Market Intelligence

PNC then compared the stock performance of S&T and the S&T Comparable Institutions as indicated in the following table:

Stock Performance of S&T and S&T Comparable Institutions8

	Stock Price/						Dividend Yield	Shares Traded Daily[9]
	Earnings per Share				Tang. Book per Share	Assets per Share
	LTM		MRQ (annualized)
High	19.6	x	22.0	x	347%	30.2%	4.19%	483,602
75th Percentile	14.7		17.1		212	17.6	3.50	257,240
Median	13.8		14.3		169	15.3	3.03	193,009
25th Percentile	12.6		13.1		129	11.4	2.58	92,125
Low	12.0		11.3		84	6.3	0.00	32,627

S&T	13.3	x	14.7	x	204%	18.4%	2.79%	90,877

Source: S&P Global Market Intelligence

[7]	Financial data was as of March 31, 2019, or the twelve months ended March 31, 2019.
[8]	Financial data was as of March 31, 2019, or the twelve or three months ended March 31, 2019. Market data is as of June 4, 2019.
[9]	Average volume of shares traded daily over the past year.

PNC also reviewed the historical stock price performance of S&T relative to the S&T Comparable Institutions and selected stock indices, as indicated in the following tables:

S&T Historical Stock Performance
Relative to S&T Comparable Institutions and Selected Indices

	One-Year Stock Performance
Date	S&T (STBA)	S&T Comparable Institutions	S&P 500	NASDAQ Bank Index
June 4, 2019	85%	89%	102%	83%
June 4, 2018	100	100	100	100
	Three-Year Stock Performance
Date	S&T (STBA)	S&T Comparable Institutions	S&P 500	NASDAQ Bank Index
June 4, 2019	148%	119%	134%	126%
June 3, 2016	100	100	100	100

Discounted Cash Flow Analysis of S&T

PNC performed a discounted cash flow analysis to estimate a range for the implied equity value of S&T common stock. In this analysis, PNC assumed discount rates of 9%, 12% and 15% and calculated terminal values of 12x and 15x estimated earnings per share at the end of seven years. PNC used research analysts’ estimates for S&T and long-term growth rate and other assumptions for S&T provided to PNC by the management of S&T. This analysis indicated an implied present value range of S&T common stock of $25.52 per share to $43.26 per share, which are 8.6x and 14.5x, respectively, S&T’s last 12 months earnings per share as of March 31, 2019, and 134% and 227%, respectively, of S&T’s tangible book value per share as of March 31, 2019.

Financial Impact Analysis on S&T

PNC also conducted a financial impact analysis assuming that the merger would close at the end of the fourth quarter of 2019. PNC used historical financial data as of March 31, 2019, or for the three months ended March 31, 2019, as well as financial projections and forecasts for DNB provided to PNC by the management of DNB, the most recent research analysts’ estimates for S&T, the long-term growth rate and other assumptions for S&T provided to PNC by the management of S&T and projected cost savings anticipated by the management of S&T to be realized from the merger. PNC also incorporated other pro forma assumptions as provided by S&T. The analysis indicated that the merger could be dilutive to tangible book value per share as of December 31, 2019 and could be accretive to earnings per share (excluding transaction expenses) for each of calendar years 2020, 2021, 2022 and 2023. All of the results of PNC’s financial impact analysis may vary materially from the actual results achieved by S&T.

Contribution Analysis

PNC analyzed the relative contribution of S&T and DNB to various pro forma balance sheet items and net income of the combined entity and pro forma market capitalization. This analysis excludes the impact of purchase accounting marks and one-time merger costs. The results of PNC’s analysis are set forth in the following table:

	S&T	DNB
Pro Forma Ownership:
Based on 1.22 Exchange Ratio	86.7%	13.3%
Balance Sheet:
Total Assets	86.1%	13.9%
Gross Loans Held for Investment	86.4%	13.6%
Total Deposits	85.6%	14.4%
Common Equity	89.1%	10.9%
Tangible Common Equity	86.8%	13.2%
Income Statement:
2019E GAAP Net Income	89.8%	10.2%
2020E GAAP Net Income	89.4%	10.6%
2021E GAAP Net Income	89.1%	10.9%
Market Capitalization:
6/4/2019 Closing Stock Prices	88.1%	11.9%

Other Disclosures

PNC, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. DNB selected PNC to act as a financial advisor and to provide a fairness opinion to DNB’s board of directors based on PNC’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

DNB has agreed to pay PNC a fee for its services totaling approximately $2.1 million, a portion of which fee became payable upon presentation of PNC’s opinion, and approximately $1.9 million of PNC’s fee is contingent upon the closing of the merger. In addition, a portion of PNC’s fee became payable after the signing of PNC’s engagement agreement. DNB has also agreed to reimburse PNC’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify PNC against certain liabilities arising out of the performance of its obligations under the engagement letter.

PNC FIG Advisory, Inc. is an indirect, wholly owned subsidiary of The PNC Financial Services Group, Inc. (“PNC Financial”), a large diversified financial services company. PNC Financial and its affiliates are engaged in a broad range of financial services and securities activities. PNC Financial or an affiliate (other than PNC FIG Advisory, Inc.) provides, or has provided, certain financial services to DNB First, National Association. We and our affiliates may from time to time purchase securities from, and sell securities to, DNB First, National Association and S&T Bank. In the future, PNC Financial may pursue opportunities to provide financial services to DNB or S&T, including the provision of investment banking or other consulting services by PNC FIG Advisory, Inc.

PNC’s fairness committee approved the issuance of its opinion letter dated June 5, 2019.

Interests of DNB’s Directors and Executive Officers in the Merger

In considering the recommendation of the DNB board of directors that DNB shareholders vote to approve the DNB merger proposal, DNB shareholders should be aware that certain DNB directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of DNB shareholders generally. These interests are described below. The DNB board of directors was aware of these interests and considered them, among other matters, in evaluating, negotiating and approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to DNB shareholders that they vote to approve the DNB merger proposal.

Except as otherwise specifically noted, for purposes of quantifying the potential payments described in this section, the following assumptions were used:

•	the relevant price per share of DNB common stock is $44.76, which is the average closing price per share of DNB common stock as quoted on NASDAQ over the five business days following the first public announcement of the merger on June 5, 2019;
•	the effective time of the merger is June 30, 2019, which is the assumed date of the closing solely for purposes of the disclosure in this section; and
•	the employment of each executive officer of DNB is terminated without cause or due to resignation by the executive for good reason (as such terms are used in the relevant agreements described below), in each case immediately following the assumed effective time of June 30, 2019.

For purposes of all of the DNB agreements, arrangements and plans described below, the completion of the merger will constitute a change in control.

For purposes of the disclosure included in this section, DNB’s executive officers (each of whom is also a named executive officer) are William J. Hieb, Gerald F. Sopp, James A. Malloy and Bruce E. Moroney.

Board of Directors of S&T

Immediately following the effective time, S&T will appoint two current members of the DNB board of directors to the S&T board of directors. The two current members of the DNB board of directors who will be appointed to the S&T board of directors have not yet been determined. The persons to be appointed must be designated by the Nominating and Corporate Governance Committee of the S&T board of directors and must otherwise comply with applicable governmental and eligibility requirements for service on the S&T board of directors. Subject to the approval of the S&T board of directors, these two directors will also be nominated for election at the next annual meeting of shareholders of S&T.

Voting Agreements

The directors and certain executive officers of DNB have each entered into voting agreements with S&T, solely in his or her capacity as a shareholder of DNB, in which each such person has agreed, among other things, to vote the shares of DNB common stock owned beneficially or of record by him or her in favor of the merger and against any proposal made in competition with the merger, as well as to certain other customary restrictions with respect to the voting and transfer of his or her shares of DNB common stock. For more information regarding the voting agreements, see “The Merger Agreement—Voting Agreements.”

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the completion of the merger, the surviving corporation will indemnify and hold harmless all present and former directors, officers and employees of DNB or any of its subsidiaries arising out of the fact that such person is or was a director, officer or employee of DNB or any of its subsidiaries or is or was serving at the request of DNB or any of its subsidiaries as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise if the claim pertains to any matter arising, existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent permitted by applicable law. Further, the merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, DNB’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 250% of the annual premium payments paid on DNB’s current policy. For more information regarding director and officer indemnification and insurance, see “Covenants and Agreements—Director and Officer Indemnification and Insurance.”

Acceleration of Vesting of Restricted Stock Awards

Pursuant to the merger agreement, at the effective time, each restricted stock award in respect of DNB common stock will vest in full and the restrictions thereon will lapse, and will be converted into a right to receive the merger consideration (less applicable tax withholdings) with respect to each share of DNB common stock subject to the award.

For an estimate of the value to be received by each of DNB’s named executive officers in respect of their unvested DNB restricted stock awards that will vest in connection with the merger, see the section entitled “—Potential Payments and Benefits to DNB Named Executive Officers in Connection with the Merger” below. Based on the assumptions described above, the estimated value of the unvested DNB restricted stock awards held by DNB’s non-employee directors that would become vested at the effective time of the merger is $649,020.

DNB restricted stock awards are generally subject to a one-year holding requirement following the vesting date of an award. To the extent that any DNB restricted stock awards have vested prior to the effective time of the merger and would be subject to such holding period, at the effective time of the merger, the holding period requirement will cease to apply.

Cash Incentive Awards

Each participant in a DNB annual incentive plan or program in respect of 2019, including the named executive officers who participate in the Company’s Executive Incentive Plan, will be entitled to the payment of such incentives based on actual achievement of specific company, business unit and/or personal performance goals through the effective date. The amounts reported in the table below are estimates based on multiple assumptions that may or may not actually occur, including an assumption that the employment of each of the named executive officers is terminated without cause immediately following the completion of the merger.

Change in Control Agreements

Messrs. Hieb, Sopp, Malloy and Moroney are each party to a change in control agreement with DNB and DNB First, National Association (which we refer to as the “change in control agreements”). These change in control agreements provide the named executive officers with severance payments and additional benefits in connection with a change in control transaction. The proposed merger would constitute a “change in control” under the terms of the change in control agreements.

As currently in effect as to each of the named executive officers, the change of control agreements obligate DNB to pay the named executive officer, upon a termination of his employment following a change in control, either by DNB or the successor corporation following the change in control other than for cause, or by the named executive officer for good reason (which termination for good reason must occur within two years of the change in control), a severance payment in an amount equal to a designated multiple of his total annual cash compensation. The applicable multiple of total annual cash compensation is 3.0 for Mr. Hieb, 2.5 for Mr. Sopp, 1.0 for Mr. Malloy and 1.0 for Mr. Moroney.

The change in control agreements defines “total annual cash compensation” as the sum of two elements:

•	The aggregate amount of (i) base salary, (ii) DNB’s cash contribution toward the cost of medical, life, disability and health insurance benefits and (iii) employer contributions (whether or not matching) under DNB’s qualified defined contribution retirement plans, that was payable to or for the benefit of the named executive officer at any time during the most recent full fiscal year of DNB ended prior to the time the named executive officer becomes entitled to severance payments; and
•	The aggregate cash bonuses that have been earned by the named executive officer for performance by him during the most recent full fiscal year of DNB (or, in the case of Mr. Hieb, the average of such bonuses over the two most recent full fiscal years of DNB) ended prior to the time the named executive officer becomes entitled to severance payments, but any bonus shall only be included to the extent it has been finally approved and fixed as to amount at the time the name executive officer becomes entitled to severance payments.

The severance payment under the change in control agreements is subject to execution of a release of claims and is required to be made in a lump sum within one calendar week following the date of termination (unless required to be paid later pursuant to Section 409A of the Code), subject to applicable withholding requirements. Under the terms of the change in control agreements, for Messrs. Malloy and Moroney, if the severance payment or payments, either alone or together with other payments which he has the right to receive from DNB, would constitute a “parachute payment” (as defined in Section 280G of the Code or any successor provision), such lump sum severance payment is to be reduced to the largest amount as will result in no portion of the lump sum severance payment under the agreement being subject to the excise tax imposed by Section 4999 of the Code. In connection with the merger, Mr. Hieb and Mr. Sopp have agreed, notwithstanding the terms of their change in control agreements, to waive their rights to any payments that would constitute “parachute payments,” and, as such, any lump sum severance payments payable to them under the change in control agreements shall not exceed the largest amount as will result in no portion of such lump sum severance payment being subject to the excise tax imposed by Section 4999 of the Code.

Each change in control agreement also provides for payment of the named executive officer’s health insurance, HMO or other similar medical provider benefits (excluding any disability plans or benefits) for a designated period after termination of employment. For Messrs. Hieb, Sopp, Malloy and Moroney, this period is 12 months.

For quantification of the amounts that would be payable to each of DNB’s named executive officers under his respective change in control agreement in connection with a qualifying termination following the merger, see the section entitled “—Potential Payments and Benefits to DNB Named Executive Officers in Connection with the Merger” below.

Supplemental Executive Retirement Plan

Messrs. Hieb and Sopp are participants in individual supplemental executive retirement plans maintained by the Company (which we refer to as the “SERPs”). Each of the SERPs contains identical terms.

Under the terms of the SERP, in the event that Mr. Hieb or Mr. Sopp, as applicable, remains continuously employed by DNB until his 67th birthday, DNB shall pay to him a monthly retirement benefit over a period of 15 years in 180 equal monthly installments commencing on the first day of the first month following his 67th birthday. The monthly retirement benefit will be 2.5% of the average of the sum of Mr. Hieb’s or Mr. Sopp’s base salary and cash bonuses, as applicable, paid to him during the three calendar years ending immediately prior to his 67th birthday, except that the base salary for any year shall never be less than the base salary that was in effect on October 25, 2017.

In the event of a change in control prior to the commencement of benefits under the SERP, each of Mr. Hieb and Mr. Sopp is entitled to receive payment of a lump sum amount equal to the present value of his age 67 benefit described above, based on his base salary and cash bonuses paid to him during the three calendar years ending prior to or with the date of the change in control. This lump sum amount is required to be paid on the first day of the month following the date of the change in control. The proposed merger would constitute a “change in control” under the terms of the SERPs.

For quantification of the amounts that would be payable to each of Mr. Hieb and Mr. Sopp under his respective SERP, see the section entitled “—Potential Payments and Benefits to DNB Named Executive Officers in Connection with the Merger” below.

Post-Merger Arrangements with Executive Officers

As of the date of this proxy statement/prospectus, none of DNB’s executive officers has entered into any agreements or arrangements with S&T regarding continued service with S&T after the effective time. However, it is possible that S&T may enter into employment or other arrangements with certain executive officers of DNB regarding continued service with S&T after the effective time.

Potential Payments and Benefits to DNB Named Executive Officers in Connection with the Merger

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation and benefits payable to each of DNB’s named executive officers that is based on, or otherwise relates to, the merger. The compensation payable to these individuals is the subject of a non-binding advisory vote of DNB shareholders, as described above in “DNB PROPOSALS—PROPOSAL NO. 3: DNB COMPENSATION PROPOSAL.”

The following table sets forth the amount of payments and benefits that each of DNB’s named executive officers would receive in connection with the merger, assuming: (i) that the effective time of the merger is June 30, 2019, which is the assumed date of the closing solely for purposes of the disclosure in this section; (ii) a per share price of DNB common stock of $44.76, which is the average closing price per share over the five business days following the first public announcement of the merger on June 5, 2019; and (iii) the employment of each named executive officer of DNB is terminated without cause or due to resignation with good reason (as such terms are defined in the relevant agreements) immediately following the assumed effective time of June 30, 2019. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. In addition, the amounts below do not reflect amounts payable pursuant to any agreements, arrangements or understandings between the named executive officers and S&T that may be entered into following the date hereof and prior to the effective time of the merger. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Named Executive Officers(1)	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)	Other ($)	Total ($)
William J. Hieb	1,303,102	134,280	1,220,487	16,393	—	—	2,674,262
Gerald F. Sopp	830,610	107,424	989,438	12,063	—	—	1,939,580
James A. Malloy	241,512	40,284	—	337	—	—	282,133
Bruce E. Moroney	210,375	113,690	—	15,972	—	—	340,037
(1)	In the DNB definitive proxy statement for its 2019 annual meeting of shareholders, DNB included compensation-related information for two additional named executive officers: Vince Liuzzi, DNB’s former EVP & Chief Banking Officer and C. Tomlinson Kline III, DNB’s former SVP & Interim Chief Commercial Lending Officer. Mr. Liuzzi and Mr. Kline are not entitled to any compensation relating to the merger.
(2)	Cash. The amounts in this column reflect (a) cash severance payments to which the named executive officers are entitled in connection with the merger under the executives’ change in control agreements, as described under “The Merger—Interests of DNB’s Directors and Officers in the Merger—Change in Control Agreements” and (b) the annual cash incentive payments payable to the named executive officers pursuant to the Executive Incentive Plan with respect to 2019. The cash severance payable pursuant to the change in control agreements is considered a “double trigger” benefit since the severance amounts are payable upon a change in control of DNB followed by termination of employment without cause or due to the executive’s resignation with good reason. The cash incentive plan payment is considered a “single trigger” benefit since it is payable in connection with a change in control of DNB without regard to termination of employment. The following table lists the respective amounts in this column that are attributable to the cash severance benefits and the 2019 annual cash incentive payment.
	Severance Benefit ($)	2019 Cash Incentive ($)
William J. Hieb	1,251,617	51,485
Gerald F. Sopp	797,785	32,825
James A. Malloy	227,762	13,750
Bruce E. Moroney	206,375	4,000
(3)	Equity. The amounts in this column reflect the value of unvested DNB restricted stock awards that will vest at the effective time of the merger. For purposes of this table, the value of unvested restricted stock was determined by multiplying the number of unvested shares by $44.76, which is the average closing price per share over the five business days following the first public announcement of the merger. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon completion of the merger without regard to termination of employment.
(4)	Pension/NQDC. The amounts in this column reflect cash payments to which Messrs. Hieb and Sopp are entitled in connection with the merger under the SERPs, as described under “The Merger—Interests of DNB’s Directors and Officers in the Merger—Supplemental Executive Retirement Plan.”
(5)	Perquisites/Benefits. The amount in the table reflects the estimated present value of DNB’s cost of continuation of coverage under DNB’s medical, dental and life insurance plans for a period of 12 months following termination of employment, which is payable pursuant to the change in control agreements. These benefits are considered a “double trigger” benefit since the executive is entitled to the benefit upon a change in control of DNB followed by termination of employment without cause or due to resignation with good reason, as described under “The Merger—Interests of DNB’s Directors and Officers in the Merger—Change in Control Agreements.”

Public Trading Markets

S&T common stock is listed for trading on the NASDAQ under the symbol “STBA,” and DNB common stock is listed for trading on the NASDAQ under the symbol “DNBF.” Upon completion of the merger, DNB common stock will no longer be listed for trading on the NASDAQ.

Under the merger agreement, S&T will cause the shares of S&T common stock to be issued in connection with the merger to be approved for listing on the NASDAQ prior to the Effective Time. Additionally, the merger agreement provides that neither S&T nor DNB will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ. Following the merger, S&T expects that its common stock will continue to be traded on the NASDAQ.

S&T’s Dividend Policy

Holders of S&T common stock are entitled to dividends as and when declared by the S&T board of directors out of funds legally available for the payment of dividends. The S&T board of directors has in the past declared and paid regular dividends on a quarterly basis. However, the payment of future dividends is subject to the discretion of the S&T board of directors, who will consider, among other factors, economic and market conditions, S&T’s financial condition and operating results, and other factors including applicable government regulations.

S&T is a legal entity separate and distinct from its banking and other subsidiaries. A substantial portion of its revenues consist of dividend payments it receives from S&T Bank. The payment of common dividends by S&T is subject to certain requirements and limitations of Pennsylvania law described below. S&T Bank, in turn, is subject to federal and state laws and regulations that limit the amount of dividends it can pay to S&T. In addition, both S&T and S&T Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board has indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. Thus, under certain circumstances based upon S&T’s financial condition, its ability to declare and pay quarterly dividends may require consultation with the Federal Reserve Board and may be prohibited by applicable Federal Reserve Board guidance.

S&T is incorporated under Pennsylvania law and governed by the PBCL. Under the PBCL, S&T cannot pay dividends if after giving effect to the dividend payments, it would be unable to pay its debts as they become due in the usual course of its business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, or if it were to be dissolved at the time as of which the dividend is measured, in order to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends.

Furthermore, if in the opinion of a federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the agency may require that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. Finally, these regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends that S&T and its subsidiaries may pay in the future.

No Dissenters’ Rights in the Merger

DNB is incorporated under the laws of the Commonwealth of Pennsylvania. Under Section 1571(b) of the PBCL, dissenters’ rights are not available to holders of shares of any class or series of shares that are listed on a national securities exchange or that are held beneficially or of record by more than 2,000 persons. Because DNB common stock is listed on the NASDAQ, a national securities exchange, DNB shareholders do not have the right to dissent from the merger agreement and seek an appraisal in connection with the merger.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be likely to have a material adverse effect in respect of S&T and its subsidiaries, taken as a whole, or DNB and its subsidiaries, taken as a whole, in each case measured on a scale relative to DNB and its subsidiaries, taken as a whole. Subject to the terms and conditions of the merger agreement, S&T and DNB have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval of the merger and the bank merger, as applicable, by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. S&T and DNB will file certain applications and notifications to obtain the required regulatory approvals and will file such additional applications and notifications as may be requested.

Federal Reserve Board

S&T is a bank holding company under Section 3 of the BHC Act. The primary regulator of S&T is the Federal Reserve Board. Accordingly, the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board under Section 3 of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

Under the CRA, the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of S&T Bank and DNB Bank was rated “Satisfactory” with respect to CRA compliance.

Federal Deposit Insurance Corporation

The applicable federal statute (the “Bank Merger Act”) mandates that the prior approval of the FDIC, the primary federal regulator of the resulting bank, is required to merge DNB Bank with and into S&T Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate.

Pennsylvania Department of Banking and Securities

The merger must also be approved by the Pennsylvania Department of Banking and Securities, pursuant to the Pennsylvania Banking Code of 1965. In reviewing the application for approval of the merger, the Pennsylvania Department of Banking and Securities may consider, among other thing, whether the transaction adequately protects the interests of depositors, borrowers and creditors.

Additional Regulatory Approvals and Notices

DNB Bank must also file a notice with the OCC under applicable regulations. Notifications and/or applications requesting approval may be submitted to other federal and state regulatory authorities and self-regulatory organizations.

S&T and DNB believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither S&T nor DNB can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of S&T following completion of the merger.

The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. S&T and DNB will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

Neither S&T nor DNB is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about S&T and DNB contained in this proxy statement/prospectus or in the public reports of S&T and DNB filed with the SEC may supplement, update or modify the factual disclosures about S&T and DNB contained in the merger agreement. The merger agreement contains representations and warranties by S&T, on the one hand, and by DNB, on the other hand. The representations, warranties and covenants made in the merger agreement by S&T and DNB were qualified and subject to important limitations agreed to by S&T and DNB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that S&T and DNB each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of S&T or DNB or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information.” S&T and DNB will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and they will update such disclosure as required by federal securities laws.

Structure of the Merger

Each of the S&T board of directors and the DNB board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of DNB with and into S&T, with S&T continuing as the surviving entity in the merger. Immediately following the merger, DNB Bank, a wholly owned bank subsidiary of DNB, will merge with and into S&T’s wholly owned bank subsidiary, S&T Bank, with S&T Bank continuing as the surviving bank.

Merger Consideration

Each share of DNB common stock issued and outstanding immediately prior to the completion of the merger, except for certain specified shares of DNB common stock held by DNB or S&T, will be converted into the right to receive 1.22 shares of S&T common stock. If the shares of common stock of either S&T or DNB are increased, decreased or changed into or exchanged for a different number or kind of shares or securities before the merger is completed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in capitalization, or if there is any extraordinary dividend or distribution, then the merger consideration will be proportionately adjusted to give holders of DNB common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

S&T will not issue any fractional shares of S&T common stock in the merger. Instead, a DNB shareholder who otherwise would have received a fraction of a share of S&T common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (x) the fraction of a share of S&T common stock to which the holder would otherwise be entitled by (y) the S&T share value.

Board of Directors

Immediately following the effective time, S&T will appoint two current members of the board of directors of DNB to the S&T board of directors. The two appointed members must be designated by the Nominating and Corporate Governance Committee of the S&T board of directors and must additionally satisfy and comply with applicable governmental and eligibility requirements for service on the S&T board of directors. Subject to the approval of the board of directors of S&T, the two appointed directors will be nominated for election at the next annual meeting of shareholders of S&T.

Officers

The officers of S&T in office immediately prior to the effective time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of S&T.

Treatment of DNB Equity Awards

At the effective time, each restricted stock award in respect of DNB common stock will vest in full and the restrictions thereon will lapse, and will be converted into a right to receive the merger consideration (less applicable tax withholdings) with respect to each share of DNB common stock subject to the award.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Completion of the Merger.”

The merger will become effective as of the date and time specified in the Statement of Merger filed with the Department of State of the Commonwealth of Pennsylvania. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time, on a date no later than three business days after the satisfaction or waiver of the last of the conditions specified in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions), or such other date as mutually agreed upon by the parties. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2019, subject to the receipt of regulatory approvals and other customary closing conditions, but neither DNB nor S&T can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of DNB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of DNB common stock for the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the S&T common stock deliverable in respect of each share of DNB common stock to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of DNB common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of DNB common stock in exchange for the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the S&T common stock deliverable in respect of each share of DNB common stock that the holder is entitled to receive under the merger agreement.

If a certificate for DNB common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the S&T common stock deliverable in respect of each share of DNB common stock to which such DNB common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) if reasonably required, such bond as S&T may determine is necessary as indemnity against any claim that may be made against S&T with respect to such lost, stolen or destroyed certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of DNB.

Withholding

The exchange agent (and following the first anniversary of the effective time, S&T) will be entitled to deduct and withhold from the merger consideration otherwise payable to any DNB shareholder such amounts as the exchange agent or S&T, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by S&T on S&T common stock, the record date for which is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of S&T common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its DNB stock certificates or book-entry shares.

Representations and Warranties

The merger agreement contains customary representations and warranties of S&T and DNB relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time of the merger.

The merger agreement contains representations and warranties made by DNB to S&T relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities, including to the SEC;
•	financial statements, internal controls, books and records and the absence of “off-balance-sheet arrangements”;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	employee benefit matters;
•	labor matters;
•	compliance with applicable laws;
•	certain material contracts;
•	the absence of agreements with regulatory authorities;

•	investment securities;
•	derivative instruments and transactions;
•	environmental matters;
•	insurance matters;
•	title to real and personal property;
•	intellectual property matters;
•	broker’s fees payable in connection with the merger;
•	compliance with applicable insurance laws;
•	the absence of any broker-dealer and investment adviser matters;
•	loan matters;
•	customer relationships;
•	related-party transactions;
•	inapplicability of takeover statutes;
•	the absence of awareness of any reasons why all required regulatory approvals would not be obtained on a timely basis;
•	the opinion of DNB’s financial advisor; and
•	the accuracy of information supplied by DNB for inclusion in this proxy statement/prospectus and other similar documents.

The merger agreement contains representations and warranties made by S&T to DNB relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities, including to the SEC;
•	financial statements, internal controls, books and records and absence of “off-balance-sheet arrangements”;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	legal proceedings;
•	compliance with applicable laws;
•	tax matters;
•	the absence of agreements with regulatory authorities;
•	environmental matters;
•	broker’s fees payable in connection with the merger;
•	inapplicability of takeover statutes;

•	the absence of awareness of any reasons why all required regulatory approvals would not be obtained on a timely basis; and
•	the accuracy of information supplied by S&T for inclusion in this proxy statement/prospectus and other similar documents.

Certain representations and warranties of S&T and DNB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to DNB, S&T or the surviving corporation, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) is, or is reasonably likely to be, material and adverse to the business, properties, assets, liabilities, operations, financial condition or results of operations of such party and its subsidiaries taken as a whole or (2) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the closing (including the merger and the bank merger) on the terms set forth in the merger agreement or to perform its agreements or covenants under the merger agreement; provided that in the case of clause (1) of this sentence, a material adverse effect will not be deemed to include any event, circumstance, development, change or effect to the extent resulting from:

•	changes in GAAP or regulatory accounting requirements or principles, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;
•	changes in laws generally applicable to companies in the financial services industry or interpretations thereof by courts or governmental entities, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;
•	changes in global, national or regional political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes thereof;
•	public disclosure of the merger agreement and the transactions contemplated thereby, including the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates; or
•	actions taken or omitted to be taken with the prior written consent of the other party.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

DNB has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of DNB or S&T to obtain any required regulatory approval or, except as set forth in the merger agreement, the DNB shareholder approval, to perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Additionally, DNB has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of S&T (which shall not be unreasonably withheld or delayed), DNB will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•	(1) create or incur indebtedness for borrowed money, except for certain indebtedness incurred in the ordinary course of business consistent with past practice (and after good faith consultation with S&T with respect to any sales of brokered or Internet certificates of deposit with a term that exceeds six months) or (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;
•	(1) adjust, split, combine or reclassify any capital stock or other equity interest, (2) set any record or payment dates for any dividends or distributions on its capital stock, make, declare or pay any dividend or distribution (other than (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned subsidiary to DNB or any other direct or indirect wholly owned subsidiary, (B) regular quarterly dividends on DNB common stock at a rate not in excess of $0.07 per share of DNB common stock and on payment dates consistent with past practice and (C) dividends required in respect of the outstanding trust preferred securities as of June 5, 2019) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (3) grant any restricted stock awards, stock appreciation rights, options, restricted stock, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (4) issue or commit to issue any additional shares of capital stock or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any DNB subsidiary or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;
•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a direct or indirect wholly owned subsidiary), except for sales of OREO, loans, loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of DNB;
•	(1) acquire direct or indirect control over any business or person, or (2) make any other investment in any person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of DNB;
•	except as required under applicable law, contract or the terms of any DNB employee benefit plan as in effect on June 5, 2019, (1) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate, any employee benefit plan, (2) increase or agree to increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor of DNB or any of its subsidiaries (including the payment of any amounts to any such individual not otherwise due), (3) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement, (4) cause the funding of any rabbi trust or similar arrangement or take any action to fund or secure the payment of compensation or benefits under DNB employee benefit plan, (5) grant or accelerate the vesting or lapsing of restrictions with respect to any equity-based awards or other incentive compensation under any employee benefit plan or (6) (x) hire or promote any employee, or engage any independent contractor, who has (or with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $150,000 or more or (y) terminate the employment of any employee, or service of any independent contractor, other than a termination of employment or service for cause in the ordinary course of business consistent with past practice;

•	(1) settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $250,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims or (2) agree to any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
•	pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;
•	implement or adopt any change in accounting principles, practices or methods, except as required by GAAP or by applicable laws;
•	make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;
•	amend the articles of incorporation or bylaws of DNB or comparable organizational documents of its subsidiaries;
•	(1) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (2) invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;
•	enter into, modify, amend or terminate any material contract, other than (1) with respect to currency, exchange, commodities and other hedging contracts, in the ordinary course of business consistent with past practice and in consultation with S&T, (2) renewals of promissory notes, loan agreements or certain contracts or instruments for the borrowing of money in the ordinary course of business consistent with past practice and (3) normal renewals of real property leases in the ordinary course of business and in consultation with S&T;
•	change in any material respect its credit policies or collateral eligibility requirements and standards;
•	except as required by applicable law, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, securitization, acquiring, selling, servicing, or buying or selling rights to service loans;
•	permit the construction of new structures or facilities upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office, other than normal renewals of real property leases in respect of any branches or other facilities that are utilized by DNB as of June 5, 2019 in the ordinary course of business and in consultation with S&T;
•	make, or commit to make, any capital expenditures other than as disclosed to S&T prior to the execution of the merger agreement;
•	(1) make or acquire any loan or loan participation or issue a commitment (or renew or extend an existing commitment) either (A) outside of the ordinary course of business consistent with past practice and in all respects with DNB’s applicable policies, guidelines and limits existing as of June 5, 2019 or (B) involving a total credit relationship of more than $4,000,000 with a single borrower and its affiliates, or (2) make or acquire any loan participation outside of the ordinary course of business consistent with past practice, or exceeding an amount equal to $4,000,000 in the aggregate;
•	take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the transactions contemplated by the merger agreement, including the merger and the bank merger, except as may be required by applicable law;

•	take any action, or knowingly fail to take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
•	agree to take, make any commitment to take or adopt any resolutions of the DNB board of directors in support of, any of the above-prohibited actions.

S&T has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, S&T has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of DNB (which consent shall not be unreasonably withheld or delayed), S&T will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•	amend the articles of incorporation or bylaws of S&T in a manner that would materially and adversely affect the economic benefits of the merger to the holders of DNB common stock;
•	take any action that is intended to, or would or would be reasonably likely to, result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the transactions contemplated in the merger agreement, including the merger and the bank merger, except as may be required by applicable law;
•	take any action, or knowingly fail to take any action, which would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
•	agree to take, make any commitment to take or adopt any resolutions of the S&T board of directors in support of, any of the above-prohibited actions.

Regulatory Matters

S&T and DNB have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to (1) take, and assist and cooperate with the other party in taking, all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement, (2) obtain all permits, consents, authorizations, orders, clearances, waivers or approvals of any regulatory authority required or advisable in connection with the merger and the other transactions contemplated by the merger agreement and (3) resolve any objections that may be asserted by any governmental entity with respect to the merger agreement and the transactions contemplated thereby. However, in no event will S&T be required, or will DNB and its subsidiaries be permitted (without S&T’s prior written consent in its sole discretion), to take any action or agree to any condition or restriction involving S&T, DNB or any of their respective subsidiaries if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of S&T and its subsidiaries, taken as a whole, or DNB and its subsidiaries, taken as a whole, in each case measured on a scale relative to DNB and its subsidiaries, taken as a whole. S&T and DNB have also agreed to furnish each other with all information reasonably necessary in connection with any statement, filing, notice or application in connection with the transactions contemplated by the merger agreement, except as set forth in the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Tax Matters

S&T and DNB have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Employee Benefits Matters

For a period of one year following the closing date, S&T has agreed to provide to DNB employees (as a group) who are actively employed by DNB on the closing date and who continue to be actively employed by DNB following the effective time (which we refer to as the “covered employees”) with employee benefits and other compensatory or benefit plans, programs, policies or arrangements that are substantially comparable in the aggregate to those made available to similarly situated employees of S&T. Until such time as the covered employees commence participation in the S&T compensation and benefits programs, such employees’ continued participation in the DNB compensation and employee benefit plans will be deemed to satisfy the requirements of the foregoing covenant. Notwithstanding the foregoing, during the first year following the closing date, any covered employee who experiences a qualifying termination of employment and satisfies the applicable eligibility requirements shall be eligible for severance benefits in accordance with the terms of the severance guidelines or contract applicable to such employee as of immediately prior to the closing date. In addition, S&T has agreed to assume and honor all DNB benefit plans in accordance with their terms, except to the extent any DNB benefit plans are superseded or modified by any S&T plan, policy or agreement.

Additionally, with respect to any S&T employee compensation and benefits in which any covered employee becomes eligible to participate, S&T will recognize all service of covered employees with DNB for purposes of eligibility, participation and vesting under the S&T employee compensation and benefits to the same extent that such service was taken into account under the DNB plan prior to the effective time (except not for purposes of any incentive plan, retiree medical plan or defined benefit pension plan, for purposes of any plan that is frozen or that provides grandfathered benefits or to the extent such credit would result in a duplication of benefits). Additionally, with respect to any S&T health care plan in which any covered employee first becomes eligible to participate, S&T will use commercially reasonable efforts to: (i) waive all preexisting conditions or eligibility waiting periods, to the extent such limitations would have been waived or satisfied under the DNB health care plan in which such covered employee participated immediately prior to the effective time and (ii) provide credit for any health care expenses incurred by such covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee first becomes eligible to participate in such health care plan) for purposes of any deductibles and annual out-of-pocket expense requirements.

If requested by S&T in writing not less than 10 business days before the closing date, the board of directors of DNB will take steps to terminate DNB’s 401(k) plan, effective as of the day prior to the closing date but subject to the closing. If S&T requests that the DNB 401(k) plan be terminated, the assets of the DNB 401(k) plan will be distributed to participants following the effective time (and as soon as practicable following receipt of a favorable determination letter from the Internal Revenue Service (which we refer to as the “IRS”), if determined by S&T in its sole discretion to be appropriate). Following the effective time, to the extent permitted by S&T’s 401(k) plan, covered employees who are actively employed as of the date following receipt of the favorable determination letter from the IRS (if any) will be permitted to make eligible rollover contributions in the form of cash to the S&T 401(k) plan in an amount equal to the full account balance (excluding loans) distributed to such employee from the DNB 401(k) plan.

Between June 5, 2019 and the closing date of the merger, any written or oral communications to DNB employees, officers or directors pertaining to the merger or to compensation and benefits matters following the closing must be in the form of mutually agreeable communications prepared by DNB in prior consultation with S&T.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the completion of the merger, the surviving corporation will indemnify and hold harmless all present and former directors, officers and employees of DNB or any of its subsidiaries (in each case, when acting in such capacity) against all liabilities arising out of the fact that such person is or was a director, officer or employee of DNB or any of its subsidiaries or is or was serving at the request of DNB or any of its subsidiaries as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise if the claim pertains to any matter arising, existing or occurring at or before the effective time of the merger (including any matter arising, existing or occurring in connection with the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent permitted by applicable law.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, the currently existing directors’ and officers’ liability insurance policy maintained by DNB, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or before the effective time of the merger, and covering such individuals who are currently covered by such insurance or who become covered by such insurance prior to the completion of the merger. However, the surviving corporation is not required to spend annually an amount more than 250% of the annual premium payment on DNB’s current directors’ and officers’ liability insurance policy. If the surviving corporation is unable to maintain a policy as described for less than that amount, the surviving corporation will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) S&T or the surviving corporation may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to such directors and officers than DNB’s existing policy as of June 5, 2019 or (2) S&T may request that DNB obtain such “tail” prepaid coverage for the six-year period under DNB’s existing insurance programs. If S&T (or any of its successors or assigns) merges with another person and is not the continuing entity, or if S&T transfers or conveys all or substantially all of its properties or assets to another person, then S&T will ensure that its successors and assigns expressly assume S&T’s indemnification and insurance obligations.

Surviving Corporation Board of Directors; Governance Matters

Immediately following the effective time, S&T will appoint two members of the board of directors of DNB to the S&T board of directors. The two appointed members must be designated by the Nominating and Corporate Governance Committee of the S&T board of directors and must additionally satisfy and comply with applicable governmental and eligibility requirements for service on the S&T board of directors. Subject to the approval of the board of directors of S&T, the two appointed directors will be nominated for election at the next annual meeting of shareholders of S&T.

Surviving Corporation Officers

The officers of S&T in office immediately prior to the effective time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of S&T.

Restructuring Efforts

If DNB fails to receive shareholder approval to approve the merger agreement and the transactions contemplated by the merger agreement at its shareholder meeting, or any adjournment or postponement thereof, DNB will use its reasonable best efforts in good faith to negotiate a restructuring of the merger and/or resubmit the merger agreement or the restructured transactions to its shareholders for approval. In the case of a restructuring of the merger, DNB is not obligated to agree to alter or change any material term of the merger agreement, including the amount or kind of the merger consideration provided for in the merger agreement, or to enter into a restructuring of the transaction that adversely affects the tax treatment of the merger with respect to DNB shareholders.

Certain Policies

DNB has agreed that, prior to the effective time of the merger and to the extent permitted by law, it will modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), in a manner consistent with GAAP and mutually satisfactory to DNB and S&T, so as to be applied on a basis consistent with that of S&T. However, DNB is not obligated to take any such action unless and until (1) S&T irrevocably acknowledges to DNB in writing that all conditions to its obligation to consummate the merger have been satisfied, (2) S&T irrevocably waives in writing any rights that it may have to terminate the merger agreement and (3) DNB has obtained shareholder approval of the merger agreement and the transactions contemplated by the merger agreement.

Certain Additional Covenants

The merger agreement also contains additional covenants, including covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of S&T common stock to be issued in the merger, dividends of S&T and DNB to be declared after the date of the merger agreement, the redemption or assumption of DNB’s outstanding debt securities, trust preferred securities or related guarantees, access to information of the other company, notification of certain matters, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

DNB Shareholder Meeting and Recommendation of the DNB Board of Directors

DNB has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement and the transactions contemplated by the merger agreement as promptly as practicable. The DNB board of directors will solicit and use its reasonable best efforts to obtain from DNB shareholders the requisite shareholder approval of the merger agreement and the transactions contemplated by the merger agreement, including by recommending that DNB shareholders approve the merger agreement and the transactions contemplated by the merger agreement, subject to the DNB board of directors’ ability to make a change in company recommendation discussed below in “—Agreement Not to Solicit Other Offers.”

Agreement Not to Solicit Other Offers

For purposes of the merger agreement:

•	An “acquisition proposal” means any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer), business combination, recapitalization, liquidation, dissolution or similar transaction involving DNB or any of its subsidiaries, as applicable, that, if consummated, would constitute an “alternative transaction” (as described below);
•	An “alternative transaction” means any of (1) a transaction pursuant to which any person (or group of persons) other than S&T or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of DNB common stock or outstanding voting power of DNB, whether from DNB or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, reorganization, share exchange, consolidation or other business combination involving DNB and any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the fair market value of the consolidated assets of DNB (except, in each case, the merger or the bank merger), (3) any transaction pursuant to which any person (or group of persons) other than S&T or its affiliates, acquires or would acquire control of assets (including for this purpose, the outstanding equity securities of any DNB subsidiaries, and securities of the entity surviving any merger or business combination involving any DNB subsidiary) of DNB or any of its subsidiaries representing more than 25% of the fair market value of all the assets, deposits, net revenues or net income of DNB or any of its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving DNB or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of DNB common stock, immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding shares of DNB common stock, and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of DNB common stock, immediately prior to the completion of such transaction; and
•	A “superior proposal” for DNB means an unsolicited, bona fide written acquisition proposal made by a third person (or group of persons acting in concert) which the DNB board of directors has in good faith determined (taking into account the advice of its outside legal counsel and financial advisors and the terms of the acquisition proposal and the merger agreement) to be more favorable, from a financial point of view, to DNB shareholders than the transactions contemplated by the merger agreement (as may be proposed to be amended by S&T) and to be reasonably capable of being completed on the terms proposed, taking into account all other legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal. However, for purposes of the definition of “superior proposal,” the references to 25% in the definitions of “alternative transaction” and “acquisition proposal” are deemed to be references to 50%.

DNB has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any acquisition proposal;
•	participate in any discussions with or provide any nonpublic information to any person relating to an acquisition proposal or alternative transaction, engage in any negotiations concerning an acquisition proposal or alternative transaction, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal or alternative transaction;
•	unless the merger agreement has been terminated in accordance with its terms, approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract (other than a confidentiality agreement entered into in compliance with the terms of the merger agreement) related to any acquisition proposal or alternative transaction; or
•	propose or agree to do any of the above.

However, the board of directors of DNB may, before the DNB shareholder approval is obtained, subject to compliance with its non-solicitation obligations (as described above) and to first entering into a confidentiality agreement having provisions that are no less favorable to DNB than those contained in the confidentiality agreement between S&T and DNB, engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written acquisition proposal by such person first made after the date of the merger agreement (which did not result from a breach of DNB’s non-solicitation obligations in the merger agreement) and which the DNB board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a superior proposal, if and only to the extent that the DNB board of directors concludes in good faith (after consultation with its outside legal counsel) that failure to do so would more likely than not result in a violation of the fiduciary duties under applicable law.

DNB has agreed to provide S&T prompt notice (and in no event later than 24 hours) after the receipt of any acquisition proposal, or any request for nonpublic information that may relate to an acquisition proposal, or any inquiry relating to a possible acquisition proposal. The notice will be made orally and in writing, and indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms thereof (including a copy thereof if in writing and any related documentation or correspondence). DNB also agrees to provide S&T prompt notice (and in no event later than 24 hours) if it enters into any discussions or negotiations with or provides nonpublic information to a person as required by the directors’ fiduciary duties and permitted under the preceding paragraph. DNB will keep S&T informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material related documentation or correspondence.

Furthermore, none of DNB, the DNB board of directors or any of its committees will (1) withhold, withdraw or modify in any manner adverse to S&T (or propose publicly to do so) its recommendation of the merger agreement and the transactions contemplated by the merger agreement, (2) approve or recommend to its shareholders (or resolve to or publicly propose or announce its intention to do so) any acquisition proposal or (3) within 10 business days after an acquisition proposal is made public or any request by S&T, fail to publicly, finally and without qualification recommend against any acquisition proposal or reaffirm its recommendation for DNB shareholders to approve the merger agreement.

Notwithstanding the preceding paragraph, before the DNB shareholder approval is obtained, with respect to an acquisition proposal, the DNB board of directors may make a change in company recommendation if and only if (1) an unsolicited bona fide written acquisition proposal (which did not result from a breach of DNB’s non-solicitation obligations in the merger agreement) is made to DNB by a third party and not withdrawn, (2) the DNB board of directors concludes in good faith (in consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal, (3) the DNB board of directors concludes in good faith (after consultation with its outside legal counsel) that failure to make a change in company recommendation would more likely than not result in a violation of the directors’ fiduciary duties under applicable law, (4) prior to effecting the change in company recommendation, DNB has given written notice to S&T advising S&T that it intends to effect a change in company recommendation, and three business days have elapsed, (5) during the three business day period, DNB has considered any adjustments or modifications to the merger agreement proposed by S&T and engaged in good faith discussions with S&T regarding such adjustments or modifications and (6) at the end of such period, the DNB board of directors again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any proposed adjustments or modifications to the merger agreement proposed by S&T) that the acquisition proposal continues to constitute a superior proposal and that failure to make a change in company recommendation would more likely than not result in a violation of the directors’ fiduciary duties under applicable law. In the event there is an amendment to any material term of the acquisition proposal, DNB is also required to notify S&T of the amendment and to consider any proposed adjustments or modifications to the merger agreement proposed by S&T, but the notification and proposal period will be two instead of three business days.

The merger agreement provides that nothing in the non-solicitation provisions of the merger agreement prohibits DNB or its subsidiaries from (1) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (2) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act or (3) issuing a “stop, look and listen” statement pending disclosure of its position under such rules. However, compliance with such rules will not eliminate or modify the effect that any action would otherwise have under the merger agreement. Any such disclosure (other than a “stop, look and listen” statement, which is followed within 10 business days by an unqualified public reaffirmation of the DNB board of directors’ recommendation of the merger agreement and the transactions contemplated by the merger agreement) constitutes a change in company recommendation, unless the DNB board of directors expressly publicly reaffirms, without qualification, its recommendation for the merger agreement in connection with such communication.

DNB has agreed to (1) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal or alternative transaction or similar transaction (and cause its respective subsidiaries and representatives to cease any such discussions) and (2) not release any third party from or waive the provisions of any confidentiality or standstill agreement to which DNB or its subsidiaries is a party with respect to any acquisition proposal or alternative transaction. DNB has agreed to promptly inform its and its subsidiaries’ representatives of these obligations not to solicit other offers.

Conditions to Completion of the Merger

S&T’s and DNB’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the merger agreement and the transactions contemplated by the merger agreement by DNB’s shareholders;
•	the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on S&T and its subsidiaries, taken as a whole, or on DNB and its subsidiaries, taken as a whole (measured in each case on a scale relative to DNB and its subsidiaries, taken as a whole), and the expiration or termination of all related statutory waiting periods;
•	the absence of any order, injunction, decree or judgment by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement, and the absence of any law, order, injunction or decree that prohibits or makes illegal the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;
•	the authorization of the listing of the S&T common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from NASDAQ;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the S&T common stock to be issued upon the consummation of the merger under the Exchange Act, and the absence of any stop order (or proceedings initiated or threatened by the SEC and continuing);
•	the readiness of S&T and DNB to consummate the bank merger immediately after the completion of the merger;

•	the accuracy of the representations and warranties of each other party in the merger agreement as of the date of the merger agreement and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);
•	the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and
•	the receipt by each of S&T and DNB of an opinion of its respective legal counsel as to certain tax matters.

Neither DNB nor S&T can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither DNB nor S&T has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	the merger has not been completed by the end date, but only if the failure to complete the merger by the end date is not caused by the terminating party’s breach of the merger agreement;
•	any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and non-appealable, or a regulatory authority has issued a final, non-appealable injunction or order permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement; or
•	there is a breach by the other party that, if continuing on the closing date, would cause the failure of certain of the closing conditions described above, and such breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach.

In addition, S&T may terminate the merger agreement under the following circumstances:

•	the DNB board of directors (1) fails to recommend to the DNB shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement or (2) effects a change in company recommendation with respect to the merger agreement or the transactions contemplated thereby; or
•	the DNB board of directors fails to comply in any material respect with its non-solicitation obligations described in “—Agreement Not to Solicit Other Offers” or its obligations with respect to calling a shareholder meeting described in “—DNB Shareholder Meeting and Recommendation of the DNB Board of Directors.”

In addition, DNB may terminate the merger agreement at any time during the five-day period commencing with the determination date, if both of the following conditions are satisfied:

•	the average closing price of S&T common stock as reported on NASDAQ for the 20 consecutive trading days ending on the trading day prior to the determination date is less than 75% of the closing price of S&T common stock on the last trading day immediately before the public announcement of the merger agreement; and
•	S&T common stock underperforms the S&P 600 Bank Index by more than 25% during the same period, as determined by dividing the average closing prices of S&T common stock and the S&P 600 Bank Index, as applicable, for the 20 consecutive trading days ending on the trading day prior to the determination date by the closing price of S&T common stock and the S&P 600 Bank Index, as applicable, on the last trading day immediately before the public announcement of the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) both S&T and DNB will remain liable for any fraud or willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

DNB will pay to S&T an $8 million termination fee if the merger agreement is terminated in the following circumstances:

•	the DNB board of directors (1) fails to recommend to the DNB shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement or (2) effects a change in company recommendation, and S&T terminates the merger agreement;
•	the DNB board of directors fails to comply in any material respect with its non-solicitation obligations described above in the section titled “—Agreement Not to Solicit Other Offers” or its obligations with respect to calling a shareholder meeting described above in the section titled “—DNB Shareholder Meeting and Recommendation of the DNB Board of Directors,” and S&T terminates the merger agreement; or
•	(1) before the termination of the merger agreement in accordance with its terms, an acquisition proposal with respect to DNB is made known to DNB’s shareholders, senior management or board of directors, or any person has publicly announced an intent (whether or not conditional) to make an acquisition proposal with respect to DNB, after the date of the merger agreement, (2) thereafter, the merger agreement is terminated (a) by S&T or DNB, because the merger has not been completed by the end date (if the DNB shareholder approval has not been obtained) or (b) by S&T, following a breach by DNB and (3) DNB consummates an alternative transaction or enters into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to such acquisition proposal or alternative transaction, prior to the date that is 12 months after the date the merger agreement is terminated.

Expenses and Fees

Except as set forth above, each of S&T and DNB will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, S&T and DNB may amend the merger agreement by written agreement. However, after any approval of the merger agreement and the transactions contemplated by the merger agreement by DNB shareholders, there may not be, without further approval of DNB shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions for its benefit contained in the merger agreement.

Voting Agreements

The directors and certain executive officers of DNB have each entered into voting agreements with S&T, solely in their capacities as shareholders of DNB, pursuant to which they have agreed, among other things, to vote in favor of the DNB merger proposal and the other proposals presented at the DNB special meeting and against any alternative acquisition proposal, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of DNB common stock.

The preceding discussion is a summary of the voting agreements and is qualified in its entirety by reference to the form of voting agreement, which is provided in its entirety as Annex C to this proxy statement/prospectus.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction are included in the FASB Codification Topic ASC 805, Business Combinations. ASC 805 provides guidance on the accounting and reporting of transactions that represent business combinations to be accounted for under the acquisition method. The acquisition method entails: (a) identification of the acquirer; (b) determination of the acquisition date; (c) recognition and measurement of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; and (d) recognition and measurement of goodwill or a gain from a bargain purchase.

In this transaction S&T is the acquirer and will accordingly apply the acquisition method of accounting to the business combination. On the acquisition date, S&T (the acquirer) will recognize and measure, at fair value, all of the identifiable assets acquired and liabilities assumed. S&T will also recognize goodwill arising from the transaction. The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of DNB common stock that exchange their shares of DNB common stock for shares of S&T common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of DNB common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of DNB common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plan, individual retirement account, or other tax-deferred accounts, holders who acquired DNB common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of DNB common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of DNB common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds DNB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds DNB common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

It is a condition to the obligation of S&T to complete the merger that S&T receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of DNB to complete the merger that DNB receive an opinion from Stradley Ronon Stevens & Young, LLP dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by S&T and DNB and on customary factual assumptions. Neither of the opinions described above will be binding on the IRS or any court. S&T and DNB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Accordingly, upon exchanging your DNB common stock for S&T common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of S&T common stock (as discussed below). The aggregate tax basis of the S&T common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of DNB common stock you surrender in the merger. Your holding period for the shares of S&T common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of DNB common stock that you surrender in the merger. If you acquired different blocks of DNB common stock at different times or at different prices, the S&T common stock you receive will be allocated pro rata to each block of DNB common stock, and the basis and holding period of each block of S&T common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of DNB common stock exchanged for such blocks of S&T common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of S&T common stock, you will be treated as having received such fractional share of S&T common stock pursuant to the merger and then as having sold such fractional share of S&T common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of S&T common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of DNB common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

If you are a non-corporate holder of DNB common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of DNB common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF S&T

As a result of the merger, DNB shareholders who receive shares of S&T common stock in the merger will become shareholders of S&T. Your rights as shareholders of S&T will be governed by Pennsylvania law and the articles of incorporation and the bylaws of S&T, each as amended to date. The following briefly summarizes the material terms of S&T common stock. We urge you to read the applicable provisions of the PBCL, S&T’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of S&T’s and DNB’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

S&T’s authorized capital stock consists of 50 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of the record date, there were [      ] shares of S&T common stock outstanding and [      ] shares of S&T preferred stock outstanding.

Common Stock

Dividend Rights

S&T can pay dividends if, as and when declared by the S&T board of directors, subject to compliance with limitations imposed by law. The holders of S&T common stock will be entitled to receive and share equally in these dividends as they may be declared by the S&T board of directors out of funds legally available for such purpose. If S&T issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

Each holder of S&T common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a plurality of the votes cast at each annual meeting or special meeting called for the purpose of electing such directors. If S&T issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of S&T, whether voluntary or involuntary, the holders of S&T common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of S&T available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

Holders of the common stock of S&T will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority rights to buy additional shares if S&T issues more shares in the future. Therefore, if additional shares are issued by S&T without the opportunity for existing shareholders to purchase more shares, a shareholder’s ownership interest in S&T may be subject to dilution.

For more information regarding the rights of holders of S&T common stock, see “Comparison of Shareholders’ Rights.”

Preferred Stock

S&T’s articles of incorporation, as amended to date, permit the S&T board of directors to issue up to 10 million shares of preferred stock, no par value, in one or more series, with such designations, voting powers, and such rights, preferences and limitations as may be fixed by the S&T board of directors without any further action by S&T shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

S&T is incorporated under the laws of the Commonwealth of Pennsylvania, and, accordingly, the rights of S&T shareholders are governed by Pennsylvania law and S&T’s organizational documents. DNB is also incorporated under the laws of the Commonwealth of Pennsylvania, and, accordingly, the rights of DNB shareholders are governed by Pennsylvania law and DNB’s organizational documents. Consequently, after the effective time of the merger, the rights of former DNB shareholders who receive S&T common stock as merger consideration will be governed by Pennsylvania law and determined by reference to S&T’s organizational documents.

The following is a summary of certain material differences between (1) the current rights of DNB shareholders under DNB’s articles of incorporation and bylaws, each as amended to date, and Pennsylvania law, including the PBCL and (2) the current rights of S&T shareholders under S&T’s articles of incorporation and bylaws, each as amended to date, and Pennsylvania law, including the PBCL, which will govern the rights of DNB shareholders who become S&T shareholders following the merger.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to S&T’s and DNB’s respective governing documents and the provisions of the PBCL, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

S&T

S&T’s articles of incorporation, as amended to date, authorize it to issue up to 60 million shares, consisting of 50 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of the record date, there were [      ] shares of S&T common stock outstanding and no shares of S&T preferred stock outstanding. The S&T board of directors is authorized to issue the preferred stock in one or more series.

DNB

DNB’s amended and restated articles of incorporation authorize DNB to issue up to 10,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, par value $10.00 per share. As of the record date for the DNB special meeting, there were [   ] shares of DNB common stock issued and outstanding and no shares of DNB preferred stock issued and outstanding. As of the record date, there were [   ] shares of DNB common stock held by DNB as treasury stock. DNB’s board of directors has the authority, without further action by DNB shareholders, to divide any authorized class of preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt out of any of these anti-takeover provisions. S&T is a registered corporation under the PBCL and has opted out of the anti-takeover provisions listed in (1) and (2) above. DNB is a registered corporation under the PBCL and has opted out of the anti-takeover provisions listed in (1) and (2) above.

Control Share Acquisitions

Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date on which the triggering threshold was exceeded, are considered control shares. Control shares cannot vote until their voting rights have been restored by two separate votes of the shareholders at a meeting or until such shares are transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition had taken place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (1) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (2) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (1) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (2) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date on which notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons

Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation, or (2) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders

Pennsylvania law prohibits certain business combinations with certain “interested shareholders,” persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless (1) the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition; (2) the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or (3) the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (1) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (2) the merger is approved at a shareholders’ meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction

Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Size of Board of Directors

S&T

S&T’s bylaws, as amended to date, currently provide that the S&T board of directors shall consist of a minimum of nine and a maximum of 17 directors, and that the size of the board may be determined from time to time by resolution of the board. The S&T board of directors currently has 13 directors.

Immediately following the effective time of the merger, S&T will appoint two members of the board of directors of DNB to the S&T board of directors.

DNB

DNB’s amended and restated bylaws, as amended, provide that its board of directors shall consist of at least three directors. The exact number of directors may be determined from time to time by a majority of the entire DNB board of directors. The DNB board of directors currently consists of 11 directors.

Cumulative Voting and Election of Directors

S&T

S&T shareholders do not have the right to cumulate their votes with respect to the election of directors. To be elected, each director nominee must receive a plurality of votes cast by S&T common shareholders at each annual meeting of the shareholders, or a similar vote at any special meeting called for the purpose of electing directors. Members of the S&T board of directors are elected annually to a one-year term.

DNB

DNB’s amended and restated articles of incorporation provide that DNB shareholders shall not be permitted to cumulate their votes with respect to the election of directors. DNB’s board of directors is classified. DNB’s amended and restated bylaws, as amended, provide that the board shall be divided into three classes, with directors in each of the classes to hold office for three-year terms. The classes are staggered such that one class of directors stands for election each year. To be elected, each director nominee must receive a plurality of votes cast by DNB common shareholders at each annual meeting of the shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Removal of Directors

S&T

Under Pennsylvania law, directors may be removed, with or without cause, by the affirmative vote of holders of a majority of the shares entitled to vote on such matter. Because S&T’s articles of incorporation and bylaws, each as amended to date, do not provide otherwise, the default Pennsylvania statute applies to the removal of S&T directors.

DNB

Under Pennsylvania law, directors may be removed, with or without cause, by the affirmative vote of holders of a majority of the shares entitled to vote on such matter. Because DNB’s amended and restated articles of incorporation and amended and restated bylaws, as amended, do not provide otherwise, the default Pennsylvania statute applies to the removal of DNB directors.

Filling Vacancies on the Board of Directors

S&T

S&T’s bylaws, as amended to date, provide that if a vacancy occurs on the S&T board of directors, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, or, if the directors in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. The shareholders may fill a vacancy only if there are no directors in office. The term of any director elected to fill a vacancy shall expire at the next election of directors by the shareholders.

DNB

DNB’s amended and restated bylaws, as amended, provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then remaining in office, whether or not a quorum exists. Each director who fills a vacancy shall remain in office until the expiration of the term of office of the class of directors to which he or she was appointed.

Special Meetings of Shareholders

S&T

Under S&T’s bylaws, as amended to date, special meetings of the shareholders may be called at any time by the board of directors, the chief executive officer, or by the holders of at least 20% of all S&T common shares entitled to vote at such meeting. Only those matters specified in the written notice of the special meeting may be conducted at the meeting.

DNB

Under DNB’s amended and restated bylaws, as amended, a special meeting may be called by the chairperson of the board of directors, the president, the chief executive officer, a majority of the board of directors or a majority of the executive committee of the board of directors. Under the PBCL, shareholders of a registered corporation are not entitled by statute to call a special meeting of shareholders and neither DNB’s amended and restated articles of incorporation nor its amended and restated bylaws, as amended, permit shareholders to call a special meeting.

Quorum

S&T

Under Pennsylvania law, the presence at meetings, in person or represented by proxy, of the holders of the majority of the outstanding shares of S&T common stock entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting of shareholders.

DNB

Under Pennsylvania law, the presence at meetings, in person or represented by proxy, of the holders of the majority of the outstanding shares of DNB common stock entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting of shareholders.

Dividends

S&T

Under Pennsylvania law, S&T may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends. In addition, the Federal Reserve Board has the authority to restrict dividends issued by bank holding companies, including S&T.

DNB

Under Pennsylvania law, DNB may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends. In addition, the Federal Reserve Board has the authority to restrict dividends issued by bank holding companies, including DNB.

Notice of Shareholder Meetings

S&T

S&T’s bylaws, as amended to date, provide that S&T must give written notice of a shareholder meeting to each shareholder of record entitled to vote at such meeting at least five days prior to the meeting date. The notice must state the day, time and place of the meeting and it must specify the general nature of the business to be conducted at the meeting.

DNB

DNB’s amended and restated bylaws, as amended, provide that DNB must give notice at least 10 days prior to a meeting of shareholders unless a greater period is required by the PBCL. Section 1704(b) of the PBCL requires notice to be given at least 10 days prior to the date of a meeting that will consider a fundamental change (including amendment to the articles of incorporation, merger, consolidation, share exchanges and sale of assets, division, conversion, voluntary dissolution and winding up, involuntary liquidation and dissolution, and post-dissolution provision for liabilities), or 5 days prior to the date of the meeting in any other case. The notice shall state the place, date, hour and the purpose of the shareholders’ meeting.

Director Nominations and Business Proposals by Shareholders

S&T

Under S&T’s bylaws, as amended to date, director nominations and business proposals by shareholders must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the prior year’s annual meeting of shareholders, provided that if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date, the shareholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) if the first public announcement of such date is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which the date of the annual meeting of shareholders is first publicly announced. A shareholder’s notice must comply with the procedural, informational and other requirements outlined in S&T’s bylaws, as amended to date.

Specifically, S&T’s bylaws, as amended to date, provide that, to be in proper form, a shareholders’ notice must include, among other things, with respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the shareholder or beneficial owner’s name and address, (2) the class and number of shares held by such shareholder or beneficial owner, (3) any derivative securities and equity interests directly or indirectly held by such shareholder or beneficial owner, (4) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of S&T’s securities, (5) any short interests held by such shareholder, (6) any rights to dividends on the share owned beneficially by such shareholder are separated or separable from the underlying shares, (7) any proportionate interest in shares or derivative instruments held by a general or limited partnership in which such shareholder is a general partner or beneficially owns an interest in a general partner of such partnership, (8) any performance-related fees (other than an asset-based fee) that such shareholder or beneficial owner is entitled to based on any increase or decrease in the value of the shares of S&T or any derivative instruments, (9) any significant equity interests or derivative instruments or short interests in any principal competitor of S&T held by such shareholder, and (10) any other information about such shareholder that would be required to be disclosed in a proxy statement or other filings required in connection with solicitations of proxies for the election of directors in a contested election or is otherwise required pursuant to Regulation 14A under the Exchange Act.

As to any director nominee, a shareholder’s notice must include (1) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act, (2) a description of all direct and indirect compensation and other material monetary arrangements between the nominating shareholder and the proposed nominee and (3) a signed questionnaire and a written representation and agreement.

As to any other business, a shareholder’s notice must include a brief description of the business to be brought, the reasons for conducting such business at the meeting, any material interest of such shareholder, the text of the proposal or business, and a description of all agreements or arrangements between such shareholder and any other persons in connection with proposal of such business.

DNB

DNB’s amended and restated bylaws, as amended, provide that DNB will consider written proposals from shareholders for nominees for director received not less than 90 days before the date any meeting of shareholders is called for the election of directors. Such nomination shall contain the following information to the extent known by the nominating shareholder: (1) the name and address of each proposed nominee, (2) the age of each proposed nominee, (3) the principal occupation of each proposed nominee, (4) the number of shares of DNB owned by each proposed nominee, (5) the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee, (6) the name and residence address of the nominating shareholder, and (7) the number of shares of DNB owned by the nominating shareholder.

DNB’s amended and restated bylaws, as amended, provide that any DNB shareholder entitled to vote generally in the election of directors or any director are entitled to make a proposal to be included in any annual or special meeting of shareholders. For a shareholder to make such a proposal, he or she must provide a written notice to the Secretary of DNB (i) in the case of a proposal to be considered at an annual meeting of shareholders, not less than 90 days prior to the date of such meeting, and (ii) in the case of a proposal eligible for consideration at a special meeting of shareholders, not later than 1 week after notice of such special meeting shall have been given to shareholders. Such written notice shall include (i) a brief description of the business proposed and the reason for conducting such business, (ii) the name and address, as they appear on the books and records of DNB, of the shareholder proposing such business, (iii) the class and number of shares of DNB beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. Any shareholder making a proposal to be included in DNB’s proxy statement must give notice in accordance with applicable law at least 120 days prior to the date the proxy statement is released to shareholders in connection with the previous year’s annual meeting.

Indemnification of Directors and Officers and Insurance

S&T

S&T’s bylaws, as amended to date, provide for the indemnification of current and former directors and officers to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania. In particular, the S&T bylaws, as amended, indemnify directors and officers against all expense, liability and loss reasonably suffered in their capacity as director or officer so long as such person acted in acted in good faith and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If requested, S&T must advance the expenses incurred by a director or officer in defending claims in advance of its final disposition, provided that such indemnified director or officer must provide an undertaking to repay the advance if it is ultimately determined by a final judicial decision that such person is not entitled to indemnification.

S&T’s bylaws, as amended to date, provide that S&T may maintain insurance, at its expense to protect itself and any director, officer, employee or agent of S&T or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not S&T would have the power to indemnify such person against any such expense, liability or loss under the Commonwealth of Pennsylvania.

DNB

DNB’s amended and restated bylaws provide that DNB shall indemnify any director, officer and/or employee, or any former officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an officer and/or employee of DNB, or is or was serving at the request of DNB as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of DNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of DNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the indemnification is for an action by or in the right of DNB, the indemnification shall not be made if such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to DNB. The indemnification provisions also permit DNB to pay expenses to a director, officer and/or employee in defending a civil or criminal action, suit or proceeding, provided that the indemnified person undertakes to repay DNB if it is ultimately determined that such person was not entitled to be indemnified by DNB.

Amendments to Articles of Incorporation and Bylaws

S&T

Pennsylvania law provides that shareholders of a registered corporation, such as S&T, are not entitled by statute to propose amendments to the articles of incorporation.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in certain instances where a greater vote may be required, the affirmative vote of a majority of the vote cast by all shareholders entitled to vote on the matter (and the affirmative vote of a majority of the votes cast by all shareholders within each class or series if such class or series is entitled vote on the matter as a class).

S&T’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Article 12 (Shareholder Action) requires the affirmative vote of holders of at least two-thirds of the votes that all shareholders are entitled to cast thereon at a regular or special meeting. S&T’s bylaws may be amended or repealed by a majority vote of the board of directors at any duly convened meeting of the board.

DNB

The PBCL provides that a company’s articles of incorporation may be amended by a majority vote of the votes cast by all shareholders entitled to vote on such matter, unless the articles of incorporation require a greater vote. Section 6 of DNB’s amended and restated articles of incorporation, relating to the shareholder vote required to approve mergers and similar transactions under certain circumstances, provides that such section may only be amended by the affirmative vote of the holders of at least 75% of the outstanding shares of DNB’s common stock. This provision does not apply to any particular transaction, and such transaction shall require only such affirmative vote as is required by any other provision of DNB’s amended and restated articles of incorporation or any provision of law, if the transaction shall have been approved by a two-thirds vote of the board of directors of DNB.

Action by Written Consent of the Shareholders

S&T

Under Pennsylvania law, shareholders may act without a shareholder meeting by unanimous written consent.

DNB

Under Pennsylvania law, shareholders may act without a shareholder meeting by unanimous written consent.

Shareholder Rights Plan

Neither S&T nor DNB currently has a shareholder rights plan in effect.

Required Vote for Certain Business Combinations

S&T

Any plan or proposal for the merger, consolidation, liquidation or dissolution of S&T or any action that would result in the sale or other disposition of all or substantially all of the assets of S&T, will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock.

DNB

Any plan or proposal for the merger, consolidation, liquidation or dissolution of DNB or any action that would result in the sale or other disposition of all or substantially all of the assets of DNB, will require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock. The foregoing sentence shall not, however, apply to any particular transaction, and such transaction shall require only such affirmative vote of the holders of at least a majority of the outstanding shares of common stock, if the transaction shall have been approved by a two-thirds vote of the board of directors.

LEGAL MATTERS

The validity of the S&T common stock to be issued in connection with the merger will be passed upon for S&T by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the merger will be passed upon for S&T by Wachtell, Lipton, Rosen & Katz (New York, New York) and for DNB by Stradley Ronon Stevens & Young, LLP (Philadelphia, Pennsylvania).

EXPERTS

S&T

The consolidated financial statements of S&T as of and for the year ended December 31, 2018 appearing in S&T's Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of S&T's internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and S&T management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of S&T as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DNB

The consolidated financial statements of DNB Financial Corporation as of December 31, 2018 and December 31, 2017 and for each of the years then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DNB

The following table sets forth certain information regarding the beneficial ownership of DNB’s common stock as of June 28, 2019 by:

•	each person, group or company that, to DNB’s knowledge, beneficially owns more than 5% of the outstanding shares of the common stock;
•	each of DNB’s directors and named executive officers; and
•	all of DNB’s executive officers and directors as a group.
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner(5)	Total Beneficial Ownership(1,2,3)	Sole Voting and Investment Power(2)	Shared Voting and Investment Power(3)	Percent of Class(4)
Peter R. Barsz	2,675	1,889	786	0.06%
James R. Biery	14,584	14,584	—	0.33%
Thomas A. Fillippo	46,852	27,426	19,426	1.07%
Gerard F. Griesser	29,180	23,892	5,288	0.67%
William J. Hieb	47,480	45,769	1,711	1.09%
Mildred C. Joyner	19,863	19,863	—	0.46%
C. Tomlinson Kline III(6)	477	477	—	0.01%
Mary D. Latoff	73,566	28,280	45,286	1.69%
Vince Liuzzi(6)	2,341	2,341	—	0.05%
James A. Malloy	1,064	1,064	—	0.02%
John F. McGill, Jr.(7)	101,614	101,614	—	2.33%
Bruce E. Moroney	18,202	6,540	11,662	0.42%
Charles A. Murray(8)	89,082	89,082	—	2.04%
G. Daniel O’Donnell(9)	30,028	30,028	—	0.69%
Gerald F. Sopp	24,089	13,149	10,940	0.55%
James H. Thornton	31,031	31,031	—	0.71%
DNB First Investment Management & Trust	211,891	28,568	183,323	4.89%
DNB First 401(k) Plan	135,006	135,006	—	3.12%
Directors & Executive Officers as a group (14 Persons)	529,310	434,211	95,099	12.14%

Principal Shareholders (not otherwise named above)
Wellington Management Group LLP(10)	342,968	—	342,968	7.92%
280 Congress Street, Boston, MA 02210
CT Opportunity Partners I LP(11)	256,945	256,945	—	5.93%
203 Colony Road, Jupiter, FL 33469
Financial Hybrid Opportunity Fund LLC	228,959	—	228,959	5.29%
1313 Dolley Madison Blvd., Suite 306, McLean, VA 22101(12)
Castine Capital Management, LLC(13)	223,055	223,055	—	5.15%
One Financial Center , 24th Floor, Boston, MA 02111
(1)	Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of DNB’s common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. Unless otherwise indicated, each person named in the table has sole voting and investment power.
(2)	The amounts in this column include restricted stock that will vest on August 4, 2019 and February 2, 2021 amounting to 540 and 500 shares, respectively for Mr. Moroney. The amounts in this column include restricted stock that will vest on December 21, 2019 amounting to 500 shares each for Messrs. Biery, Fillippo, Griesser, McGill, Murray, O’Donnell and Mss. Joyner and Latoff, as well as 1,000 shares each for Messrs. Thornton and Moroney. The amounts in this column include restricted stock that will vest on January 24, 2021 amounting to 1,500 shares for Mr. Hieb, 1,200 shares for Mr. Sopp, 500 shares each for Messrs. Biery, Fillippo, Griesser, McGill, Murray, O’Donnell, Thornton and Mss. Joyner and Latoff. The amounts in this column include restricted stock that will vest on February 27, 2022 amounting to 500 shares each for Messrs. Barsz, Biery, Fillippo, Griesser, McGill, Murray, O’Donnell, Thornton and

Mss. Joyner and Latoff, as well as 1,500 shares, 1,200 shares, 900 shares and 500 shares for Messrs. Hieb, Sopp, Malloy and Moroney, respectively. The amounts in this column include 23,340 total shares for all Directors and Executive Officers as a group. All unvested restricted stock awards will become vested upon completion of the merger. See “Interests of DNB’s Directors and Executive Officers in the Merger—Acceleration of Vesting of Restricted Stock Awards Payments” and “Interests of DNB’s Directors and Executive Officers in the Merger—Potential Benefits to DNB Named Executive Officers in Connection with the Merger” for additional information.

(3)	Ms. Joyner disclaims beneficial ownership of 2,754 shares owned by her spouse. Mr. Griesser disclaims beneficial ownership of 2,122 shares owned by his spouse.
(4)	In computing the number of shares beneficially owned by a person listed above and the percentage ownership of such person, shares of common stock underlying restricted stock held by each such person that are exercisable or convertible within 60 days of June 28, 2019 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.
(5)	Unless otherwise disclosed, the address for such Beneficial Owner is 4 Brandywine Avenue, Downingtown, PA 19335.
(6)	Shares owned by Messrs. Kline (Former SVP & Interim Chief Commercial Lending Officer) and Liuzzi (Former EVP & Chief Banking Officer) are not included in the total for the “Directors & Executive Officers as a group.”
(7)	Includes 65,697 shares held in Mr. McGill’s IRAs and 1,722 shares in the John F. McGill Trust for which Mr. McGill is a trustee.
(8)	Includes 16,405 shares held in Mr. Murray’s IRAs.
(9)	Includes 18,685 shares held by Penn Avenue Investments LLC, a limited liability company controlled by Mr. O’Donnell.
(10)	Share total as of December 31, 2018, as reported on Schedule 13G by such shareholder.
(11)	Share total as of May 28, 2019, as reported on Schedule 13D/A by such shareholder.
(12)	Share total as of March 28, 2019, as reported on Schedule 13G by such shareholder.
(13)	Share total as of March 31, 2019, as reported on Schedule 13F by such shareholder.

DEADLINES FOR SUBMITTING DNB SHAREHOLDER PROPOSALS

If the merger is completed as currently anticipated, DNB does not expect to hold an annual meeting of shareholders in 2020. However, if the merger is not completed as anticipated, DNB may hold a 2020 annual meeting of shareholders.

DNB shareholders who wish to present a proposal for consideration at DNB’s 2020 annual meeting and want the proposal to be included in DNB’s proxy statement and form of proxy card for that meeting, must send written notice of the proposal to DNB’s Corporate Secretary so that it is received at DNB’s principal executive offices no later than November 23, 2019, which is the month and day that is 120 calendar days before the one-year anniversary of the date that DNB first sent the proxy statement for its 2019 annual meeting of shareholders to DNB shareholders. The proposal must comply with the requirements of SEC Rule 14a-8, and DNB can exclude a proposal in the types of cases described in Rule 14a-8.

Whether or not a DNB shareholder wants DNB to include a proposal in DNB’s proxy statement, DNB’s amended and restated bylaws, as amended, require that, if a shareholder wants a proposal to be eligible for consideration at DNB’s 2020 annual meeting, the shareholder must give written notice of the proposal to DNB’s Corporate Secretary no later than January 23, 2020 (ninety days before April 22, 2020, the scheduled date of DNB’s 2020 annual meeting), including: (a) a brief description of the proposal, why the shareholder is presenting it and why it should be adopted; (b) the shareholder’s name and address as they appear in DNB’s shareholder records; (c) the class and number of DNB shares owned by the shareholder, including shares held in the shareholder’s name or beneficially in another name; and (d) any material interest the shareholder has in connection with the proposal or its adoption.

The chairperson of the meeting may determine whether a proposal was made in accordance with this required procedure. If the chairperson decides that the proposal was not made in accordance with this procedure, the chairperson will state that to the meeting and the defective proposal will be disregarded and laid over for action at the next shareholder meeting that is held at least 30 days after the meeting where the proposal was rejected for this reason.

If a shareholder proposal is presented to the 2020 annual meeting, DNB’s proxy holders will be authorized by DNB’s form of proxy to vote for or against the proposal, in their discretion, if DNB does not receive notice of the proposal, addressed to the Corporate Secretary at DNB’s principal executive offices, prior to the close of business on February 06, 2020, which is the date in 2020 that is the month and day that is 45 days before the one-year anniversary of the date that DNB first sent the proxy statement for the 2019 annual meeting of shareholders to DNB shareholders. Pursuant to SEC Rule 14a-4(c) (2), if DNB receives timely notice of a proposal, DNB’s proxy holders may still exercise discretion to vote on a matter if permitted by that rule and if DNB includes it in DNB’s proxy statement for the meeting, a description of the matter and how the DNB proxies intend to exercise their discretion to vote on the matter.

If a DNB shareholder wants to nominate a candidate for election as a director, the shareholder must notify DNB’s Corporate Secretary in writing no later than January 23, 2020, which is ninety days before April 22, 2020, the scheduled date of DNB’s 2020 annual meeting. If the shareholder wants the Nominating & Corporate Governance Committee of DNB’s board of directors to fully consider the shareholder’s nominee and to consider whether the Nominating & Corporate Governance Committee should nominate the nominee, the shareholder must notify DNB no later than November 23, 2019. The notification must contain the following information to the extent known by the shareholder: (a) the proposed nominee’s name and address; (b) the proposed nominee’s age; (c) the proposed nominee’s principal occupation; (d) the number of DNB shares the proposed nominee owns; (e) the total number of shares the shareholder expects to be voted for the proposed nominee; (f) the shareholder’s name and residence address; and (g) the number of DNB shares owned by the shareholder.

If a nomination made by a shareholder is not made according to these procedures, DNB’s amended and restated bylaws, as amended, require the nomination to be disregarded by the presiding officer of the meeting, and votes cast for the nominee will be disregarded by the judges of election.

WHERE YOU CAN FIND MORE INFORMATION

S&T has filed with the SEC a registration statement under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), that registers the issuance to DNB shareholders of the shares of S&T common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of S&T in addition to being a proxy statement for DNB shareholders for the DNB special meeting. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about S&T and DNB common stock.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like S&T and DNB, that file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by S&T with the SEC are also available at S&T’s website at http://www.stbancorp.com. The reports and other information filed by DNB with the SEC are available at DNB’s website at http://www.investors.dnbfirst.com. The web addresses of the SEC, S&T and DNB are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows S&T and DNB to incorporate by reference information in this proxy statement/prospectus. This means that S&T and DNB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that S&T and DNB previously filed with the SEC. They contain important information about the companies and their financial condition.

S&T SEC Filings

•	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 21, 2019;
•	S&T’s Definitive Proxy Statement on Schedule 14A for S&T’s 2019 annual meeting of shareholders, filed with the SEC on April 5, 2019;
•	S&T’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 1, 2019; and
•	Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 30, 2019, January 31, 2019, April 18, 2019, May 7, 2019, May 17, 2019, May 21, 2019 and June 5, 2019 (other than those portions of the documents deemed to be furnished and not filed).

DNB SEC Filings

•	DNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 14, 2019;
•	DNB’s Definitive Proxy Statement on Schedule 14A for DNB’s 2019 annual meeting of shareholders, filed with the SEC on March 13, 2019, and its Definitive Additional Soliciting Materials filed with respect to the 2019 annual meeting of shareholders filed with the SEC on March 27, 2019 and April 11, 2019;
•	DNB’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 6, 2019; and
•	DNB’s Current Reports on Form 8-K filed with the SEC on February 27, 2019, April 24, 2019, May 22, 2019 and June 5, 2019 (other than those portions of the documents deemed to be furnished and not filed).

In addition, S&T and DNB also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the DNB special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

S&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to S&T, and DNB has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DNB.

Documents incorporated by reference are available from S&T and DNB without charge. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

S&T Bancorp, Inc. 800 Philadelphia Street Indiana, PA 15701 Attention: Investor Relations Telephone: (800) 325-2265	DNB Financial Corporation 4 Brandwine Avenue, Downingtown, PA 19335 Attention: Gerald F. Sopp Executive Vice President and Chief Financial Officer Telephone: (484) 359-3138

DNB shareholders requesting documents must do so by [        ] to receive them before their special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from S&T or DNB, S&T and DNB, respectively, will mail them to you by first-class mail, or another equally prompt means, within one business day after receiving your request.

Neither S&T nor DNB has authorized anyone to give any information or to make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus, as applicable. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

DNB FINANCIAL CORPORATION

and

S&T BANCORP, INC.

Dated as of June 5, 2019

A-i

A-ii

Exhibits

Exhibit A Form of Voting Agreement

A-iii

INDEX OF DEFINED TERMS

Section
DNB Bank	1.10
Acquisition Agreement	6.9(a)
Acquisition Proposal	6.9(a)
Affiliate	3.28(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Balance Sheet Date	3.7
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	3.1(a)
Book-Entry Shares	2.2(a)
Business Day	9.10
Cancelled Shares	1.8(b)
Certificate	2.2(a)
Change in Company Recommendation	6.9(e)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles of Incorporation	3.1(a)
Company Balance Sheet	3.7
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Common Stock	1.8(a)
Company Director	6.11(a)
Company Disclosure Schedules	Article III
Company Equity Plans	9.10
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Insiders	6.12
Company Insurance Subsidiary	3.24(a)
Company Intellectual Property	3.21(a)
Company Notice of Recommendation Change	6.9(f)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Stock Award	1.9(a)
Company SEC Documents	3.5(b)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.10
Continuation Period	6.5(a)
Contract	9.10
control	3.28(a)
Controlled Group Liability	9.10
Corporate Entity	9.10
Covered Employees	6.5(a)
Section
CRA	3.13(c)
Derivative Transactions	3.17
EESA	3.11(m)
Effective Time	1.2
End Date	9.10
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.10
Exchange Act	3.4
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.8(a)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.2(a)
HSR Act	3.4
Intellectual Property	3.21(d)
IRS	3.10(k)
Knowledge	9.10
Law	9.10
Laws	9.10
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.26(a)
Loans	3.26(a)
Material Adverse Effect	9.10
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.8(a)
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
NASDAQ	3.2(b)
Obligor	3.26(a)
OCC	3.4
OREO	3.20(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent 401(k) Plan	6.5(d)
Parent Articles of Incorporation	4.1(a)
Parent Balance Sheet	4.7
Parent Bank	1.10
Parent Bylaws	4.1(a)
Parent Common Stock	1.7
Parent Disclosure Schedules	Article IV
Parent Equity Awards	4.2

A-iv

Section
Parent Financial Statements	4.6(a)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.12
Parent SEC Documents	4.5(b)
Parent Share Value	9.10
Parent Subsidiaries	4.1(b)
Parent Subsidiary	4.1(b)
parties	9.10
party	9.10
Payoff Letters	6.16(b)
PBCL	1.1
Pennsylvania Department	1.2
Permitted Encumbrances	3.20(b)
Person	9.10
Personal Property	3.20(f)
Proxy Statement	3.4
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Related Parties	3.28(a)
Reports	3.5(a)
Section
Representative	6.9(a)
Sarbanes-Oxley Act	3.6(d)
SEC	3.2(a)
Securities Act	3.2(a)
SRO	3.4
Statement of Merger	1.2
Subordinated Note	6.16(b)
Subsidiary	3.1(b)
Superior Proposal	6.9(f)
Supplemental Instruments	6.16(a)
Surviving Corporation	Recitals
Takeover Statutes	3.29
Tax	9.10
Tax Return	9.10
Taxes	9.10
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Title IV Plan	3.11(g)
Trust Preferred Securities	3.1(b)
Voting Agreement	Recitals
Voting Agreements	Recitals
Voting Debt	3.2(a)

A-v

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of June 5, 2019, by and between DNB Financial Corporation, a Pennsylvania corporation (the “Company”), and S&T Bancorp, Inc., a Pennsylvania corporation (“Parent”). Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

WHEREAS, the boards of directors of the Company and Parent have determined that it is advisable and in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the boards of directors of the Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of the Company has resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into Voting Agreements substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement,” and collectively, the “Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law (collectively, the “PBCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2   Effective Time. The Merger shall become effective as of the date and time specified in the Statement of Merger (the “Statement of Merger”) filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department”). The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Statement of Merger.

1.3   Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4   Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.5   Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6   Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.7   Parent Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities, each share of the common stock, par value $2.50 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation, and shall not be affected by the Merger.

1.8   Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)   Each share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for any Cancelled Shares, shall be converted into the right to receive 1.22 shares (the “Exchange Ratio”), without interest and subject to adjustment in accordance with Section 1.8(c), of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”), it being understood that upon the Effective Time, pursuant to Section 1.7, the Parent Common Stock, including the shares issued to former holders of Company Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation.

(b)   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or the Company (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(c)   If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.9   Treatment of Company Restricted Stock Awards.

(a)   Company Restricted Stock Awards. At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a “Company Restricted Stock Award” that is outstanding immediately prior to the Effective Time, pursuant to its terms as of the date of this Agreement, shall fully vest and be converted into the right to receive, without interest, the Merger Consideration (less those shares necessary to satisfy applicable tax withholding) in respect of each share of Company Common Stock subject to such Company Restricted Stock Award. Notwithstanding any provision of Article II to the contrary, in Parent’s discretion, the Merger Consideration payable pursuant to this Section 1.9(a) may be paid through the payroll of Parent, the Surviving Corporation or their Subsidiaries.

(b)   Corporate Actions. Prior to the Effective Time, the board of directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Restricted Stock Awards contemplated by this Section 1.9.

1.10   Bank Merger. Immediately following the Effective Time, DNB First, National Association, a national banking association and a direct, wholly owned Subsidiary of the Company (“DNB Bank”), will merge (the “Bank Merger”) with and into S&T Bank, a Pennsylvania banking corporation and a direct, wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of DNB Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Parent in consultation with the Company (the “Bank Merger Agreement”). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished as promptly as practicable: (x) the Company shall cause DNB Bank to approve the Bank Merger Agreement; the Company, as the sole shareholder of DNB Bank, shall approve the Bank Merger Agreement; and the Company shall cause DNB Bank to duly execute and deliver to Parent the Bank Merger Agreement; and (y) Parent shall cause Parent Bank to approve the Bank Merger Agreement; Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement; and Parent shall cause Parent Bank to duly execute and deliver to the Company the Bank Merger Agreement. Prior to the Effective Time, the Company shall cause DNB Bank, and Parent shall cause Parent Bank, to execute such certificates or statements of merger and any other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1   Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Article II, (a) the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such shares of Parent Common Stock and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.13), the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.2   Delivery of Merger Consideration.

(a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (each, a “Holder,” and collectively, “Holders”) of certificates representing shares of Company Common Stock (each, a “Certificate”) and uncertificated shares of Common Company Stock represented by book-entry form (“Book-Entry Shares”) that have been converted into the right to receive the Merger Consideration pursuant to Section 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Share(s) shall pass only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) or transfer of such Book-Entry Share(s) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Share(s) in exchange for the Merger Consideration and any cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(b)   Upon proper surrender to the Exchange Agent of its Certificate(s) or transfer of its Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock shall be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Share(s), as applicable. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with this Article II, together with any cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(c)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate or untransferred Book-Entry Share until the Holder thereof shall surrender such Certificate or transfer such Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or transfer of such Book-Entry Share in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, the amount of any dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to the whole shares of Parent Common Stock to which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive and not paid.

(d)   If the Merger Consideration is to be delivered in exchange for a Certificate representing Company Common Stock to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer records of the Company, it shall be a condition to such exchange that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares or Book-Entry Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c), in accordance with the procedures set forth in this Article II.

(f)   Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or transfer of Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each Holder of Company Common Stock who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.8. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)   Any portion of the Exchange Fund that remains unclaimed by the Holders of Company Common Stock as of the first anniversary of the Effective Time shall be returned to the Surviving Corporation. Any former Holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation with respect to the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c) deliverable in respect thereof pursuant to this Agreement.

(i)   Subject to the terms of this Agreement and the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration, into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of the Company delivered herewith (the “Company Disclosure Schedules”) (provided, that each exception set forth in the Company Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Company SEC Documents publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1   Corporate Organization.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has not elected to be treated as a financial holding company under the BHC Act. Each of the Subsidiaries of the Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of DNB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened. DNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein. The Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Articles of Incorporation”), and the Bylaws of the Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

(b)   Section 3.1(b) of the Company Disclosure Schedules sets forth a complete and correct list of all the Subsidiaries of the Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). Section 3.1(b) of the Company Disclosure Schedules also sets forth a list identifying the owner, number and percentage ownership interest of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by the Company or another of its wholly owned Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Except for its interests in the Company Subsidiaries and as set forth in Section 3.1(b) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, the term “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member (for the avoidance of doubt, with respect to the Company, the statutory business trusts related to the trust preferred securities of the Company (the “Trust Preferred Securities”) are Subsidiaries of the Company).

3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $10.00 per share. As of the date of this Agreement, there are (i) 4,360,311 shares of Company Common Stock issued and outstanding (including 29,190 shares of Company Common Stock that are subject to Company Restricted Stock Awards), (ii) 50,751 shares of Company Common Stock held in treasury, (iii) 1,451,462 shares of Company Common Stock reserved for issuance under the Company Equity Plans and (iv) no other shares of capital stock or other equity or voting securities of the Company issued, designated, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. Except for the Trust Preferred Securities or related debentures issued by it or any of its Affiliates set forth in Section 3.2(a) of the Company Disclosure Schedules and the Subordinated Note, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Except for the Company Restricted Stock Awards outstanding as of the date hereof, and as set forth on Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder (the “Securities Act”), any such securities.

(b)   Except for the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. As of the date of this Agreement, the Company does not have in effect a “poison pill” or similar shareholder rights plan. Section 3.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Restricted Stock Awards outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Restricted Stock Award, (iii) the grant date of each such Company Restricted Stock Award, (iv) the vesting schedule of each such Company Restricted Stock Award and (v) the Company Equity Plan under which the Company Restricted Stock Award was granted. With respect to each grant of Company Restricted Stock Awards, (i) each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, including the rules of the NASDAQ Stock Market LLC (the “NASDAQ”), and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Other than the Company Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. The Company has not elected to defer interest payments with respect to any Trust Preferred Securities or related debentures issued by it or any of its Affiliates.

3.3   Authority; No Violation.

(a)   The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of the Company, the board of directors of the Company has unanimously resolved to recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of the Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) and the adoption and approval of the Bank Merger Agreement by the board of directors of DNB Bank and the Company as its sole shareholder. This Agreement has been duly and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or the Company Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of the Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.4   Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the Pennsylvania Department of Banking and Securities in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”) and the Securities Act, including the filing with the SEC of (i) a proxy statement in definitive form relating to the Company Shareholders Meeting (including any amendments and supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed by Parent in connection with the transactions contemplated by this Agreement (including any amendments and supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (e) the filing of the Statement of Merger with the Pennsylvania Department, (f) the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (h) approval of listing of such Parent Common Stock on the NASDAQ and (i) to the extent required, the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are required to be made or obtained by the Company or any of its Subsidiaries in connection (i) with the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the transactions contemplated hereby. As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. The only material third-party consents necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4(b) of the Company Disclosure Schedules.

3.5   Reports.

(a)   The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements (together with any amendments required to be made with respect thereto, “Reports”), that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) the Pennsylvania Department of Banking, (ii) the Federal Reserve, (iii) the FDIC, (iv) the OCC and (v) any other federal, state or foreign governmental or regulatory or self-regulatory agency or authority having jurisdiction over the Company, Parent and their respective Subsidiaries ((i) – (v), collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2016, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Any such Report regarding the Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Regulatory Agency into the business or operations of the Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any

Regulatory Agency with respect to any Report relating to any examinations or inspections of the Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)   The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, with the SEC since January 1, 2016 (the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

3.6   Financial Statements.

(a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)   The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements.

(c)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as set forth on Section 3.6(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)   The books and records kept by the Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(f)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements or any of its Subsidiaries in such Subsidiary’s financial statements.

3.7   Undisclosed Liabilities. The audited consolidated balance sheet of the Company dated as of December 31, 2018 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.” Except as set forth in Section 3.7 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Balance Sheet if it had existed on the Balance Sheet Date, except for those liabilities that (i) are reflected or reserved against on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

3.8   Absence of Certain Changes or Events.

(a)   Since December 31, 2018, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   Since December 31, 2018, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices.

3.9   Legal Proceedings.

(a)   Except as set forth in Section 3.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.

(b)   Except as otherwise disclosed therein, each matter set forth on Section 3.9 of the Company Disclosure Schedules is insured under insurance policies set forth on Section 3.19 of the Company Disclosure Schedules with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

(c)   There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10   Taxes and Tax Returns.

(a)   The Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes which are not delinquent, are being contested in good faith for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP or have not yet been fully determined. Through the date hereof, the Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements. The Company and each of its Subsidiaries have made adequate provision on the Company Balance Sheet for all accrued Taxes not yet due and payable.

(b)   No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)   No Liens for Taxes exist with respect to any of the assets of the Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of the Company or any of its Subsidiaries.

(e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension remains in effect.

(f)   All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)   Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)   Except with respect to the affiliated group of which the Company is the common parent, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes and entered in the ordinary course of business of the Company to indemnify lenders or security holders in respect of Taxes).

(i)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the

Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)   Since January 1, 2016, neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Subsidiary).

(l)   Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)   Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in Tax accounting method.

(n)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries, which rulings or closing agreements remain in effect.

(o)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11   Employee Benefit Plans.

(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, or Contracts, whether or not listed in Section 3.11(a) of the Company Disclosure Schedules, collectively, the “Company Benefit Plans”).

(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500) filed with the U.S. Department of Labor for the last two (2) plan years, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report or financial statement, (v) the most recent summary plan description (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with a Governmental Entity, (vii) all amendments, modifications or material supplements to such Company Benefit Plan, and (viii) any related trust agreements, insurance Contracts or documents of any other funding arrangements. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)   All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(e)   Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS. No compensation payable by the Company or any Company Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f)   Section 3.11(f) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). Unless it is established pursuant to an IRS pre-approved prototype or volume submitter plan subject to a favorable opinion letter on which the Company or its Subsidiaries are entitled to rely, the IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances, and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g)   Section 3.11(g) of the Company Disclosure Schedules identifies each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”). With respect to each Title IV Plan, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) such Title IV Plan is not in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (iii) no “reportable event” (within the meaning of Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (v) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates, and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Title IV Plan. Since December 31, 2018, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Title IV Plan, or any material change in the manner in which contributions to any Title IV Plan are made or the basis on which such contributions are determined.

(h)   (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i)   There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company, its Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(j)   Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or life insurance benefits or other welfare benefits for former or current employees or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-employment or post-retirement health or life insurance benefits or other welfare benefits, and no representations or commitments, whether or not written, have been made that would limit the Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(k)   Except as set forth on Section 3.11(k) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, increase in the amount or value of, or trigger any obligation to fund, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(l)   Without limiting the generality of Section 3.11(l) and except as set forth in Section 3.11(l) of the Company Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. True, correct and complete copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby are included in Section 3.11(k) of the Company Disclosure Schedules.

(m)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

3.12   Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving the Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to the Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against the Company or any of its Subsidiaries that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would result in liability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

3.13   Compliance with Applicable Law.

(a)   The Company and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2016 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to the Company and its Subsidiaries, taken as a whole.

(b)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)   Each of the Company and DNB Bank is “well-capitalized” (as such term is defined at 12 C.F.R. § 225.2(r) and 12 C.F.R. § 325.103(b)(1), respectively) and “well managed” (as such term is defined at 12 C.F.R. § 225.2(s) and 12 C.F.R. § 362.17(e), respectively), and the rating of DNB Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”

3.14   Material Contracts.

(a)   Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each Contract of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedules, is referred to as a “Material Contract”):

(i)   any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)   any Contract entered into since January 1, 2016 (and any Contract entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(iii)   any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging Contracts or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, other than Contracts evidencing deposit liabilities, endorsements and guarantees in connection with the presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iv)   any Contract limiting (or purporting to limit) the freedom of the Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting the Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case, whether in any specified geographic region or business or generally (in each case, other than to a de minimis extent);

(v)   any Contract with any Affiliate of the Company or any of its Subsidiaries;

(vi)   any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of or any similar commitment by the Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vii)   any Contract that would be terminable other than by the Company or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case, as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events);

(viii)   any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(ix)   any employment Contract with any employee or officer of the Company or any of its Subsidiaries;

(x)   any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(xi)   any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)   any lease or other Contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000;

(xiii)   any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $100,000 per year; and

(xiv)   any Contract not listed above that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

(b)   The Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under each, and are not alleged to be and are not, in default in respect of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries. Each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15   Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or have Knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement.

3.16   Investment Securities.

(a)   Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of the Company and each of its Subsidiaries in accordance with GAAP.

(b)   The Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that the Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

3.17   Derivative Instruments. Section 3.17 of the Company Disclosure Schedules lists all Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries. All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of the Company or its Subsidiaries and, to the Knowledge of the Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally). The Company and its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18   Environmental Matters.

(a)   Each of the Company and its Subsidiaries, and, to the Knowledge of the Company (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company), any property in which the Company or any of its Subsidiaries holds a security interest, is, and has since January 1, 2016, been, in material compliance with all local, state and federal environmental, health and safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws, “Environmental Laws”).

(b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)   Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company, to the Knowledge of the Company, during or prior to the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) the Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) the Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)   The Company and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2016 assessing the presence of hazardous materials located on any property owned or leased by the Company or any of its Subsidiaries that is within the possession or control of the Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19   Insurance. The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to the Company and its Subsidiaries. Section 3.19 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies applicable and available to the Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for the Company or any of its Subsidiaries (the “Company Policies”), and the Company has made available true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Company Disclosure Schedules, there is no material claim for coverage by the Company or any of its Subsidiaries pending under any of such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by the Company or any of its Subsidiaries have been timely paid, by the Company or its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.

3.20   Title to Property.

(a)   Section 3.20(a) of the Company Disclosure Schedules lists (i) all real property, including other real estate owned (“OREO”), owned by the Company or any Company Subsidiary (the “Owned Real Property”), (ii) all leases, subleases, licenses or other Contracts (including all amendments, modifications, and supplements thereto) pursuant to which the Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between the Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)   Except as would not be material to the Company or its Subsidiaries, the Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (A) through (D) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. None of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of the Company, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by the Company or any of its Subsidiaries in the conduct of the Company’s or such Subsidiary’s business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

(c)   Except as set forth in Section 3.20(c) of the Company Disclosure Schedules, no Person other than the Company and its Subsidiaries has (or will have, at Closing) (i) except with respect to any OREO on the Company Balance Sheet, any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. Except with respect to any OREO on the Company Balance Sheet, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the current purposes to which they are used in the conduct of the Company’s and its Subsidiaries’ business. The Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

(d)   Other than as disclosed in Section 3.20(d) of the Company Disclosure Schedules, each of the Real Property Leases and each of the Tenant Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)   The Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner that it is used by the Company and its Subsidiaries will be, in accordance in all material respects with all applicable Laws.

(f)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of the Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which the Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21   Intellectual Property.

(a)   The Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by the Company and any of its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by the Company and any of its Subsidiaries.

(b)   Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has infringed upon, misappropriated or violated any Company Intellectual Property. Neither the Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Company Disclosure Schedules, permits third parties to use any Company Intellectual Property rights. Except as set forth on Section 3.21(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(c)   Except as set forth in Section 3.21(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any material agreement in which either the Company or any of its Subsidiaries is obligated to indemnify any Person against a claim of infringement or misappropriation of any Intellectual Property.

(d)   For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, websites, know-how, trade secrets, inventory, ideas, algorithms, processes and computer software programs or applications (but excluding commercial off-the-shelf software available on reasonable terms).

3.22   Broker’s Fees. Neither the Company nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except for PNC Bank, National Association (as successor to Ambassador Financial Group, Inc.), pursuant to an agreement a copy of which has been previously provided to Parent.

3.23   Insurance Business.

(a)   Except as would not be reasonably likely, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2016, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable Law, (ii) all contracts, agreements, arrangements and transactions in effect between any Company Insurance

Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable Law, and (iii) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable Law. “Company Insurance Subsidiary” means each Subsidiary of the Company through which insurance operations are conducted.

3.24   Broker-Dealer and Investment Advisory Matters.

(a)   Except as set forth in Section 3.24(a) of the Disclosure Schedules, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

(b)   Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.25   Loans.

(a)   Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to the Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and to general equity principles. For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in the Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors’ notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification and deposit verification), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing. The Company has provided Parent with information on each Loan payable to the Company or any of its Subsidiaries, and such Loan information and, to the Knowledge of the Company, any third-party information furnished in connection with such Loan information, is true and correct as of the dates specified, or, if no such date is indicated, as of March 31, 2019.

(b)   (i) Section 3.25(b) of the Company Disclosure Schedules sets forth a list of all Loans as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) except as set forth on Section 3.25(b) of the Company Disclosure Schedules, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(c)   Each Loan payable to the Company or any of its Subsidiaries (i) was originated or purchased by the Company or its Subsidiaries, and its principal balance as shown on the Company’s books and records is true, correct and accurate as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by the Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(d)   Each outstanding Loan (including Loans held for resale to investors) payable to the Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by the Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with the Company’s or its respective Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(e)   With respect to each Loan payable to the Company or any of its Subsidiaries that is secured, the Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f)   Except as set forth in Section 3.25(f) of the Company Disclosure Schedules, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)   The Company’s allowance for loan losses is and has been since January 1, 2016 in compliance with the Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(h)   Section 3.25(h) of the Company Disclosure Schedules identifies each Loan payable to the Company or any of its Subsidiaries that (i) as of March 31, 2019, (A) was on non-accrual status, (B) a specific reserve allocation existed in connection therewith, (C) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (D) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of March 31, 2019, was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.25(h) of the Company Disclosure Schedules sets forth the outstanding principal amount, as well as accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2019.

3.26   Customer Relationships.

(a)   Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of the Company and its Subsidiaries, (ii) in accordance with the terms of any applicable Contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by (A) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless whether considered in a proceeding in equity or at law, and the Company and its Subsidiaries and the other contracting parties thereto have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other contracting parties are in compliance with each of the terms thereof.

(b)   No Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(c)   (i) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees is, except in their personal or individual capacity, the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (ii) none of the directors, officers and employees of the Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company or any of its Subsidiaries after the Closing Date.

(d)   Each account opening document, margin account agreement, any advisory contract and customer disclosure statement with respect to any trust or wealth management customer of the Company or any of its Subsidiaries conforms in all material respects to the forms made available to Parent prior to the date hereof.

(e)   All other books and records primarily related to the trust or wealth management businesses of each of the Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

3.27   Related Party Transactions.

(a)   Section 3.27(a) of the Company Disclosure Schedules identifies (i) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any shareholder which to the Knowledge of the Company, beneficially owns five percent (5%) or more of any class of equity securities of the Company or any of its Subsidiaries or an Affiliate of the Company (other than the Company and its direct or indirect wholly owned Subsidiaries) (collectively, “Related Parties”), on the other hand, and (ii) all Contracts pursuant to which any Related Party is a party and the Company or any Company Subsidiary receives services or goods, including any such Contracts between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. Except as set forth on Section 3.27(a) of the Company Disclosure Schedules, no relationship, direct or indirect, exists between or among the Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of the Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. As used in this Agreement, “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

(b)   To the Knowledge of the Company and except as set forth in Section 3.27(b) of the Disclosure Schedules, no shareholder or Affiliate of the Company (other than the Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of the Company and its Subsidiaries.

3.28   Takeover Laws and Provisions. The adoption and approval by the board of directors of the Company of this Agreement, the Merger and the other transactions contemplated hereby represent all the action necessary by the Company to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of any potentially applicable provisions of any takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws,

“Takeover Statutes”), and any potentially applicable provision of the Company Articles of Incorporation and the Company Bylaws. No “fair price” Law or similar provision of the Company Articles of Incorporation or Company Bylaws is applicable to this Agreement and the transactions contemplated hereby.

3.29   Approvals. As of the date of this Agreement, the Company is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

3.30   Company Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from PNC Bank, National Association, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.31   Company Information. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, or at the time of the Company Shareholders Meeting, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time, any event should be discovered by the Company or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, the Company shall promptly so inform Parent.

3.32   No Other Representations or Warranties.

(a)   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(b)   The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedules”) (provided, that each exception set forth in the Parent Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Parent SEC Document publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1   Corporate Organization.

(a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Each of the Subsidiaries of Parent is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened. Parent Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein. Parent and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. True and complete copies of the Articles of Incorporation of Parent, as amended (the “Parent Articles of Incorporation”), and the Amended and Restated Bylaws of Parent, as amended (the “Parent Bylaws”), in each case as in effect as of the date of this Agreement, have previously been furnished or made available to the Company. Parent is not in violation of any of the provisions of the Parent Articles of Incorporation or Parent Bylaws.

(b)   Section 4.1(b) of the Parent Disclosure Schedules sets forth a complete and correct list of all the Subsidiaries of Parent as of the date of this Agreement (each a “Parent Subsidiary” and collectively the “Parent Subsidiaries”). Section 4.1(b) of the Parent Disclosure Schedules also sets forth a list as of the date of this Agreement identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Parent Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Parent or another of its Subsidiaries free and clear of any Lien with respect thereto. Except for its interests in the Parent Subsidiaries and as set forth in Section 4.1(b) of the Parent Disclosure Schedules, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.2   Capitalization. The authorized capital stock of Parent consists of (a) 50,000,000 shares of Parent Common Stock and (b) 10,000,000 shares of preferred stock, without par value, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement, there are (a) 34,338,569 shares of Parent Common Stock issued and outstanding, (b) 1,791,911 shares of Parent Common Stock held in treasury, (c) no shares of Parent Preferred Stock issued and outstanding and (d) 221,893 shares of Parent Common Stock reserved for issuance upon exercise or settlement of awards granted as employment inducement awards or that may be granted under Parent’s equity compensation plans (the “Parent Equity Awards”). As of the date of this Agreement, except pursuant to (i) this Agreement, (ii) the Parent Equity Awards and (iii) Parent’s equity compensation plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3   Authority; No Violation.

(a)   Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of Parent, and all necessary corporate action in respect thereof on the part of Parent has been taken, subject to the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles of Incorporation or Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Parent or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Parent.

4.4   Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the Pennsylvania Department of Banking and Securities in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) compliance with any applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Proxy Statement and the Form S-4, and the declaration of effectiveness of the Form S-4, (e) the filing of the Statement of Merger with the Pennsylvania Department, (f) the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement,

(h) approval of listing of such Parent Common Stock on the NASDAQ and (i) to the extent required, the filing of any notices or other filings under the HSR Act, no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, expect for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.5   Reports.

(a)   Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2016 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2016, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations or inspections of Parent or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(b)   Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6   Financial Statements.

(a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)   Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of

Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

(c)   Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)   Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(e)   The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(f)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

4.7   Undisclosed Liabilities. The audited consolidated balance sheet of Parent dated as of the Balance Sheet Date is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise, known or unknown, and whether due or to become due, whether or not the same would have been required to be reflected in the Parent Balance Sheet if it had existed on the Balance Sheet Date, except for (i) those liabilities that are reflected or reserved against on the Parent Balance Sheet (including in the notes thereto), (ii) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

4.8   Absence of Certain Changes or Events. Since December 31, 2018, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9   Legal Proceedings.

(a)   Neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)   There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.10   Compliance with Applicable Law.

(a)   Parent and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2016 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

(b)   Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)   Each of Parent and Parent Bank is “well-capitalized” (as such term is defined at 12 C.F.R. § 225.2(r) and 12 C.F.R. § 325.103(b)(1), respectively) and “well managed” (as such term is defined at 12 C.F.R. § 225.2(s) and 12 C.F.R. § 362.17(e), respectively), and the rating of Parent Bank under the CRA is no less than “satisfactory.”

4.11   Tax Matters.

(a)   The Parent and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes which (iii) are not delinquent, (iii) are being contested in good faith for which adequate reserves have been established on the financial statements of the Parent in accordance with GAAP, or (iii) have not yet been fully determined.. Through the date hereof, the Parent and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements. The Parent and each of its Subsidiaries have made adequate provision on the Parent Balance Sheet for all accrued Taxes not yet due and payable.

(a)   No jurisdiction where the Parent and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Parent and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(b)   No Liens for Taxes exist with respect to any of the assets of the Parent and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(c)   There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of the Parent or any of its Subsidiaries.

(d)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Parent and any of its Subsidiaries, which waiver or extension remains in effect.

(e)   All material Taxes required to be withheld, collected or deposited by or with respect to the Parent and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. The Parent and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(f)   Neither the Parent nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(g)   Except with respect to the affiliated group of which the Parent is the common parent, neither the Parent nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes and entered in the ordinary course of business of the Parent to indemnify lenders or security holders in respect of Taxes).

(h)   Neither the Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i)   Neither the Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(j)   Since January 1, 2016, neither the Parent nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Parent or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Parent or any Subsidiary).

(k)   Neither the Parent nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date. No excess loss account exists for federal income tax purposes with respect to any Parent Subsidiary.

(l)   Neither the Parent nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in Tax accounting method.

(m)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Parent or any of its Subsidiaries, which rulings or closing agreements remain in effect.

(n)   Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12   Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing, or have Knowledge of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

4.13   Environmental Matters.

(a)   Each of Parent and its Subsidiaries, and, to the Knowledge of Parent (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent), any property in which Parent or any of its Subsidiaries holds a security interest, is, and has since January 1, 2016 been, in material compliance with all Environmental Laws.

(b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c)   Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent, to the Knowledge of Parent, during or prior to the period of (i) Parent’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any property or (iii) Parent’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(d)   Parent and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2016 assessing the presence of hazardous materials located on any property owned or leased by Parent or any of its Subsidiaries that is within the possession or control of Parent and its Affiliates as of the date of this Agreement that has not been delivered to the Company prior to the date of this Agreement.

4.14   Broker’s Fees. Neither Parent nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc.

4.15   Takeover Laws and Provisions. The adoption by the board of directors of Parent of this Agreement, the Merger and the other transactions contemplated hereby represent all the action necessary by Parent to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of any potentially applicable Takeover Statutes, and any potentially applicable provision of the Parent Articles of Incorporation and the Parent Bylaws. No “fair price” Law or similar provision of the Parent Articles of Incorporation or Parent Bylaws is applicable to this Agreement and the transactions contemplated hereby.

4.16   Approvals. As of the date of this Agreement, Parent is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

4.17   Parent Information. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, or at the time of the Company Shareholders Meeting, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.17 with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time, any event should be discovered by Parent or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform the Company.

4.18   No Other Representations or Warranties.

(a)   Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b)   Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, as expressly permitted by this Agreement or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to (i) obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (ii) perform its covenants and agreements under this Agreement or (iii) consummate the transactions contemplated hereby.

5.2   Forbearances of the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedules or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice; provided, that, the Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

(b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary, (B) regular quarterly dividends on Company Common Stock at a rate not in excess of $0.07 per share of Company Common Stock and payment dates consistent with past practice and (C) dividends required in respect of the outstanding Trust Preferred Securities as of the date hereof) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any Company Restricted Stock Awards, stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of the Company’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of the Company or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including OREO, to any Person other than a direct or indirect wholly owned Company Subsidiary, except, subject to Section 5.2(k), sales of OREO, Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(d)   (i) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, with respect to clauses (i) and (ii), in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(e)   except as required under applicable Law, Contract or the terms of any Company Benefit Plan as in effect as of the date hereof (i) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Company Benefit Plan (or any employee benefit plan, program or policy that would be a Company Benefit Plan if in effect as of the date hereof), (ii) increase or agree to increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iii) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other incentive compensation or (vi) (A) hire or promote any employee, or engage any independent contractor, of the Company or any of its Subsidiaries who has (or with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $150,000 or more or (B) terminate the employment of any employee, or service of any independent contractor, of the Company or any of its Subsidiaries other than a termination of employment or service for cause in the ordinary course of business consistent with past practice;

(f)   (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;

(h)   implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP or by applicable Laws;

(i)   make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)   adopt or implement any amendment to the Company Articles of Incorporation, the Company Bylaws or comparable governing documents of its Subsidiaries;

(k)   (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

(l)   enter into, modify, amend or terminate any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement, other than (i) in the ordinary course of business consistent with past practice and in consultation with Parent, currency exchange, commodities and other hedging Contracts, (ii) renewals of Contracts of the type described in Section 3.14(a)(iii) with existing customers of the Company in the ordinary course of business consistent with past practice and (iii) normal renewals of Real Property Leases in the ordinary course of business and in consultation with Parent;

(m)   change in any material respect the credit policies or collateral eligibility requirements and standards of the Company;

(n)   except as required by applicable Law, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, securitization, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(o)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any Company Subsidiary, other than normal renewals of Real Property Leases in respect of any branches or other facilities utilized by the Company or any of its Subsidiaries on the date hereof in the ordinary course of business and in consultation with Parent;

(p)   make, or commit to make, any capital expenditures other than those set forth in the Company’s capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Schedules;

(q)   (i) make or acquire any Loan or Loan participation or issue a commitment (or renew or extend an existing commitment) either (A) outside of the ordinary course of business consistent with past practice and in all respects with the Company’s applicable policies, guidelines and limits existing as of the date hereof or (B) involving a total credit relationship of more than $4,000,000 with a single borrower and its affiliates, or (ii) make or acquire any Loan participation outside of the ordinary course of business consistent with past practice, or exceeding an amount equal to $4,000,000 in the aggregate;

(r)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

(s)   take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(t)   agree to, or make any commitment to, take or adopt any resolutions of the board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

5.3   Forbearances of Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedules or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)   amend the Parent Articles of Incorporation or Parent Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

(c)   take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)   agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   Regulatory Matters.

(a)   Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any Contract of the Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such Contracts, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.

(b)   Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s prior written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, the Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including immediately following the Effective Time) (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, that, if requested by Parent, then the Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company and its Subsidiaries only in the event the Closing occurs.

(c)   Subject to applicable Law relating to the exchange of information, Parent and the Company shall, upon request, furnish each other with all information concerning Parent, the Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Parties and their respective Subsidiaries, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns.

(d)   Subject to applicable Law (including applicable Law relating to the exchange of information), the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) the Company and Parent shall promptly furnish each other with copies of non-confidential notices or other communications received by the Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement and (ii) Parent and the Company shall provide the other party with a reasonable opportunity to review in advance any proposed non-confidential communication to, including any filings with or other non-confidential written materials submitted to, any third party or Governmental Entity, and, to the extent practicable, each will consult the other party on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

6.2   Access to Information.

(a)   Subject to the Confidentiality Agreement, each of the Company and Parent agrees to provide the other party and its Representatives, from time to time prior to the Effective Time, such information as the other party shall reasonably request with respect to the disclosing party and its Subsidiaries, businesses, financial conditions and operations and such access to the properties, books and records and personnel as the other party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of either the Company or Parent or their respective Subsidiaries.

(b)   Commencing following the date hereof, and in all cases subject to applicable Laws, the Company shall, and shall cause its Subsidiaries to, take all action as may be reasonably requested by Parent, and assist and cooperate with Parent and its Subsidiaries, to facilitate the integration of the Parties and their respective products, services, information systems and technology, operations and businesses effective as of the Closing Date or such later date as may be determined by Parent in its sole discretion. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, the Company shall, and shall cause its Subsidiaries to, provide support, including support from its outside contractors and vendors, as well as data and records access to Parent and its outside contractors and vendors, including as reasonably requested by Parent to ensure, test and monitor compliance with applicable Laws and regulatory requirements, policies and guidance, and take actions as may reasonably be requested by Parent and assist and cooperate with Parent in performing all tasks as reasonably determined by Parent to be necessary or advisable to result in a successful transition and integration at the Closing or such later date as may be determined by Parent in its sole discretion.

(c)   Parent and the Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3   SEC Filings and Shareholder Approval.

(a)   The Company shall take all action necessary in accordance with the PBCL and the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Form S-4 has been declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”). Subject to Section 6.9, the board of directors of the Company shall (i) recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Company Shareholder Approval. The Company agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting.

(b)   The Company and Parent shall cooperate as promptly as practicable to prepare, and the Company shall file with the SEC, the Proxy Statement. The Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, the Form S-4 in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall, subject to Section 6.9(f), include the Company Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

6.4   Public Disclosure. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter, Parent and the Company shall consult with and provide each other reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, neither the Company nor Parent shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law.

6.5   Employee Benefit Matters.

(a)   From the Closing Date through the first anniversary thereof (the “Continuation Period”), Parent shall provide or cause to be provided Parent Employee Compensation and Benefits (as defined below) for the employees (as a group) who are actively employed by the Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time (“Covered Employees”) that, in the aggregate, are substantially comparable to the Parent Employee Compensation and Benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries); provided, that until such time as Parent shall cause Covered Employees to participate in the employee benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Covered Employee’s continued participation in the compensation and employee benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times). Notwithstanding the foregoing, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment in accordance with the terms of the severance guidelines or Contract applicable to such employee as of immediately prior to the Effective Time and set forth on Section 6.5(a) of the Company Disclosure Schedules. “Parent Employee Compensation and Benefits” means salary, hourly pay, paid time off, employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and retention, bonus, employment, termination, severance or other Contracts to which the Parent or any of its Subsidiaries is a party or that are maintained, contributed to or sponsored by the Parent or any of its Subsidiaries for the benefit of any current or former employee of Parent or any of its Subsidiaries.

(b)   Parent shall assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts in accordance with their terms, except to the extent such Contract is superseded or modified by an agreement with Parent or plan or policy maintained by Parent, provided, that nothing herein shall prohibit Parent from amending, suspending or terminating any such Contract to the extent permitted by its terms and applicable Law.

(c)   To the extent that a Covered Employee becomes eligible to participate in Parent Employee Compensation and Benefits, Parent shall cause such Parent Employee Compensation and Benefits to recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, participation and vesting under such Parent Employee Compensation and Benefits, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for any purpose under any incentive plan, retiree medical plan or defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(d)   If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, but subject to the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Following the Effective Time and (if Parent determines in its sole discretion that a determination letter is appropriate) as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Covered Employees who are actively employed as of the date immediately following the receipt of such favorable determination letter (if any) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Covered Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e)   From and after the date hereof, any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be in the form of mutually agreeable communications, prepared in prior consultation with Parent, it being agreed that Parent and the Company shall cooperate in preparing mutually agreeable communications, including by providing Parent a reasonable period of time to review any such communication.

(f)   Without limiting the generality of this Section 6.5 or Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or independent contractor any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6   Additional Agreements.

(a)   Subject to the terms and conditions of this Agreement, each of the Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

(b)   Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of the Company with a wholly-owned Subsidiary of Parent) if and to the extent requested by Parent, and the Company agrees to enter into such amendments to this Agreement as

Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

6.7   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any actual or threatened claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise if such Claim pertains to any matter arising, existing or occurring at or before the Effective Time (including any matter arising, existing or occurring in connection with the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable Law. The Surviving Corporation shall pay expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Company Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking (in a reasonable and customary form) to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a). In the event of any such Claim, the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Surviving Corporation, in the defense of any such Claim.

(b)   The Surviving Corporation shall maintain in effect for a period of six (6) years after the Effective Time the currently existing directors’ and officers’ liability insurance policy maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time and covering persons who are currently covered by such insurance or who become covered by such insurance prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend annually in the aggregate an amount in excess of 250% of the annual premium payment on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”) and, if the Surviving Corporation is unable to maintain such policy (or substitute policy) as a result of this proviso, the Surviving Corporation shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time by payment of such amount; provided, further, that (i) Parent or the Surviving Corporation may substitute therefor a six (6)-year “tail” prepaid policy the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof; provided, that Parent and the Surviving Corporation shall not be obligated to pay, in the aggregate, an amount greater than the Maximum Amount for such “tail” policy or (ii) Parent may request that the Company obtain such “tail” prepaid coverage for a six (6)-year period under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her respective heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation or any of its successors or assigns, as applicable, shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8   Exchange Listing. Parent shall list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9   No Solicitation.

(a)   The Company agrees that it shall not, and shall cause its Subsidiaries and cause its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer), business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries, proposals or offers being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any nonpublic information or data to any Person (or Representative of such Person) relating to an Acquisition Proposal or Alternative Transaction, or engage in any negotiations concerning an Acquisition Proposal or Alternative Transaction, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Alternative Transaction, (iii) unless this Agreement has been terminated in accordance with Article VIII, approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other Contract (other than a confidentiality agreement entered into in accordance with this Section 6.9) related to any Acquisition Proposal or Alternative Transaction (an “Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b)   As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty-five percent (25%) of the outstanding shares of Company Common Stock or outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company and any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the fair market value of the consolidated assets of the Company (except, in each case, the Merger and the Bank Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of the Company or any of its Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all the assets, deposits, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least seventy-five percent (75%) of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c)   Notwithstanding the foregoing, the board of directors of the Company shall be permitted, prior to the time the Company Shareholder Approval is obtained pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.9 and to first entering into a confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.9) and which the board of directors of the Company concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the board of directors of the Company concludes in good faith (after consultation with its outside legal counsel) that failure to do so would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law. The Company shall provide Parent with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person.

(d)   The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal or Alternative Transaction. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or Alternative Transaction or provides nonpublic information or data to any Person in accordance with Section 6.9(c) and keep Parent informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(e)   Except as provided in Section 6.9(f), none of the Company, the board of directors of the Company, or any committee thereof shall (i) withhold, withdraw or modify in any manner adverse to Parent or propose publicly to withhold, withdraw or modify in any manner adverse to Parent, the Company Board Recommendation or approval, recommendation or declaration of advisability by the Company, the board of directors of the Company or any such committee thereof with respect to this Agreement or the transactions contemplated hereby, (ii) approve or recommend to its shareholders, or resolve to or publicly propose or announce its intention to approve or recommend to its shareholders, an Acquisition Proposal or (iii) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after such Acquisition Proposal is made public or any request by Parent to do so (any of the foregoing, a “Change in Company Recommendation”).

(f)   Notwithstanding anything in this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, with respect to an Acquisition Proposal, the board of directors of the Company may make a Change in Company Recommendation if and only if (i) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.9) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the board of directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the board of directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to do so would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law, (iv) prior to effecting the Change in Company Recommendation, three (3) Business Days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the proposed action (a “Company Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Company Notice of Recommendation Change, except that, in such case, the three (3) Business Day period referred to in this clause (iv) and in clauses (v) and (vi) shall be reduced to two (2) Business Days following the giving of such new Company Notice of Recommendation Change), (v) during such three (3) Business Day period, the Company has considered and engaged in good-faith discussions with Parent regarding any adjustment or modification of the terms of this Agreement proposed by Parent and (vi) the board of directors of the Company, following such three (3) Business Day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to make a Change in Company Recommendation would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law. For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which the board of directors of the Company has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the Person making the proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty-five percent (25%) in the definitions of Alternative Transaction and Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(g)   Nothing contained in this Section 6.9 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(g); provided, further, that any such disclosure (other than a “stop, look and listen” statement pending disclosure of its position thereunder, which is followed within ten (10) Business Days by an unqualified public reaffirmation of the Company Board Recommendation) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly publicly reaffirms without qualification the Company Board Recommendation in connection with such communication.

(h)   The Company agrees that it (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction or similar transaction and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or Alternative Transaction, and will enforce the terms thereof and request from such third parties the return or destruction of any confidential information of the Company provided thereunder. The Company agrees that it will promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.9.

(i)   Except as set forth in Section 8.1, nothing in this Section 6.9 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. The Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than this Agreement and the Merger prior to the termination of this Agreement in accordance with its terms.

6.10   Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect on the Company or Parent, as applicable, with respect to it or (b) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.11   Governance Matters.

(a)   Effective immediately after the Effective Time, Parent shall appoint two (2) current members of the board of directors of the Company as designated by Parent prior to the Effective Time (each such director, a “Company Director”) to the board of directors of the Surviving Corporation for a term expiring at the next annual meeting of the shareholders of the Surviving Corporation following the Effective Time, and subject to the last sentence of this Section 6.11 each Company Director will be nominated for election at such annual meeting. No other directors or employees of the Company shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time. The appointment of each Company Director to the board of directors of the Surviving Corporation shall be subject to the bylaws of the Surviving Corporation, and each such Company Director must (i) be designated by the Nominating and Corporate Governance Committee of the Surviving Corporation in accordance with such committee’s policies and procedures, (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation provided under applicable Law and the practices and policies of such board that are generally applicable to its members and (iii) be approved by the board of directors of Parent prior to the Effective Time.

(b)   Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

(c)   At or promptly following the Effective Time, Parent shall establish a Southeastern Pennsylvania Market regional advisory board and shall consult with the Company regarding the composition of such advisory board.

6.12   Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock in the Merger, and for that compensatory and retention purposes agree to this Section 6.12. The boards of directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Company Common Stock (including any derivative securities with respect to Company Common Stock) by any Company Insiders and (ii) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.13   Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.14   Takeover Laws and Provisions. No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15   Shareholder Litigation. The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate in at its own expense the defense or settlement of any such litigation. In addition, no settlement of any shareholder litigation against the Company shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16   Company Debt.

(a)   Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations to the extent required by the terms of any outstanding debt securities, Trust Preferred Securities or related guarantees. Prior to the Closing Date, the Company and Parent shall cooperate to prepare any instrument required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees pursuant to which Parent shall assume the obligations of the Company with respect to outstanding debt securities, Trust Preferred Securities or related guarantees as of the Closing (“Supplemental Instruments”) and any related certificates and other documents required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees. On the Closing Date, the Company and Parent, as and to the extent required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees, shall execute and deliver any such Supplemental Instrument and any related certificates and other documents.

6.17   Restructuring Efforts. If the Company shall have failed to obtain the Company Shareholder Approval at the duly convened Company Shareholders Meeting, or any adjournment or postponement thereof, the Company shall (i) in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein and/or (ii) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for adoption and approval; provided, however, that in the case of clause (i) only, the Company shall not have any obligation to agree to (A) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (B) enter into a restructuring of the transaction that adversely affects the Tax treatment of the Merger with respect to the shareholders of the Company.

6.18   Certain Policies. Prior to the Effective Time, to the extent permitted by Law, the Company shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.18 unless and until (i) Parent irrevocably acknowledges to the Company in writing that all conditions to its obligation to consummate the Merger have been satisfied, (ii) Parent irrevocably waives in writing any and all rights that it may have to terminate this Agreement and (iii) the Company has obtained the Company Shareholder Approval.

ARTICLE VII
CONDITIONS PRECEDENT

7.1   Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)   Regulatory Approvals. All Regulatory Approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(c)   No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(d)   Exchange Listing. Parent shall have filed with NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

(e)   Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4, nor shall proceedings for that purpose have been initiated or threatened by the SEC and be continuing.

(f)   Bank Merger. The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

7.2   Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)   Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than inaccuracies that are de minimis in amount and effect), Section 3.3(a), Section 3.3(b)(i), Section 3.8(a) and Section 3.22 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)   Company Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)   Opinion of Tax Counsel. Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

7.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in the first sentence of Section 4.1(a), Section 4.2 (other than inaccuracies that are de minimis in amount and effect), Section 4.3(a), Section 4.3(b)(i), and Section 4.8 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)   Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)   Parent Officer’s Certificate. The Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)   Opinion of Tax Counsel. The Company shall have received an opinion from Stradley Ronon Stevens & Young, LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Stradley Ronon Stevens & Young, LLP may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1   Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the shareholders of the Company:

(a)   by mutual written consent of Company and Parent;

(b)   by either the Company or Parent, if the Closing shall not have occurred on or before the End Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)   by either the Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction or order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)   by the Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach, if continuing on the Closing Date, would, individually or together with all such other then-uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)   by the Company, at any time during the five-day period commencing with the Determination Date, if both (i) the number obtained by dividing the Determination Date Average Closing Price by the Starting Price (the “Parent Ratio”) shall be less than 0.75, and (ii) (1) the Parent Ratio is less than (2) the number obtained by dividing the Determination Date Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.25 from the Index Ratio (such difference, the “Index Ratio Threshold”).

This Agreement shall terminate on the fifth (5th) Business Day following the date written notice of termination pursuant to this Section 8.1(e) is provided to Parent (the “Section 8.1(e) Termination Date”); provided, however, that the Company’s notice of termination pursuant to this Section 8.1(e) may be withdrawn at any time prior to the Section 8.1(e) Termination Date; provided, further, that during the five (5) business day period commencing with Parent’s receipt of such notice, Parent shall have the option to increase the Exchange Ratio (calculated to the nearest one-thousandth), such that the value of the Merger Consideration that each share of Company

Common Stock shall be entitled to receive in the Merger (calculated based on the Determination Date Average Closing Price) equals: an amount equal to the lesser of (1) the product of the Starting Price, 0.75 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(e)) or (2) (x) the product of the Index Ratio Threshold, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(e)) and the Determination Date Average Closing Price, divided by (y) the Parent Ratio. If Parent elects to increase the Exchange Ratio within such five (5) business day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(e) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 8.1(e).

For purposes of this Section 8.1(e), (i) “Determination Date” shall mean the later of (A) the date on which the last Regulatory Approval is received (for the avoidance of doubt, without the statutory waiting periods having expired), or (B) the date on which Company Shareholder Approval is obtained; (ii) “Determination Date Average Closing Price” shall mean the average of the per share closing prices of a share of Parent Common Stock on the Nasdaq during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date; (iii) “Starting Price” shall mean the closing price of a share of Parent Common Stock on the Nasdaq on the last trading day immediately preceding the date of the first public announcement of this Agreement; (iv) “Determination Date Index Price” shall mean the average of the closing prices of the S&P 600 Bank Index during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, as reported by Bloomberg LP (symbol: S6BANKX); and (v) “Initial Index Price” shall mean the closing price of the S&P 600 Bank Index on the last trading day immediately preceding the date of the first public announcement of this Agreement, as reported by Bloomberg LP (symbol: S6BANKX).

(f)   by Parent, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement in any respect, which breach, if continuing on the Closing Date, would, individually or together with all such other then-uncured breaches by the Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to the Company or by its nature or timing cannot be cured within such time period; or

(g)   by Parent, (i) if the Company has failed to make the Company Board Recommendation, (ii) upon a Change in Company Recommendation or (iii) if the Company has failed to comply in any material respect with its obligations under Section 6.3(a) and Section 6.9.

8.2   Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(c) (Access to Information), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability or damages arising out of any fraud or willful and material breach of any provision of this Agreement.

8.3   Termination Fee.

(a)   In the event that (i) before the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or the board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b) (if the Company Shareholder Approval has not theretofore been obtained) or (B) by Parent pursuant to Section 8.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company consummates an Alternative Transaction or enters into an Acquisition Agreement, in each case, whether or not relating to the same Acquisition Proposal as that referenced in clause (i), then the Company shall on the earlier of (x) the date an Alternative Transaction is consummated or (y) the date any such Acquisition Agreement is entered into, as applicable, pay Parent a fee equal to $8,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)   In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall, on the date of termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

(c)   Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company, respectively, would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.3 or any portion thereof, the Company shall pay to Parent its fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.3, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points for the period commencing as of the date that such overdue amount was originally required to be paid.

8.4   Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and the Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the Company.

8.5   Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1   No Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2   Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3   Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and delivered personally or sent by facsimile, by e-mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3, (ii) the date of transmission, if such notice or communication is delivered via e-mail to the e-mail address specified in this Section 9.3, upon confirmation of receipt, (iii) when received, if delivered personally or sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to the Company, to:

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, Pennsylvania 19335
Attention:   William J. Hieb
Fax:          (484) 359-3176
E-Mail:      whieb@DNBFirst.com

with a copy (which shall not constitute notice) to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7018
Attention:   Christopher S. Connell, Esq.
Fax:          (215) 564-8120
E-Mail:      cconnell@stradley.com

(b)	if to Parent, to:

S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701-3921
Attention:   Todd D. Brice
Fax:          (724) 465-1414
E-Mail:      Todd.Brice@stbank.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Matthew M. Guest, Esq.
Fax:          (212) 403-2341
E-Mail:      MGuest@wlrk.com

9.4   Interpretation. For the purposes of this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedules and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedules or the Parent Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedules or the Parent Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedules or the Parent Disclosure Schedules is or is not material for purposes of this Agreement.

9.5   Counterparts. This Agreement may be executed in counterparts, delivery of which may be made by facsimile or other electronic transmission (including in .pdf format) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6   Entire Agreement. This Agreement (including the Company Disclosure Schedules and the Parent Disclosure Schedules, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7   Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.8   Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any choice- or conflict-of-law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

(b)   EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.10   Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Indiana, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Company Equity Plans” shall mean the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, as amended and restated, and the 1995 Stock Option Plan of DNB Financial Corporation, as amended and restated.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of March 19, 2019, by and between the Company and Parent (as it may be amended from time to time).

“Contract” shall mean any contract, agreement, commitment, arrangement, understanding, franchise, indenture, lease, purchase order or license.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean June 5, 2020.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Knowledge” with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.10 of the Company Disclosure Schedules and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.10 of the Parent Disclosure Schedules.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, binding guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to the Company, Parent or the Surviving Corporation, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, properties, assets, liabilities, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided, that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry or interpretations thereof by courts or Governmental Entities, (C) changes after the date of this Agreement in global, national or regional political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock or Parent Common Stock (as applicable), in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships with customers or employees, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions taken or omitted to be taken with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Parent Share Value” shall mean the average closing price per share, rounded to the nearest cent, of Parent Common Stock on the NASDAQ for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date.

“party” or “parties” shall mean the Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Subordinated Note” shall mean the Subordinated Note, dated as of March 5, 2015, by and between the Company and Jersey Shore State Bank.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments in each case are in the nature of a tax, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.11   Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

9.12   Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

S&T BANCORP, INC.

By:	/s/ Todd D. Brice
	Name:	Todd D. Brice
	Title:	Chief Executive Officer

DNB FINANCIAL CORPORATION

By:	/s/ William J. Hieb
	Name:	William J. Hieb
	Title:	President and Chief Executive Officer

Annex B

June 5, 2019

Board of Directors
DNB Financial Corporation
4 Brandywine Avenue
Downingtown, PA 19335

Dear Board of Directors,

This letter sets forth the opinion of PNC FIG Advisory, Inc. (“PNC”) as to the fairness, from a financial point of view, to the holders of the common stock of DNB Financial Corporation (“DNB”) of Downingtown, Pennsylvania of the Exchange Ratio (as defined below) provided for in the merger of DNB with and into S&T Bancorp, Inc. (“S&T”) (such merger, the “Merger”). In the Merger, each share of the common stock, par value $1.00 per share, of DNB (“DNB Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.22 (the “Exchange Ratio”) shares of the common stock, par value $2.50 per share, of S&T (“S&T Common Stock”). Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we:

•	Reviewed a draft dated June 5, 2019 of the Agreement and Plan of Merger to be entered into by DNB and S&T (the “Merger Agreement”);
•	Reviewed DNB’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;
•	Reviewed DNB’s Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;
•	Reviewed S&T’s Form 10-K for the fiscal year ended December 31, 2018, including the financial statements contained therein;
•	Reviewed S&T’s Form 10-Q for the quarter ended March 31, 2019, including the financial statements contained therein;
•	Reviewed DNB First, National Association’s and S&T Bank’s respective quarterly call reports for March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018;
•	Reviewed other publicly available information regarding DNB and S&T, including research analysts’ estimates for S&T discussed with us by the management of S&T;
•	Reviewed certain non-public information provided to us by or on behalf of DNB and S&T, regarding DNB and S&T (including financial projections and forecasts for DNB provided to us by the management of DNB and long-term growth rate and other assumptions for S&T provided to us by the management of S&T) and projected cost savings anticipated by the management of S&T to be realized from the Merger;
•	Reviewed recently reported stock prices and trading activity of DNB Common Stock and S&T Common Stock;

•	Discussed the past and current operations, financial condition and future prospects of DNB and S&T with senior executives of DNB and S&T, respectively;
•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of DNB and S&T;
•	Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of DNB;
•	Considered S&T’s financial and capital position and certain potential pro forma financial effects of the Merger on S&T;
•	Considered the results of the process conducted by or on behalf of DNB, with our assistance, to solicit indications of interest from third parties with respect to a possible sale of DNB;
•	Conducted other analyses and reviewed other information we considered necessary or appropriate; and
•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of DNB and S&T (“Materials Received”) and publicly available information used in our analyses. PNC does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. Further, we have relied on the assurances of managements of DNB and S&T that they are not aware of any facts or circumstances that would make any of the Materials Received inaccurate or misleading. With respect to the financial projections and forecasts for DNB and research analysts’ estimates and long-term growth rate and other assumptions for S&T reviewed by us and other non-public information related to projected cost savings referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of DNB and S&T, as the case may be, as to the future financial performance of DNB and S&T and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any of the foregoing information reviewed by us or the assumptions on which they are based.

PNC FIG Advisory, Inc. is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of DNB and S&T has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of DNB, S&T or any other party, and we have not been furnished with any such valuation or appraisal.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. PNC does not have any obligation to update, revise or reaffirm this opinion. PNC expresses no opinion as to the actual value of S&T Common Stock when issued in the Merger or the prices at which DNB Common Stock or S&T Common Stock might trade at any time.

In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on DNB, S&T or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Merger or any related transaction. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which DNB might engage or the merits of the underlying decision by DNB to engage in the Merger. PNC expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise.

PNC’s fairness committee has approved the issuance of this fairness opinion letter.

DNB has engaged the services of PNC to act as its financial advisor in connection with the Merger and has agreed to pay PNC a fee for such services, a portion of which is payable upon presentation of this opinion and a significant portion of PNC’s fee is contingent upon the closing of the Merger. In addition, a portion of PNC’s fee became payable after the signing of our engagement agreement.

PNC FIG Advisory, Inc. is an indirect, wholly owned subsidiary of The PNC Financial Services Group, Inc. (“PNC Financial”), a large diversified financial services company. PNC Financial and its affiliates are engaged in a broad range of financial services and securities activities. PNC Financial or an affiliate (other than PNC FIG Advisory, Inc.) provides, or has provided, certain financial services to DNB First, National Association. We and our affiliates may from time to time purchase securities from, and sell securities to, DNB First, National Association and S&T Bank. In the future, PNC Financial may pursue opportunities to provide financial services to DNB or S&T, including the provision of investment banking or other consulting services by PNC FIG Advisory, Inc.

Our opinion is for the benefit of the Board of Directors of DNB (in its capacity as such) and our opinion is rendered to the Board of Directors of DNB in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, that the Exchange Ratio provided for in the Merger is fair to the holders of DNB Common Stock from a financial point of view.

Respectfully submitted,

/s/ PNC FIG Advisory, Inc.
PNC FIG Advisory, Inc.

Annex C

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 5, 2019, is entered into by and between S&T Bancorp., Inc., a Pennsylvania corporation (“Parent”), and the undersigned (the “Shareholder”), a shareholder of DNB Financial Corporation, a Pennsylvania corporation (the “Company”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) (all such shares, the “Existing Shares”);

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to the terms thereof, (c) the date of any amendment, restatement, modification, supplement or change of any provision of the Merger Agreement in effect as of the date hereof without the prior written consent of the Shareholder that either (i) reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement in effect as of the date hereof) or (ii) otherwise materially and adversely affects the Shareholder and (d) the mutual written consent of the parties hereto. If this Agreement is terminated for any reason, this Agreement shall become null and void and of no effect; provided that (i) this Section 2 and Sections 10 through 16 hereof shall survive any such termination, and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful material breach of any of its representations, warranties, covenants or other agreements set forth herein.
3.	Voting Agreement. From the date hereof until the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution or pursuant to any other equity awards or derivative securities (including any Company Restricted Stock Awards) or otherwise) (together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and in favor of any advisory, non-binding compensation proposal set forth in the Proxy Statement and submitted to the shareholders of the Company in connection with the Merger, (C) against any action or proposal in favor of an Acquisition Proposal or Alternative Transaction, without regard to the terms of such Acquisition Proposal or Alternative Transaction, and (D) against any action, proposal, transaction, agreement or amendment of the Company Articles of Incorporation or Company Bylaws, in each case, which would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder, trustee or similar capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intent and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

4.	Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares for tax planning, estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer Shares at such Shareholder’s death pursuant to Law or such Shareholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement) or (ii) surrender Shares to the Company in connection with the vesting of Company Restricted Stock Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting. In furtherance of the foregoing, the Shareholder hereby authorizes the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.
5.	Representations of the Shareholder. The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity), and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to the Shareholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (except for any of the foregoing as would not interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder); (d) the Shareholder beneficially owns and has the power to vote or direct the voting of the Shares; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws and except for any of the foregoing as would not interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

6.	Publicity. The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Form S-4, the Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.
7.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of the Company, with respect to any employment agreement between the Shareholder and the Company, Parent or their respective affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
8.	Assignment. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment shall relieve Parent of its obligations hereunder.
9.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.	Governing Law and Enforceability. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any choice- or conflict-of-law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania.

Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with Section 11.

11.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by nationally recognized overnight courier service if to the Shareholder, to the address set forth in Schedule A hereto, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.
12.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
13.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
14.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to Shareholder in his or her individual capacity as a shareholder of the Company, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company or any of its Subsidiaries or as a fiduciary for others, nothing in this Agreement shall be deemed to be an agreement of, or is intended to or shall limit, affect or restrict any actions taken, or failures to act, by the Shareholder in

Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries or (subject to Section 3) as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or failures to act shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from discharging Shareholder’s duties as a director or officer of the Company or any of its Subsidiaries or (subject to Section 3) as a fiduciary for others.

16.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature Pages Follow]

SIGNED as of the date first set forth above:

S&T BANCORP, INC.

By:

[Additional Signatures on Next Page]

[Signature Page to Voting Agreement]

SHAREHOLDER:

By:

[Signature Page to Voting Agreement]

Schedule A

Shareholder Information

Name and Address for Notices
c/o DNB Financial Corporation 4 Brandywine Avenue, Downingtown, PA 19335

C-A-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person that was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s bylaws provides indemnification of directors, officers and other agents of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 501 of S&T’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under S&T’s Articles of Incorporation, as amended from time to time, an agreement or vote of shareholders or disinterested directors or otherwise. As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s bylaws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article V, Section 501 of the bylaws of S&T.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of June 5, 2019, by and between DNB Financial Corporation and S&T Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).*

3.1	Articles of Incorporation of S&T Bancorp, Inc. (filed as Exhibit B to Form S-4 Registration Statement (No. 2-83565) of S&T Bancorp, Inc., dated May 5, 1983, and incorporated herein by reference).
3.2
Amendment to Articles of Incorporation of S&T Bancorp, Inc. (filed as Exhibit 3.2 to Form S-4 Registration Statement (No. 33-02600) of S&T Bancorp, Inc. dated January 15, 1986, and incorporated herein by reference).

3.3
Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective May 8, 1989 (filed as Exhibit 3.3 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998, and incorporated herein by reference).

3.4
Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective July 21, 1995 (filed as Exhibit 3.4 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998, and incorporated herein by reference).

3.5
Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective June 18, 1998 (filed as Exhibit 3.5 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ended December 31, 1998, and incorporated herein by reference).

3.6
Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective April 21, 2008 (filed as Exhibit 3.1 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2008, and incorporated herein by reference).

3.7	Certificate of Designations for the Series A Preferred Stock. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K (filed on January 15, 2009, and incorporated herein by reference).
3.8	Amended and Restated By-Laws of S&T Bancorp, Inc. (filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on January 30, 2019, and incorporated herein by reference).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued.**
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.**
8.2	Opinion of Stradley Ronon Stevens and Young, LLP regarding certain tax matters.**
21.1	Subsidiaries of S&T Bancorp, Inc. (filed as Exhibit 21.1 to S&T Bancorp, Inc.’s Form 10-K for the year ended December 31, 2018 filed on February 21, 2019 and incorporated herein by reference).
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).**
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).**
23.3	Consent of Stradley Ronon Stevens and Young, LLP (included in Exhibit 8.2).**
23.4	Consent of Ernst & Young LLP (with respect to S&T Bancorp, Inc.)
23.5	Consent of KPMG LLP (with respect to S&T Bancorp, Inc.)
23.6	Consent of BDO USA, LLP (with respect to DNB Financial Corporation)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Consent of PNC FIG Advisory, Inc.
99.2	Form of proxy card of DNB Financial Corporation**
99.3	Form of Voting Agreement (attached as Annex C to the proxy statement/prospectus contained in this Registration Statement).
*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. S&T Bancorp, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	To be filed by amendment.

Item 22. Undertakings. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date on which it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145I, the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.
(11)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement report to be signed on its behalf by the undersigned hereunto duly authorized.

S&T BANCORP, INC.

By:	/s/ Todd D. Brice
Todd D. Brice
Chief Executive Officer

Date: July 11, 2019

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers whose signature appears below constitutes and appoints Todd D. Brice and Mark Kochvar, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign this and/or any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 11, 2019.

Signature	Title

/s/ Todd D. Brice	Chief Executive Officer and Director (Principal Executive Officer)
Todd D. Brice

/s/ Mark Kochvar	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mark Kochvar

/s/ Melanie Lazzari	Executive Vice President, Controller
Melanie Lazzari

/s/ David G. Antolik	President and Chief Lending Officer and Director
David G. Antolik

Director
Christina A. Cassotis

/s/ Michael J. Donnelly	Director
Michael J. Donnelly

/s/ James T. Gibson	Director
James T. Gibson

Director
Jeffrey D. Grube

/s/ Jerry D. Hostetter	Director
Jerry D. Hostetter

Director
Frank W. Jones

/s/ Robert E. Kane	Director
Robert E. Kane

Director
James C. Miller

/s/ Frank J. Palermo	Director
Frank J. Palermo

/s/ Christine J. Toretti	Chair of the Board and Director
Christine J. Toretti

Director
Steven J. Weingarten